Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND AMONG

LORDSTOWN MOTORS CORP.,

LORDSTOWN EV CORPORATION,

LORDSTOWN EV SALES LLC,

LAS CAPITAL LLC,

AND

STEPHEN S. BURNS (solely for purposes of Article X)

DATED AS OF SEPTEMBER 29, 2023

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

Section 1.1	Definitions	2
Section 1.2	Construction	12

ARTICLE II

PURCHASE AND SALE

Section 2.1	Purchase and Sale of Assets	13
Section 2.2	Excluded Assets	14
Section 2.3	Assumed Liabilities	16
Section 2.4	Excluded Liabilities	17
Section 2.5	Assumption and Assignment of Certain Contracts	17

ARTICLE III

PURCHASE PRICE; DEPOSIT

Section 3.1	Purchase Price	19
Section 3.2	Deposit Escrow	19
Section 3.3	Allocation	20
Section 3.4	Withholding	20

ARTICLE IV

THE CLOSING

Section 4.1	Time and Place of the Closing	20
Section 4.2	Deliveries by the Seller	21
Section 4.3	Deliveries by the Buyer	21

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLING ENTITIES

Section 5.1	Organization, Standing and Power	22
Section 5.2	Authority; Execution and Delivery; Enforceability	22
Section 5.3	No Conflicts	23
Section 5.4	Legal Proceedings; Compliance with Law	23

i

ii

SCHEDULES

EXHIBITS

Exhibit A            Form of Sale Order

iii

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of September 29, 2023 by and among Lordstown Motors Corp., a Delaware corporation (the “Seller”), Lordstown EV Corporation, a Delaware corporation (“Lordstown EV”), Lordstown EV Sales LLC, a Delaware limited liability company (“Lordstown Sales,” and together with the Seller and Lordstown EV, the “Selling Entities”), LAS Capital LLC, a Delaware limited liability company (the “Buyer”), and, for purposes of Article X only, Stephen S. Burns, an individual (the “Guarantor”). Capitalized terms used but not otherwise defined herein have the meanings set forth in Article I.

RECITALS

WHEREAS, the Selling Entities commenced voluntary cases under the Bankruptcy Code in the Bankruptcy Court on June 27, 2023 (the “Petition Date”), which cases are being jointly administered for procedural purposes as In re Lordstown Motors Corp., et al., Bankr. D. Del. Case No. 23-10831 (MFW) (collectively, the “Bankruptcy Cases”);

WHEREAS, each Selling Entity continues in possession of its assets and is authorized under the Bankruptcy Code to continue the operation of its businesses as a debtor-in-possession;

WHEREAS, the Buyer desires to purchase from the Selling Entities, and the Selling Entities desire to sell to the Buyer, the Purchased Assets (as defined below), and the Buyer desires to assume from the Selling Entities, the Assumed Liabilities (as defined below), in each case pursuant to the terms and subject to the conditions set forth herein;

WHEREAS, the Selling Entities and the Buyer have agreed that the sale, assignment, conveyance, delivery and transfer of the Purchased Assets by the Selling Entities to the Buyer and the assumption of the Assumed Liabilities by the Buyer from the Selling Entities, shall be effected pursuant to sections 105, 363, and 365 of the Bankruptcy Code on the terms and subject to the conditions of this Agreement; and

WHEREAS, in connection with the Bankruptcy Cases and on the terms and subject to the conditions contained herein, following entry of the Sale Order finding the Buyer as the prevailing bidder at the Auction (if any), the Selling Entities shall sell and transfer to the Buyer, and the Buyer shall purchase and acquire from the Selling Entities, pursuant to sections 105, 363, and 365 of the Bankruptcy Code, the Purchased Assets, and the Buyer shall assume from the Selling Entities the Assumed Liabilities, all as more specifically provided herein and in the Sale Order.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1         Definitions. A defined term has its defined meaning throughout this Agreement and in each Exhibit and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined. As used in this Agreement, the following terms have the meanings specified below:

“Accounts Receivable” means any and all (i) accounts receivable, notes receivable and other amounts receivable owed to the Selling Entities (whether current or non-current), together with all security or collateral therefor and any interest or unpaid financing charges accrued thereon, including all causes of action pertaining to the collection of amounts payable, or that may become payable, to the Selling Entities with respect to products sold or services performed on or prior to the Closing Date, (ii) license and royalty receivables, (iii) rebate receivables from suppliers or vendors and (iv) other amounts due to the Selling Entities, classified as accounts receivable in accordance with GAAP.

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person. For purposes of this definition, “control” (and any similar term) means the power of one or more Persons (directly or indirectly through one or more intermediaries) to direct, or cause the direction of, the management or affairs of another Person by reason of ownership of voting interests or by Contract or otherwise.

“Agreement” has the meaning given to such term in the Preamble hereto.

“Allocation” has the meaning given to such term in Section 3.3.

“Alternative Transaction” means the sale, transfer or other disposition, directly or indirectly, including through an asset sale, share sale, merger, plan of arrangement, issuance, financing, recapitalization, amalgamation, liquidation or other similar transaction, including a plan of reorganization approved by the Bankruptcy Court, or resulting from the Auction, of a material portion of the Purchased Assets in one transaction or a series of transactions with one or more Persons other than the Buyer or its Affiliates.

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement to be executed and delivered by the Buyer and the Selling Entities at the Closing, in form and substance reasonably satisfactory to each of the Buyer and the Seller.

“Assumed Agreements” has the meaning given to such term in Section 2.1(e).

“Assumed Liabilities” has the meaning given to such term in Section 2.3.

“Auction” has the meaning given to such term in Section 7.10(a).

“Back-Up Bidder” has the meaning given to such term in Section 7.10(c).

“Bankruptcy Cases” has the meaning given to such term in the Recitals hereto.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq, as amended.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or such other court having competent jurisdiction over the Bankruptcy Cases.

“Benefit Plan” means each material (i) “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, (ii) end of service or severance, termination protection, retirement, pension, profit sharing, deferred compensation, equity or equity-based, health or welfare, employment, independent contractor, vacation, change in control, transaction, retention, bonus or other incentive, fringe benefit, paid time off or similar plan, agreement, arrangement, program or policy, or (iii) other plan, Contract, policy, or arrangement providing compensation or benefits, and in the case of each clause (i) through (iii) whether or not written.

“Bidding Procedures and Sale Motion” means the Debtors’ Motion for Entry of an Order (I) (A) Establishing Bidding and Auction Procedures, (B) Scheduling Certain Dates With Respect Thereto, (C) Approving the Form and Manner of Notice Thereof, (D) Approving Contract Assumption and Assignment Procedures, and (E) Granting Other Related Relief; and (II) (A) Authorizing the Debtors to Enter Into a Definitive Purchase Agreement and (B) Granting Other Related Relief [Docket No. 16].

“Bidding Procedures Order” means the Order of the Bankruptcy Court dated as of August 8, 2023, among other matters, (i) approving implementation in all material respects of the bidding procedures attached to the Bidding Procedures and Sale Motion, (ii) approving implementation of procedures for the assumption and the assignment of the Assumed Agreements and the Assumed Real Property Leases, (iii) authorizing the Selling Entities to select one or more Stalking Horse Bidders (as defined in the Bidding Procedures Order) and provide bid protections to the Stalking Horse Bidder, subject to further approval by the Bankruptcy Court; and (iv) other related relief.

“Bill of Sale” means the Bill of Sale to be executed and delivered by the Selling Entities to the Buyer at the Closing, in form and substance reasonably satisfactory to each of the Buyer and the Seller.

“Business” means the business of design, production and sale of electric light duty vehicles focused on the commercial fleet market, as conducted by the Selling Entities as of the Closing.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required by Law to be closed in New York, New York.

“Buyer” has the meaning given to such term in the Preamble hereto.

“Buyer Default Termination” has the meaning given to such term in Section 3.2(b).

“Cap” has the meaning given to such term in Section 10.17(a).

“Cash” means the aggregate of all of the Selling Entities’ cash (including petty cash and checks received on the Closing Date), checking account balances, marketable securities, short-term instruments, bankers’ acceptances, and any other cash equivalents, whether on hand, in transit, in banks or other financial institutions, or otherwise held.

“Cash Purchase Price” has the meaning given to such term in Section 3.1(a).

“Claim” has the meaning given to such term in Section 101(5) of the Bankruptcy Code.

“Closing” has the meaning given to such term in Section 4.1.

“Closing Date” has the meaning given to such term in Section 4.1.

“Code” means the U.S. Internal Revenue Code of 1986.

“Competing Bid” means any bid, offer or proposal contemplating an Alternative Transaction.

“Confidentiality Agreement” means the Confidentiality Agreement by and between the Seller and the Buyer, dated July 17, 2023.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Order of the Bankruptcy Court that deems, or renders unnecessary, the same), including Governmental Authorizations.

“Contract” means any written, legally binding agreement, lease, contract, deed, mortgage, license, note, undertaking, arrangement or other commitment.

“Cure Payments” has the meaning set forth in Section 2.5(e).

“Current Representation” has the meaning given to such term in Section 10.16(a).

“Deal Communications” means, at any time at or prior to the Closing, all communications (whether before, at or after the Closing and whether in writing, electronic or other form) between internal or external legal counsel, on the one hand, and any Selling Entity or any of their respective Affiliates or any of their respective Representatives, on the other hand, that relate in any way to the Transactions or the Bankruptcy Cases that are entitled to any attorney-client privilege or an expectation of client confidence or any other rights to any evidentiary privilege.

“Deposit” has the meaning given to such term in Section 3.2(a).

“Disclosure Limitations” has the meaning given to such term in Section 7.2(a).

“Disclosure Schedule” has the meaning given to such term in the Preamble to Article V.

“Due Diligence Materials” has the meaning given to such term in Section 6.8(a)(i).

“Elaphe Amendment” has the meaning given to such term in Section 7.17.

“Elaphe License Agreement” means the License Agreement, dated as of March 16, 2020, by and between Elaphe Propulsion Technologies Ltd. and Seller, as amended.

“Employees” means all employees of the Selling Entities, including those on disability or a leave of absence, whether paid or unpaid.

“Encumbrances” means any charge, claim, lien (statutory or otherwise), possessory interest, mortgage, lease, hypothecation, encumbrance, pledge, security interest or similar right, option, right of use, first offer or first refusal, preemptive right, easement, servitude, restrictive covenant or condition, encroachment or similar restriction or “Interests” (as defined in the Sale Order), whether arising prior to or subsequent to the commencement of the Bankruptcy Cases (but, in any event, prior to the Closing), and whether voluntarily incurred or arising by operation of Law.

“Endurance Truck” means the electric full-size pickup truck manufactured by the Seller.

“Enforcement Costs” has the meaning given to such term in Section 9.2.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Escrow Agent” means Citibank, N.A.

“Escrow Agreement” means that certain Escrow Agreement, dated as of September 7, 2023, by and between the Seller and the Escrow Agent.

“Exchange Act” means the United States Securities Exchange Act of 1934.

“Excluded Assets” has the meaning given to such term in Section 2.2.

“Excluded Liabilities” has the meaning given to such term in Section 2.4.

“Excluded Server” has the meaning given to such term in Section 2.2(y).

“Final Allocation” has the meaning given to such term in Section 3.3.

“Final Order” means (a) an Order of the Bankruptcy Court or (b) an Order of any other court having jurisdiction over any appeal from (or petition seeking certiorari or other review of) any Order of the Bankruptcy Court, in each case as to which the time to file an appeal, a motion for rehearing or reconsideration or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending; provided, however, that the possibility of a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure or local rules of the Bankruptcy Court, may be filed relating to such Order shall not prevent such Order from being a Final Order.

“Fraud” means, with respect to any party hereto, such party’s actual and intentional common law fraud, meaning that such party (a) made a materially false representation or warranty set forth in Article V or Article VI, (b) knew that such representation or warranty was materially false when such representation or warranty was made and (c) the other party relied on such breached representations and warranties to its detriment; provided that Fraud shall not include any equitable fraud, negligent misrepresentation, promissory fraud, unfair dealings, extra-contractual fraud or any other fraud or torts based on recklessness or negligence.

“Fundamental Representations” means the representations and warranties of the Selling Entities set forth in Sections 5.1, 5.2, 5.8(a) and 5.9.

“GAAP” means generally accepted accounting principles in the United States.

“Government List” means any list maintained by any agency or department of any applicable Governmental Authority of Persons, organizations or entities subject to international trade, export, import or transactions restrictions, controls or prohibitions, including (a) the Denied Persons List and Entities List maintained by the U.S. Department of Commerce, (b) the List of Specially Designated Nationals and Blocked Persons and the List of Sectoral Sanctions Identification maintained by the U.S. Department of Treasury, and (c) the Foreign Terrorist Organizations List and the Debarred Parties List maintained by the U.S. Department of State.

“Governmental Authority” means any United States or non-United States national, federal, municipal, state, provincial, territorial, or local governmental or quasi-governmental, administrative or regulatory authority, department, agency, board, bureau, official, commission, body or other similar authority or instrumentality (including any self-regulatory authority, securities exchange, court or similar tribunal).

“Governmental Authorization” means any permit, license, certificate, approval, consent, waiver, permission, clearance, designation, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any applicable Law.

“Guaranteed Obligations” has the meaning given to such term in Section 10.17.

“Guarantor” has the meaning given to such term in the Preamble hereto.

“Intellectual Property Rights” means all intellectual property rights, including the following types, which may exist or be created under the Laws of any jurisdiction in the world, whether subject to registration, application for registration, or otherwise: (a) copyrights and any other rights associated with works of authorship and copyrightable subject matter (whether registered or unregistered), including moral rights or any other special rights of authorship (“Copyrights”), (b) Trademarks, (c) Trade Secrets, and (d) patent rights, (e) Technology, (f) rights of publicity, privacy rights, and rights to personal information, (g) any rights in or relating to registrations, renewals, extensions, continuations, divisions, and reissues of, and applications for, any of the foregoing rights, and (h) all rights and remedies (including the right to sue for and recover damages) against past, present, and future infringement, misappropriation, or other violation relating to any of the foregoing.

“Inventory” means all inventory (including raw materials, component parts, spare parts, products in-process, finished products and goods in transit, but excluding vehicles) owned or used (or held for use) by any of the Selling Entities, wherever located and whether in the Selling Entities’ facilities, held by any third parties or otherwise.

“IP Assignment Agreement” means one or more intellectual property assignment agreements to be executed and delivered by the Selling Entities, as applicable, to the Buyer at the Closing, in each case in form and substance reasonably satisfactory to each of the Buyer and the Seller.

“IP Contract” means any Contract (a) pursuant to which a license or non-assertion is granted to a Selling Entity with respect to any Intellectual Property Right that is material to the Purchased Assets, or (b) that materially affects a Selling Entity’s ownership of, or the validity or enforceability of, any material Seller IP, in each case ((a) and (b)), other than (i) Contracts for non-exclusive rights to generally commercially available software, services, hardware or other technology and (ii) Open Source Software, in each case ((i) and (ii)), entered into in the ordinary course of business.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” means, as to a particular matter, with respect to any Selling Entity, the actual knowledge of any of the individuals listed on Section 1.1(a)(i) of the Disclosure Schedule without inquiry or investigation and, with respect to the Buyer, the actual knowledge of any of the individuals listed on Section 1.1(a)(ii) of the Disclosure Schedule without inquiry or investigation. Where any representation, warranty or other provision of any Selling Entity in this Agreement refers to a notice or written notice having been delivered or received by any Selling Entity, or any of their respective Affiliates, such representation, warranty or other provision shall be interpreted to include only any notice to the individuals listed in the immediately preceding sentence or any notice of which one of such individuals has actual knowledge, without any implication that any such Person has made any inquiry or investigation as to the sending or receipt of such notice.

“Law” means any federal, state, provincial, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, determination, decision or opinion of any Governmental Authority.

“Legal Restraint” has the meaning given to such term in Section 8.1(a).

“Liability” means any and all Claims, debts, indebtedness, liens, losses, damages, adverse Claims, liabilities, fines, penalties, duties, responsibilities, obligations and expenses (including reasonable attorneys’ fees and reasonable costs of investigation and defense) of any kind, character, or description, in each case, whether known or unknown, direct or indirect, fixed, absolute or contingent, matured or unmatured, accrued or unaccrued, asserted or unasserted, ascertained or ascertainable, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, vested or unvested, executory, determined, determinable, in contract, tort, strict liability, or otherwise, or otherwise due or to become due, and whether or not required to be recorded or reflected on a balance sheet under GAAP.

“Lordstown EV” has the meaning given to such term in the Preamble hereto.

“Lordstown Sales” has the meaning given to such term in the Preamble hereto.

“Material Adverse Effect” means any event, change, condition, occurrence or effect that individually or in the aggregate has had a material adverse effect on the Purchased Assets, taken as a whole; provided, however, that none of the following events, changes, conditions, circumstances, developments or effects (or the results thereof) shall be deemed to constitute a “Material Adverse Effect” and shall not be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred: (a) the execution, announcement or pendency of this Agreement or the filing of the Petitions (including any action or inaction by the customers, suppliers, landlords, employees, consultants or competitors of the Selling Entities and their respective Affiliates as a result thereof) and compliance with the express provisions of this Agreement or the consummation of the Transactions (including the impact thereof on the relationships, contractual or otherwise, of the Business with labor unions, financing sources, customers, employees, suppliers or partners or other business relationships), (b) the filing or pendency of the Petitions, the Auction or the Bankruptcy Cases, including, any objections in the Bankruptcy Court to (i) this Agreement or the Transactions, (ii) the Sale Order or the reorganization or liquidation of the Selling Entities and their respective Affiliates, (iii) the Bidding Procedures and Sale Motion or the Bidding Procedures Order or (iv) any other Order of the Bankruptcy Court or any actions or omissions of the Selling Entities in compliance therewith, (c) actions or omissions taken or not taken by or on behalf of the Selling Entities or any of their respective Affiliates at the written request of the Buyer or its Affiliates, (d) actions taken by the Buyer or its Affiliates, (e) the failure of any Selling Entity or its Affiliates to meet any internal or published projections, forecasts, estimates or predictions (provided, that this clause (e) shall not prevent a determination that any change, event, circumstance or effect underlying such failure has resulted in a Material Adverse Effect, unless such change, event, circumstance or effect is otherwise excepted by this definition), (f) changes in Law or GAAP or other applicable accounting principles or standards in the United States or elsewhere, or changes in the interpretation or enforcement of any of the foregoing; (g) volcanic eruptions, tsunamis, effects of climate change, earthquakes, floods, storms, hurricanes, tornadoes, fires, epidemics, pandemics, disease outbreak, public health crises, acts of god or natural or man-made disasters, in each case, including any direct or indirect consequence or condition thereof, including outbreaks or additional waves of outbreaks of any contagious diseases (including influenza, COVID-19 or any variation thereof), (h) changes in general economic conditions, currency exchange rates or United States or international securities, currency, debt or equity markets, (i) general trends, events or conditions generally affecting the industry, markets or geographic areas in which the Business operates, including supply chain disruptions, labor strikes and changes in customer or supplier behavior, (j) national or international hostilities, acts of terror, police actions, civil unrest, sabotage, cyber attacks, war (whether or not declared), any local, regional, national or international political or social conditions or any escalation or worsening of any of the foregoing and (k) the cessation of business activity by the Selling Entities; provided, however, that, in the case of clauses (f), (g), (h), (i) and (j), such events, changes, conditions, circumstances, developments or effects shall be taken into effect in determining whether any such material adverse effect has occurred to the extent that any such events, changes, conditions, circumstances, developments or effects have a material and disproportionate adverse effect on the Purchased Assets, taken as a whole, relative to similar assets being used in similar businesses operating in the industry or markets in which the Business operates, but only to the extent of such disproportionate impact.

“Nonparty Affiliate” has the meaning given to such term in Section 10.7.

“Non-Real Property Contracts” means the Contracts to which any Selling Entity is a party other than the Real Property Leases.

“Offered Employee” has the meaning given to such term in Section 7.7(a).

“Open Source Software” means any software that is licensed pursuant to a license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses/alphabetical or that is considered “free” or “open source software” by the Free Software Foundation.

“Order” means any order, writ, judgment, injunction, decree, rule, ruling, directive, determination or award made, issued or entered by or with any arbitrator or Governmental Authority, whether preliminary, interlocutory or final, including by the Bankruptcy Court in the Bankruptcy Cases (including the Sale Order).

“Outside Date” has the meaning given to such term in Section 9.1(b)(iii).

“Permitted Encumbrances” means: (a) Encumbrances for Taxes, special assessments or other governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings, in each case for which there is no material risk of foreclosure or seizure, (b) non-exclusive licenses of, or other grants of rights to use, Seller IP, granted in the ordinary course of business, (c) Encumbrances arising from applicable Laws of general application which do not interfere with the current operation of the Purchased Assets in any material respect, (d) Encumbrances contained in the Assumed Agreements and (e) any Encumbrance that will be removed or released upon entry and by operation of the Sale Order.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, group, trust, association or other organization or entity or Governmental Authority. References to any Person include such Person’s successors and permitted assigns.

“Petition” means the voluntary petition under the Bankruptcy Code filed with the Bankruptcy Court by the Selling Entities that are debtors in the Bankruptcy Cases.

“Petition Date” has the meaning given to such term in the Recitals hereto.

“Pre-Closing Tax Period” means any taxable period ending on or prior to the Closing Date and the portion of a Straddle Period ending on (and including) the Closing Date.

“Proceeding” has the meaning given to such term in Section 5.4(a).

“Purchase Price” has the meaning given to such term in Section 3.1(a).

“Purchased Assets” has the meaning given to such term in Section 2.1.

“Purchased Server” has the meaning given to such term in Section 2.1(f).

“Real Property Leases” means all leases, subleases and other occupancy Contracts with respect to real property to which any Selling Entity is a party.

“Registered IP” means all Seller IP that is registered, or applied for with the United States Patent and Trademark Office, United States Copyright Office, domain name registry or any foreign equivalent office, including as set forth in Section 1.1(b) of the Disclosure Schedule, and any rights in or relating to registrations, renewals, extensions, continuations, divisions, and reissues of, and applications for, any of the foregoing rights.

“Representatives” means, with respect to a particular Person, any director, officer, employee or other authorized representative of such Person or its Subsidiaries, including such Person’s attorneys, accountants, financial advisors and other advisors, each in their capacities as such.

“Sale Hearing” means the hearing at which the Bankruptcy Court considers approval of the Sale Order.

“Sale Order” has the meaning given to such term in Section 8.1(b).

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” means collectively, all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including all exhibits, amendments and supplements thereto) filed or furnished by the Seller with the SEC under the Securities Act or the Exchange Act since January 1, 2022 and prior to the date hereof.

“Securities Act” means the United States Securities Act of 1933.

“Seller” has the meaning given to such term in the Preamble hereto.

“Seller Brand Names” means Trademarks owned by any of the Selling Entities and used or held for use in the production and sale of Endurance Trucks, and any associated goodwill, including as set forth on Section 1.1(c) of the Disclosure Schedule.

“Seller IP” means all Seller Brand Names, Technology and other Intellectual Property Rights, in each case, owned by the Selling Entities and used or held for use in the Business, including as set forth on Section 1.1(d) of the Disclosure Schedule.

“Selling Entities” has the meaning given to such term in the Preamble hereto.

“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, (a) any corporation or similar entity of which more than 50% of the securities or interests having, by their terms, ordinary voting power to elect a majority of the members of the board of directors, or other persons performing similar functions with respect to such corporation or similar entity, is held, directly or indirectly by such Person and (b) any partnership, limited liability company or similar entity of which (i) such Person is a general partner or managing member or has the power, directly or indirectly, to direct the policies, management or affairs of such partnership, limited liability company or similar entity, or (ii) such Person possesses, directly or indirectly, a 50% or greater interest in the total capitalization or total income of such partnership, limited liability company or similar entity.

“Tax” means (a) any and all U.S. federal, state and local, non-U.S. and other taxes, charges, fees, duties, levies, tariffs, imposts, tolls, customs or other similar assessments, including all net income, gross income, gross receipts, license, lease, service, service use, payroll, employment, fringe, fringe benefits, excise, severance, stamp, occupation, premium, environmental, customs duties, capital stock, ad valorem, value added, unclaimed property, escheat, inventory, franchise, profits, branch profits, profit share, withholding, social security, unemployment, pension plan, health, disability, real property, personal property, windfall profits, wealth, net wealth, net worth, export fees and charges, registration fees, deposits, sales, use, transfer, registration, alternative or add-on minimum or estimated tax, fee, assessment, custom, duty, levy, tariff, impost, toll or charge of any kind whatsoever imposed by any Governmental Authority, together with any interest, penalty, inflationary adjustment, addition to tax, fine, or other addition thereto, (b) any and all liability for the payment of any item described in clause (a) above arising from, through, attributable to, or with respect to a place of business, permanent establishment, or a branch or as a result of being (or ceasing to be) a member of a fiscal unity, affiliated, consolidated, combined, unitary or other similar group (or being included) in any Tax Return related to such group, (c) any and all liability for the payment of any amount as a result of any successor or transferee liability, in respect of any item described in clause (a) or (b) above, and (d) any and all liability for the payment of any item described in clause (a) or (b) above as a result of, or with respect to, any express or implied obligation to indemnify any other Person pursuant to any tax sharing, tax indemnity or tax allocation agreement or similar agreement or arrangement with respect to taxes.

“Tax Return” means any return, Claim for refund, declaration, report, statement, information return or other similar document (including any related or supporting information, amendments, schedule or supplements of any of the foregoing) filed or required to be filed with, or supplied or required to be supplied to, any Governmental Authority with respect to Taxes.

“Technology” means algorithms, applied programming interfaces, apparatus, designs, drawings, data collections, Truck Data, diagrams, systems, procedures, processes, methods, methodologies, models, formulas, inventions (whether or not patentable), discoveries, improvements, know-how, methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, tools, user interfaces, technical engineering and manufacturing information and materials including engineering plans and bills of materials, web sites, works of authorship and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, such as instruction manuals, laboratory notebooks, prototypes, samples, studies and summaries).

“Termination Fee” has the meaning given to such term in Section 9.2.

“Trade Secrets” means any trade secret or other material confidential or non-public information and know-how, that derives any economic value from its ongoing confidentiality.

“Trademarks” means trademarks, service marks, trade name rights, business names, corporate names, domain names, social media addresses and handles, trade dress, logos, slogans, design rights and other similar indicia of origin, together with the goodwill symbolized by any of the foregoing.

“Transaction Documents” means this Agreement, the Assignment and Assumption Agreement, the Bill of Sale, the IP Assignment Agreement(s), and the Escrow Agreement.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the purchase and sale of the Purchased Assets in exchange for the Purchase Price and the assumption of the Assumed Liabilities.

“Transfer Taxes” has the meaning given to such term in Section 7.8(a).

“Transferred Employee” has the meaning given to such term in Section 7.7(a).

“Transition Period” has the meaning given to such term in Section 7.2(b).

“Truck Data” means all vehicle operating data (i.e., telematics) in the possession and control of the Selling Entities and to the extent related to the Purchased Assets, to the extent and in the form that such Truck Data is owned by the Selling Entities as of the Closing.

“W&C” has the meaning given to such term in Section 10.16(a).

Section 1.2      Construction. The terms “hereby,” “hereto,” “hereunder” and any similar terms as used in this Agreement refer to this Agreement in its entirety and not only to the particular portion of this Agreement where the term is used. The term “or” shall not be exclusive. The terms “including,” “includes” or similar terms when used herein means “including, without limitation.” The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms, and the masculine gender shall include the feminine and neuter genders, and vice versa, as the context shall require. Any reference to a Law hereunder shall mean such Law as from time to time amended, modified or supplemented, including all rules and regulations promulgated thereunder, unless the context requires otherwise. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period will be excluded. If the last day of such period is a day other than a Business Day, the period in question will end on the next succeeding Business Day. Any reference to “days” means calendar days unless Business Days are expressly specified. The word “will” shall be construed to have the same meaning and effect as the word “shall.” When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Unless otherwise specifically indicated, any reference herein to “$” means U.S. dollars. Words imparting the singular number only shall include the plural and vice versa. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”.

ARTICLE II

PURCHASE AND SALE

Section 2.1         Purchase and Sale of Assets. Pursuant to sections 105, 363, and 365 of the Bankruptcy Code and on the terms and subject to the conditions contained in this Agreement and subject to entry by the Bankruptcy Court of the Sale Order, at the Closing, the Selling Entities shall sell, assign, convey, transfer and deliver to the Buyer, and the Buyer shall purchase, acquire and accept from the Selling Entities, all of the Selling Entities’ right, title and interest, free and clear of all Encumbrances (other than Permitted Encumbrances), in, to and under all of the properties, rights, interests and other tangible and intangible assets of the Selling Entities as at the Closing to the extent set forth in this Section 2.1, wherever located, in each case, except as otherwise specified in this Section 2.1 (collectively, the “Purchased Assets”); provided, however, that the Purchased Assets shall not include any Excluded Assets:

(a)        except as set forth in Section 2.2(x) of the Disclosure Schedule, all vehicles owned by the Selling Entities;

(b)        all items of machinery owned by the Selling Entities, including the hub motor assembly lines, the battery module assembly lines, the battery pack assembly lines and related or associated machinery;

(c)        all Seller IP, and any Claims or causes of action for past, present and future misappropriation, misuse or infringement of the Seller IP against any Person;

(d)        all Inventory owned by any of the Selling Entities, whether in the Selling Entities’ facilities, held by any third parties or otherwise;

(e)        subject to modification pursuant to Section 2.5, all IP Contracts set forth on Section 2.1(e) of the Disclosure Schedule (the “Assumed Agreements”);

(f)        subject to Section 2.2(y), all desktops and laptops owned by any of the Selling Entities, whether in the Selling Entities’ facilities, held by any third parties or otherwise, only to the extent such items are allocated to any Transferred Employee by the Selling Entities and all CAD terminals and servers (each, a “Purchased Server”) owned by any of the Selling Entities that are used or held for use in the design and production of the Endurance Trucks or any other vehicle or product intended for production, research and development or demonstration;

(g)        all books, records, information, files, data and plans (whether written, electronic or in any other medium), advertising and promotional materials and similar items of the Selling Entities, in each case, to the extent relating to the Purchased Assets, including (i) customer and supplier lists and mailing lists, (ii) Tax Returns and Tax records related to any Taxes imposed on or with respect to a Purchased Asset or any Assumed Liability, and (iii) passwords necessary to access any of the Purchased Assets;

(h)        subject to Section 2.2(l) and excluding Claims or rights set forth in Section 2.1(h) of the Disclosure Schedule or under Chapter 5 of the Bankruptcy Code, to the extent arising out of events occurring on or prior to the Closing (including, for the avoidance of doubt, events arising prior to the commencement of the Bankruptcy Cases), (i) all rights, Claims and causes of action of the Selling Entities, against Persons (including, suppliers, vendors, merchants and manufacturers) and (ii) all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Selling Entities, in each case of clauses (i) and (ii), (A) solely to the extent related to the other Purchased Assets and Assumed Liabilities and (B) not related to Taxes; and

(i)         all rights of the Selling Entities under non-disclosure or confidentiality agreements to the extent relating to any of the foregoing Purchased Assets.

Section 2.2         Excluded Assets. Notwithstanding any provision herein to the contrary, the Selling Entities shall retain all of their existing rights, title and interest to, all assets, rights and properties that are not specifically identified for inclusion in the Purchased Assets in accordance with Section 2.1, which shall be excluded from the sale, conveyance, assignment, transfer or delivery to the Buyer hereunder, and the Purchased Assets shall exclude, without limitation, all of the following, wherever located, in each case, except as otherwise specified in this Section 2.2 (collectively, the “Excluded Assets”):

(a)        except as set forth in Section 2.1(e) of the Disclosure Schedule, all Non-Real Property Contracts and Real Property Leases of the Selling Entities;

(b)        all Cash of the Selling Entities and their Affiliates;

(c)        all accounting records and internal reports to the extent relating to the business activities of the Selling Entities unrelated to the Purchased Assets;

(d)        any records, documents or other information relating to current or former Employees that are not Transferred Employees, and any materials containing information about any Transferred Employee, disclosure of which would violate Law or such Transferred Employee’s reasonable expectation of privacy;

(e)        except as specifically set forth in Section 2.1, all hand tools, office equipment, supplies, furniture, fixtures, leasehold improvements and other tangible personal property and fixed assets owned, leased or used (or held for use) by any of the Selling Entities, whether in the Selling Entities’ facilities, held by any third parties or otherwise;

(f)         except as set forth in Section 2.1(g), each Selling Entity’s respective federal, state, provincial, territorial, local or non-U.S. income, franchise or margin tax files and records;

(g)        except as set forth in Section 2.1(g), the Selling Entities’ (i) minute books and other corporate books and records relating to the organization and existence of the Selling Entities, including all stock ledgers, corporate seals and stock certificates, and the Selling Entities’ books and records relating to Taxes of the Selling Entities, including Tax Returns filed by or with respect to the Selling Entities, and (ii) books, records, information, files, data and plans (whether written, electronic or in any other medium), advertising and promotional materials and similar items related to any Excluded Assets or Excluded Liabilities (and not related to any Purchased Assets or Assumed Liabilities);

(h)        the Selling Entities’ rights, Claims or causes of action under this Agreement, the other Transaction Documents or the Confidentiality Agreement, and all cash and non-cash consideration payable or deliverable to the Selling Entities pursuant to this Agreement or any other Transaction Document;

(i)         all Contracts to which any of the Selling Entities is party, other than the Assumed Agreements;

(j)         all rights, Claims, defenses and causes of action of the Selling Entities against Persons and, without limiting the generality of the foregoing, all rights of indemnity, warranty rights, rights of contribution, rights to refunds, setoff rights, recoupment rights, rights of reimbursement and other rights of recovery, including rights to insurance proceeds, of the Selling Entities (regardless of whether such rights are currently exercisable), in each case to the extent related to (A) any Excluded Assets or Excluded Liabilities, and (B) or arising under chapter 5 of the Bankruptcy Code;

(k)        all director and officer insurance policies, and such other insurance policies listed in Section 2.2(k) of the Disclosure Schedule, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance policies or recoveries;

(l)         all rights, Claims and causes of action against the Selling Entities or any current or former director, manager, officer, independent contractor, employee, or equityholder of any Selling Entity or its Affiliates, and all rights, Claims and causes of action under director and officer, fiduciary, employment practices and similar insurance policies maintained by any Selling Entity, excluding any Claim by Buyer for Fraud in connection with the Transactions;

(m)       any shares of capital stock or other equity interests in any of the Selling Entities, or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interests in any of the Selling Entities;

(n)        all Accounts Receivable of the Selling Entities as of the Closing;

(o)        any Benefit Plan or stock option, restricted stock or other equity-based benefit plan of the Selling Entities, and the Selling Entities’ right, title and interest in any assets of or relating thereto;

(p)        any rights, demands, Claims, credits, allowances, rebates (including any vendor or supplier rebates), reimbursements or rights of setoff (other than against the Selling Entities) to the extent not included in the Purchased Assets;

(q)        all Claims arising under sections 544, 547, 548, 549, and 550 of the Bankruptcy Code or applicable state fraudulent conveyance, fraudulent transfer, or similar Laws, including any and all proceeds thereof;

(r)         the proceeds of the sale of any Excluded Assets;

(s)        all Tax assets, including any net operating loss (or net operating loss carryover), capital loss carryover, Tax receivable, Tax refund, Tax credit, or prepaid Tax to the extent paid by a Selling Entity, attributable to any Tax imposed on a Selling entity (but not including any tax basis step up resulting from the purchase of the Purchased Assets pursuant to the Transactions) or attributable to a Pre-Closing Tax Period;

(t)         all royalties, advances, prepaid assets or deferred charges and expenses (including all lease and rental payments), deposits (including maintenance, customer, and security and other deposits);

(u)        all Deal Communications and any attorney-client privilege or expectation of client confidence or any other rights to any evidentiary privilege related thereto;

(v)        all goodwill and other intangible assets owned by the Selling Entities;

(w)       except as set forth in Section 2.1(i), all rights of the Selling Entities under non-disclosure or confidentiality, non-compete, or non-solicitation agreements with current or former Employees, or current or former directors, consultants, independent contractors and agents of any of the Selling Entities;

(x)        all vehicles set forth in Section 2.2(x) of the Disclosure Schedule; and

(y)        any server (each, an “Excluded Server”) owned by any of the Selling Entities that contains exclusively information and data constituting Excluded Assets;

(z)        the Selling Entities’ right, title and interest to the other assets, if any, set forth in Section 2.2(z) of the Disclosure Schedule.

Section 2.3         Assumed Liabilities. On the terms and subject to the conditions set forth herein, effective as of the Closing, the Buyer shall assume from the Selling Entities, and the Selling Entities shall irrevocably convey, transfer, assign and deliver to the Buyer, only the following Liabilities (collectively, the “Assumed Liabilities”):

(a)        All Liabilities arising from the ownership or operation of the Purchased Assets by the Buyer or its Affiliates at and after the Closing (including all Liabilities for (A) warranties and product Liability in respect of the Purchased Assets sold or leased by Buyer or its Affiliates following the Closing, (B) all customer warranty, product liability and recall obligations related to any Endurance Truck that are (i) owned at the Closing by Persons other than any Selling Entity and that are purchased by Buyer or any of its Affiliates or (ii) owned by Buyer, Guarantor or any of their Affiliates, and (C) Taxes arising from the ownership or operation of the Purchased Assets by the Buyer at or after the Closing but excluding (i) any Taxes unrelated to the Purchased Assets or the Business imposed on or payable by any Selling Entity or its Affiliates and (ii) any Taxes imposed on or with respect to the Purchased Assets or the Business for any Pre-Closing Tax Period); provided that, for the avoidance of doubt, in no event shall the Buyer assume any such Liabilities to the extent arising out of actions or omissions occurring prior to the Closing;

(b)        the Liabilities of the Selling Entities under the Assumed Agreements arising at or after the Closing (other than Cure Payments) except as determined by Section 2.5; and

(c)        all of the Cure Payments payable by Buyer pursuant to Section 2.5.

Section 2.4         Excluded Liabilities. The Buyer shall not assume, be obligated to pay, perform or otherwise discharge or in any manner be liable or responsible for any Liabilities of, or Claim against, the Selling Entities or relating to the Purchased Assets, of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise, liquidated or unliquidated, due or to become due, known or unknown, currently existing or hereafter arising, matured or unmatured, direct or indirect, and however arising, whether existing on the Closing Date or arising thereafter, other than the Assumed Liabilities, and the Selling Entities shall not convey, transfer, assign or deliver to Buyer, any other Liabilities (collectively, the “Excluded Liabilities”, whether incurred or accrued before, at or after the Closing); provided, that, if the Buyer, Guarantor or their Affiliates acquire any Endurance Trucks that are currently owned by Persons other than any Selling Entity, or if the Buyer, Guarantor or their Affiliates currently own any Endurance Trucks, the Buyer assumes all customer warranty, product liability and recall obligations related to any such vehicles and such obligations shall be treated as Assumed Liabilities.

Section 2.5         Assumption and Assignment of Certain Contracts. The Sale Order shall provide for the assumption by the Buyer, and the Sale Order shall, to the extent permitted by Law, provide for the assignment by the Selling Entities to the Buyer, effective upon the Closing, of the Assumed Agreements in accordance with Section 2.1(e) and this Section 2.5.

(a)        Prior to the Sale Hearing and in accordance with the Bidding Procedures Order, the Selling Entities shall have commenced appropriate proceedings before the Bankruptcy Court and otherwise taken all reasonably necessary actions in order to effectuate transfer and assignment of the Assumed Agreements, including to determine the Cure Payments.

(b)        At the Closing, the Selling Entities shall assign to the Buyer, and the Buyer shall assume, the Assumed Agreements and all Assumed Liabilities relating thereto.

(c)        From and after the date of this Agreement until the date that is three (3) Business Days prior to the Closing, the Buyer may, after consultation with the Selling Entities, designate any Contract of any Selling Entity as an Assumed Agreement, or remove any such Contract from Section 2.1(e) of the Disclosure Schedule, such that it is not an Assumed Agreement and is instead designated as an Excluded Asset, in which case Section 2.1(e) of the Disclosure Schedule shall be deemed to be amended to include or remove, as applicable, such Contract as an Assumed Agreement.

(d)        In the case of any amendment by the Buyer of Section 2.1(e) of the Disclosure Schedule pursuant to this Section 2.5, the Seller shall give notice, in each case in accordance with the Bidding Procedures Order, to the other parties to any Contract to which such amendment relates of the removal or addition of such Contract from Section 2.1(e) of the Disclosure Schedule within three (3) Business Days of the Buyer notifying the Seller of such amendment or such lesser time as is provided in the Bidding Procedures Order.

(e)        The applicable Selling Entity shall pay, on or before the Closing, all of the amounts, if any (such amounts, the “Cure Payments”), necessary to cure all defaults, if any, and to pay all actual or pecuniary losses that have resulted from such defaults under the Assumed Agreements set forth in Section 2.1(e) of the Disclosure Schedule as of the date hereof; provided, however, if the Buyer adds any Contract to Section 2.1(e) of the Disclosure Schedule the Buyer shall pay any Cure Payments for any such Contract added to Section 2.1(e) of the Disclosure Schedule. The Buyer shall have no liability for such Cure Payments other than as expressly set forth in the preceding sentence. Notwithstanding anything contained herein to the contrary, the Buyer shall only assume, and shall only be responsible for, Contracts designated by it as an Assumed Agreement, and which Assumed Agreements are in fact assumed and assigned to the Buyer at Closing, pursuant to this Section 2.5.

(f)         If the Selling Entities are unable to assign any Assumed Agreement to the Buyer pursuant to an Order of the Bankruptcy Court, then the Buyer and the Seller shall use commercially reasonable efforts prior to the Closing to obtain, and to cooperate in obtaining, all Consents and Governmental Authorizations from Governmental Authorities and third parties necessary to assign such Assumed Agreement to the Buyer and for the Buyer to assume such Assumed Agreement, provided, however, that, the Selling Entities shall not be required to pay any amount or incur any obligation other than payment of Cure Payments required to be paid by the Selling Entities under Section 2.5(e) to any Person from whom any such Consent or Governmental Authorization may be required in order to obtain such Consent.

(g)        Notwithstanding any provision herein to the contrary, a Contract shall not be an Assumed Agreement hereunder and shall not be assigned to or assumed by the Buyer to the extent that such Contract (i) terminates or expires by its terms prior to the Closing and is not continued or otherwise extended upon assumption or (ii) requires a Consent (other than, and in addition to, that of the Bankruptcy Court) in order to permit the sale or transfer to the Buyer of the Selling Entities’ rights under such Contract, if such Consent has not been obtained prior to the Closing. In such event, the Closing will proceed with respect to the remaining Purchased Assets upon the terms and subject to the conditions hereof, and there will be no reduction in the Purchase Price as a result thereof, and, until the earliest of the date that is twelve (12) months after the Closing Date, the end of the remaining term of such Contract and the liquidation or dissolution of the Selling Entities, (A) the applicable Selling Entity and the Buyer will use their respective reasonable best efforts to obtain the Consents with respect to any such Contract for the assignment or transfer thereof to the Buyer and (B) the applicable Selling Entity and the Buyer shall cooperate in good faith in any lawful and commercially reasonable arrangement to provide the Buyer with all of the benefits of such Contract, including subleasing, subcontracting, licensing or sublicensing to the Buyer, all of the applicable Selling Entity’s rights and obligations with respect to any such Contract; provided, in each case, nothing in this Section 2.5(g) shall (i) require the Selling Entities to pay any consideration other than the Cure Payments to be paid by the Selling Entities pursuant to Section 2.5(e), grant any accommodation therefor to any third party from whom Consent is requested, or to initiate any Proceedings to obtain any such Consent; (ii) prohibit any Selling Entity from ceasing operations, terminating employees or winding up its affairs following the Closing or (iii) prohibit the Selling Entities from taking such actions as would otherwise be permitted under Section 7.1. Once the Consents with respect to any such Contract are obtained, the Seller shall promptly assign such Contract to the Buyer.

ARTICLE III

PURCHASE PRICE; DEPOSIT

Section 3.1         Purchase Price.

(a)        The aggregate consideration for the sale and transfer of the Purchased Assets from the Selling Entities to the Buyer shall be as follows:

(i)            an amount in cash equal to $10,000,000.00 (inclusive of the Deposit) (the “Cash Purchase Price”); and

(ii)           the assumption of the Assumed Liabilities (including Cure Payments required to be paid by Buyer pursuant to Section 2.5(e), if any) (such amounts in clauses (i)-(ii), collectively, the “Purchase Price”).

(b)        On the Closing Date, the Buyer shall pay or cause to be paid to the Seller or its designee(s), by wire transfer of immediately available funds to an account or series of accounts designated by the Seller prior to the Closing, an amount in cash equal to the Cash Purchase Price, less the Deposit, which shall be released to the Seller pursuant to Section 3.2 on the Closing Date.

Section 3.2         Deposit Escrow.

(a)        The Buyer has deposited into a deposit escrow account with the Escrow Agent an amount equal to $1,000,000.00 (such amount, the “Deposit”) by wire transfer of immediately available funds.

(b)        The Seller shall give written notice to the Escrow Agent to release the Deposit to the Seller upon the earliest to occur of (i) the Closing, or (ii) two (2) Business Days following the termination of this Agreement by (A) the Seller pursuant to Section 9.1(c) (other than clause (iv) thereof) or (B) the Buyer or the Seller for any reason at a time when the Seller could have terminated this Agreement pursuant to Section 9.1(c) (other than clause (iv) thereof) (any such termination described in the foregoing clause (ii)(A) or (ii)(B), a “Buyer Default Termination”).

(c)        If this Agreement or the Transactions are terminated other than for a termination which constitutes a Buyer Default Termination, the Seller shall provide written instructions to the Escrow Agent to, within two (2) Business Days after such instruction, return to the Buyer the Deposit by wire transfer of immediately available funds.

Section 3.3         Allocation. The Buyer shall, as promptly as reasonably practicable after the Closing Date, prepare and deliver to the Seller a statement containing an allocation of the Purchase Price (and any other amounts, to the extent properly taken into account under the Code) among the Purchased Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Allocation”). The Seller and the Buyer shall work in good faith to resolve any disagreements regarding the Allocation. If the Seller and the Buyer are unable to reach an agreement within fifteen (15) Business Days after the Seller’s receipt from Buyer of the statement setting forth the Allocation, any such disagreement shall be submitted for resolution and determination to a mutually agreed upon nationally-recognized accounting firm. The accounting firm will deliver to the Buyer and the Seller a written determination of the disputed Allocation within twenty (20) Business Days of the submission of the dispute to the accounting firm. One-half of all fees, costs and expenses of retaining the accounting firm shall be borne by Seller and one-half of such fees, costs and expenses of retaining the accounting firm shall be borne by Buyer. Any resolution by the Seller and the Buyer or determination by the accounting firm shall be conclusive and binding on such parties hereto once set forth in writing (any such conclusive and binding Allocation, or the Seller’s originally prepared and delivered Allocation in the event there is no disagreement as to such Allocation, the “Final Allocation”). The Buyer and the Selling Entities agree to, and to cause their respective Affiliates to, (a) be bound by the Final Allocation for the purpose of determining Taxes, (b) timely file with each Governmental Authority all forms and Tax Returns required to be filed in connection with the Final Allocation (including the filing of IRS Form 8594 with a U.S. federal income Tax Return for the taxable year that includes the date of the Closing) consistent with the Final Allocation, (c) prepare and file all Tax Returns on a basis consistent with the Final Allocation, and (d) not take any position inconsistent with the Final Allocation in any Tax Return, in any audit or proceeding related to Taxes before any Governmental Authority or in any report made for Tax purposes; provided, however, that nothing contained herein shall (i) prevent the Buyer or any Selling Entity from settling, solely on its own behalf, any proposed Tax deficiency or adjustment by any Governmental Authority based upon or arising out of the Final Allocation, or (ii) prevent the Buyer or any Selling Entity from taking a position inconsistent with the Final Allocation if required to do so by a determination within the meaning of Section 1313 of the Code.

Section 3.4         Withholding. Notwithstanding anything in this Agreement to the contrary, the Buyer and any Affiliate or agent of the Buyer shall be entitled to deduct and withhold from any amount (or portion thereof) payable under this Agreement such Taxes as may be required to be deducted and withheld from such amount under the Code or any other applicable provision of U.S. or foreign Tax Law; provided, however, Buyer shall use commercially reasonable efforts to provide notice to the Seller of its intent to withhold and the basis for such withholding at least five (5) days prior to the Closing. To the extent that any amounts are so deducted or withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

ARTICLE IV

THE CLOSING

Section 4.1         Time and Place of the Closing. On the terms and subject to the conditions contained in this Agreement, the closing of the sale of the Purchased Assets and the assumption of the Assumed Liabilities contemplated by this Agreement (the “Closing”) shall take place remotely via the exchange of electronic documents and signatures by electronic mail at 10:00 a.m. New York Time no later than the third (3rd) Business Day following the date on which the conditions set forth in Article VIII have been satisfied or, to the extent permitted by applicable Law, waived in writing by either the Buyer or the Seller, as applicable (other than conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions at or prior to the Closing), or at such other place and time as the Buyer and the Seller may mutually agree in writing. The date on which the Closing actually occurs is herein referred to as the “Closing Date.”

Section 4.2         Deliveries by the Seller.

(a)        At or prior to the Closing, the Seller shall deliver, or cause to be delivered, the following to the Buyer:

(i)            the Bill of Sale, duly executed by the Selling Entities;

(ii)           each of the Assignment and Assumption Agreement and the IP Assignment Agreement, duly executed by the applicable Selling Entities;

(iii)          the duly executed certificate contemplated by Section 8.2(c);

(iv)          a duly executed IRS Form W-9 from each Selling Entity (or, if a Selling Entity is a disregarded entity for U.S. federal tax purposes, the Person owning such Selling Entity that is not disregarded for such purposes); and

(v)           a copy of the Sale Order.

For the avoidance of doubt, the Seller shall make the Purchased Assets available to the Buyer during normal business hours wherever such assets are located as of the Closing. Without limitation to Sections 7.2, 7.4, and 7.12, it shall be the Buyer’s sole obligation to take possession of and transport the Purchased Assets; provided that, in connection therewith, the Buyer shall minimize any disruption to the Seller’s Business and operations; provided, further, that, in connection therewith, the Buyer shall, and shall cause its Representatives to, comply with all reasonable safety and security rules and regulations applicable to the relevant facilities.

(b)        At or prior to the Closing, the Seller shall make the Cure Payments required to be made by the Selling Entities pursuant to Section 2.5(e) and shall provide evidence, reasonably satisfactory to Buyer, of the same.

(c)        At or substantially concurrently with the Closing, the Seller shall deliver, or cause to be delivered, written notice to the Escrow Agent to release the Deposit to the Seller.

Section 4.3         Deliveries by the Buyer. At or prior to the Closing, the Buyer shall deliver, or cause to be delivered, the following to the Seller:

(a)        the Cash Purchase Price (less the Deposit);

(b)        evidence of payment of the Cure Payments required to be paid by Buyer pursuant to Section 2.5(e), if any;

(c)        each of the Assignment and Assumption Agreement and the IP Assignment Agreement, duly executed by the Buyer; and

(d)        the duly executed certificate contemplated by Section 8.3(c).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLING ENTITIES

Except (a) as set forth in the disclosure schedule delivered by the Seller to the Buyer (the “Disclosure Schedule”) concurrently with the execution of this Agreement (with specific reference to the representations and warranties in this Article V to which the information in such schedule relates; provided, however, that, disclosure in the Disclosure Schedule as to a specific representation or warranty shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on its face that such disclosure relates to such other sections) or (b) as otherwise disclosed or identified in the SEC Documents (other than any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the SEC Documents); the Selling Entities hereby represent and warrant to the Buyer as follows:

Section 5.1         Organization, Standing and Power. Each Selling Entity is an entity duly organized, validly existing and has all requisite power (corporate or otherwise) and authority to own, lease and operate all of the Purchased Assets and, except as would not prevent the Transactions or have a material impact on the Purchased Assets, to the extent applicable, is in good standing under the laws of the jurisdiction of its organization. Each Selling Entity is duly licensed or qualified to do business in each jurisdiction in which the nature of the Purchased Assets or the character or location of the Purchased Assets makes such licensing or qualification necessary, except where the failure to be so licensed or qualified is the result of the filing of the Bankruptcy Cases or as would not prevent the Transactions or have a material impact on the Purchased Assets.

Section 5.2         Authority; Execution and Delivery; Enforceability. Subject to the applicable provisions of the Bankruptcy Code and the entry and effectiveness of the Sale Order, each Selling Entity has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to perform and comply with each of its obligations hereunder and thereunder and, upon entry and effectiveness of the Sale Order, in accordance with the terms hereof, to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Selling Entities of this Agreement and the other Transaction Documents to which any Selling Entity is a party, the performance and compliance by the Selling Entities with each of their obligations herein and therein, and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or similar action on the part of the Selling Entities, and no other corporate or similar proceedings on the part of the Selling Entities and no other equityholder votes are necessary to authorize this Agreement and the other Transaction Documents, or the consummation by the Selling Entities of the transactions contemplated hereby or thereby, subject to the entry and effectiveness of the Sale Order. Each Selling Entity has duly and validly executed and delivered this Agreement and will (as of the Closing) duly and validly execute and deliver the other Transaction Documents to which it is a party and, assuming the due authorization, execution and delivery by the Buyer of this Agreement and the other Transaction Documents to which it is party, and by the other parties to the Transaction Documents, this Agreement constitutes and the other Transaction Documents will constitute (as of the Closing) legal, valid and binding obligations of each Selling Entity, enforceable against such Selling Entity in accordance with its terms, subject in all cases to (a) the entry and effectiveness of the Bidding Procedures Order and the Sale Order and (b) limitations on enforceability imposed by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 5.3         No Conflicts.

(a)        The execution and delivery of the Transaction Documents to which the Selling Entities are party do not, or, to the extent executed after the date hereof, will not, and the performance by the Selling Entities of the Transaction Documents to which they are a party will not, except to the extent excused by or unenforceable as a result of the filing of the Bankruptcy Cases and following the entry and effectiveness of the Bidding Procedures Order and the Sale Order, (i) conflict with or violate any provision of any Selling Entity’s organizational or governing documents, (ii) assuming that all Consents and permits described in Section 5.3(b) have been obtained and all filings and notifications described in Section 5.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Order applicable to any Selling Entity or by which any Purchased Asset is bound or affected, or (iii) require any Consent under, result in any breach of or any loss of any benefit under, constitute a violation, breach or default (or an event which with notice or lapse of time or both would become a violation, breach or default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Encumbrance on any Purchased Assets pursuant to, any Contract or permit to which any Selling Entity is party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which have not resulted in and would not reasonably be expected to result in a material impact to the Purchased Assets or would otherwise prevent the Transactions.

(b)        Assuming the accuracy of the representations and warranties of the Buyer in Section 6.3(a), the execution and delivery by the Selling Entities of the Transaction Documents do not and will not, and the consummation by the Selling Entities of the Transactions and compliance by the Selling Entities with any of the terms or provisions hereof will not, require any Consent or permit of, or filing with or notification to, any Governmental Authority, except (i) under the Exchange Act and (ii) the entry and effectiveness of the Bidding Procedures Order and the Sale Order by the Bankruptcy Court.

Section 5.4         Legal Proceedings; Compliance with Law.

(a)        Other than in connection with the Bankruptcy Cases, there is no action, suit, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding or any informal proceeding) or investigation pending or being heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel (each a “Proceeding”) and, to the Knowledge of Seller, no Person has threatened in writing to commence any Proceeding in respect of the Purchased Assets or Assumed Liabilities that would reasonably be expected to have a material impact on the Purchased Assets, or have the effect of preventing the Transactions.

(b)        The Business is being conducted in material compliance with, and the Selling Entities have in all material respects complied with, all applicable Laws relating to the ownership and operation of the Purchased Assets. There are no pending or, to the Knowledge of the Seller, threatened, claims from any Governmental Authority relating to any material non-compliance of the Business or the Purchased Assets.

Section 5.5         Intellectual Property.

(a)        A true, correct and complete list of all Registered IP and material proprietary software included in the Seller IP is set forth on Section 5.5(a) of the Disclosure Schedule.

(b)        A Selling Entity is the sole and exclusive owner of the Seller IP, and the execution and performance of this Agreement will not result in the loss or impairment of any such rights by any of the Selling Entities. To the Knowledge of Seller, the Selling Entities have valid and enforceable rights to use all material Intellectual Property Rights used in the conduct of the Business as currently conducted.

(c)        A Selling Entity is the sole and exclusive beneficial and record owner of the Registered IP, and all such Registered IP is subsisting, and (excluding any pending applications included in the Registered IP), to the Knowledge of Seller, valid and enforceable. Except as set forth on Section 5.5(c) of the Disclosure Schedule, the Selling Entities have paid all filing, examination and maintenance fees for the Registered IP, and have not received notice since January 1, 2021 of any proceeding or action, or to the Knowledge of Seller, written threat thereof, challenging the validity, enforceability or ownership of such Registered IP. Except for (i) readily commercially available, off-the-shelf software and (ii) any Intellectual Property Rights granted to a Selling Entity pursuant to an IP Contract included in the Purchased Assets, there is no Intellectual Property Right that is material to the conduct of the Business other than the Seller IP and other than any IP Contract removed by Buyer from Schedule 2.1(e) of the Disclosure Schedule pursuant to Section 2.5(c).

(d)        Except as set forth on Section 5.5(d) of the Disclosure Schedule, the conduct of the Business does not infringe, misappropriate or otherwise violate (and, since January 1, 2021 has not infringed, misappropriated or otherwise violated) in any material respect any Person’s Intellectual Property Rights, and none of the Selling Entities has received written notice of any Claim or demand since January 1, 2021 alleging any such infringement, misappropriation or other violation.

(e)        To the Knowledge of the Seller, no Person is currently infringing, misappropriating or otherwise violating any Seller IP, and no Claim of such infringement, misappropriation or other violation of Seller IP has been asserted or threatened in writing against any Person since January 1, 2021 by any Selling Entity.

(f)         The Selling Entities have taken commercially reasonable steps to safeguard and maintain the confidentiality of all Trade Secrets that constitute Seller IP, including by using good faith efforts to require all Persons having access thereto to execute written non-disclosure agreements. To the Knowledge of the Seller, there has not been unauthorized disclosure of material Trade Secrets of any Selling Entity that has resulted or is reasonably likely to result in the loss of trade secret or other rights in and to such information.

(g)        To the Knowledge of Seller, (i) the Selling Entities are in material compliance with the terms and conditions of all contracts pursuant to which a Selling Entity obtains or uses any Open Source Software in the Business and (ii) no Selling Entity has (A) incorporated Open Source Software into, or combined Open Source Software with, any material Technology included in the Seller IP; (B) distributed Open Source Software in conjunction with any such Technology; or (C) used Open Source Software, in each case ((A)-(C)), in such a way that requires any such Technology to be (1) disclosed or distributed in source code form, (2) licensed for the purpose of making derivative works or (3) redistributable at no charge.

(h)        Except as would not have a material impact on the Purchased Assets, each Selling Entity’s information technology systems are each in good working condition and are adequate for the operation of the Business as currently conducted. Each Selling Entity undertakes commercially reasonable efforts to maintain the security and integrity of its information technology systems. The Selling Entities comply, and since January 1, 2021 have complied in all material respects, with all applicable Laws, internal policies and contractual obligations relating to privacy, data protection and cybersecurity. Since January 1, 2021, there have not been any security breaches in any information technology systems of any Selling Entity or with respect to personally identifiable information contained therein, in each case, relating to the Purchased Assets, for which notice to any Governmental Authority or individual was given or required to be given.

Section 5.6         Taxes.

(a)        All material Tax Returns relating to the Purchased Assets or the Assumed Liabilities that are required by applicable Law to be filed by or with respect to any Selling Entity have been timely filed (taking into account any extension of time within which to file), and all such Tax Returns are true, complete and accurate in all material respects.

(b)        Each of the Selling Entities has timely paid all material Taxes relating to the Purchased Assets or the Assumed Liabilities due and owing by it (whether or not shown to be due on a Tax Return), including any Taxes required to be withheld from amounts owing to, or collected from, any employee, creditor, or other third party, other than Taxes not due as of the date of the filing of the Bankruptcy Cases as to which subsequent payment was not required by reason of the Bankruptcy Cases.

(c)        No Encumbrances for Taxes (other than Permitted Encumbrances) are outstanding with respect to any of the Purchased Assets, and no deficiencies for material Taxes relating to the Purchased Assets or the Assumed Liabilities have been Claimed, proposed or assessed by any Governmental Authority in writing against any of the Selling Entities except for deficiencies which have been fully satisfied by payment, settled or withdrawn.

(d)        There are no audits, examinations, investigations or other proceedings ongoing or pending against or with respect to any of the Selling Entities with respect to any material Taxes relating to the Purchased Assets or the Assumed Liabilities and no written notification has been received by any of the Selling Entities that such an audit, examination, investigation or other proceeding has been proposed or threatened in writing.

(e)        None of the Purchased Assets constitutes, stock, partnership interests or other equity interest in any Person for U.S. federal income tax purposes.

Section 5.7         Title to Assets. Subject to requisite Bankruptcy Court approvals and except as a result of the commencement of the Bankruptcy Cases:

(a)        The Selling Entities have good and valid title to, or have good and valid leasehold interests in, and owns and possesses all rights and interests in, including the right to use, all tangible personal property comprising Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances, except (i) to the extent that such Encumbrances will not be enforceable against such tangible personal property following the Closing in accordance with the Sale Order, or (ii) as would not have a material impact on the Purchased Assets.

(b)        This Agreement and the instruments and documents to be delivered by the Selling Entities to the Buyer at the Closing shall be adequate and sufficient to transfer (i) the Selling Entities’ entire right, title and interest in and to the Purchased Assets and (ii) to the Buyer, good title to the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), claims, and interests, other than Assumed Liabilities, subject to (A) the Bankruptcy Cases and (B) entry of the Sale Order.

Section 5.8         Absence of Certain Changes. Since January 1, 2023, other than the commencement of the Bankruptcy Cases and this Agreement, the negotiation, preparation or execution hereof and the process conducted by the Selling Entities and their Affiliates in connection therewith, (a) there has not occurred any event, change, condition, occurrence or effect that, individually or in the aggregate, has had or would reasonably be expected to have, a Material Adverse Effect and (b) the Selling Entities have not taken, or omitted to take, any action that, if it had been, or omitted to be, taken after the date hereof and prior to the Closing Date, would require the prior written consent of the Buyer pursuant to Section 7.1(a)(ii) or Section 7.1(a)(iii), in each case, solely in respect of CAD terminals or servers.

Section 5.9         Brokers. No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Selling Entity in connection with the Transactions for which the Buyer is or will become liable.

Section 5.10       Exclusivity of Representations and Warranties. None of the Selling Entities or any of their Affiliates or Representatives is making, and none of the Buyer or any of its Affiliates or Representatives is relying on, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied (including any relating to financial condition or results of operations of the Business or maintenance, repair, condition, design, performance, value, merchantability or fitness for any particular purpose of the Purchased Assets), except as expressly set forth in this Article V (as modified by the Disclosure Schedule). The Selling Entities disclaim on their own behalf and on behalf their Affiliates and their respective Representatives, all Liability and responsibility whatsoever for any other representations or warranties, including any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Buyer or its Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Buyer by any Representative of the Seller or any of the Seller’s Affiliates). None of the Selling Entities, their Affiliates or their respective Representatives are, directly or indirectly, and no other Person on behalf of any Selling Entity is, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking prospects, risks or statements (financial or otherwise) of the Business or the Purchased Assets made, communicated or furnished (orally or in writing) to the Buyer or its Affiliates or their respective Representatives (including any opinion, information, projection or advice in any management presentation or the confidential information memorandum provided to the Buyer and its Affiliates and their respective Representatives). It is understood that any Due Diligence Materials made available to the Buyer or its Affiliates or their respective Representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Selling Entities, their Affiliates or their respective Representatives.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Selling Entities as follows:

Section 6.1         Organization and Good Standing. The Buyer is a Delaware limited liability company duly organized, validly existing and, to the extent applicable, in good standing under the laws of Delaware and has the requisite power (corporate or otherwise) and authority and all necessary governmental licenses, authorizations, permits, consents and approvals to own, lease and operate all of its properties and assets and to carry on its business as it is being conducted on the date hereof. The Buyer is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except for those licenses or qualifications where the absence of which would not prevent the Transactions.

Section 6.2         Authority; Execution and Delivery; Enforceability. The Buyer has all necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is party, to perform and comply with each of its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Buyer of this Agreement and the other Transaction Documents to which it is party, the performance and compliance by the Buyer with each of its obligations herein and therein and the consummation by the Buyer of the Transactions have been duly authorized by all necessary corporate action on the part of the Buyer and no other corporate proceedings on the part of the Buyer and no equityholder votes are necessary to authorize this Agreement, the other Transaction Documents to which it is party or the consummation by the Buyer of the Transactions. The Buyer has duly and validly executed and delivered this Agreement, and the other Transaction Documents to which it is party will be duly executed and delivered by the Buyer and, assuming entry by the Bankruptcy Court of the Sale Order and the due authorization, execution and delivery by the Selling Entities of this Agreement and the other Transaction Documents to which they are a party and by the other parties to the Transaction Document, this Agreement constitutes and the other Transaction Documents to which the Buyer is party will constitute (as of the Closing) the Buyer’s legal, valid and binding obligation, enforceable against the Buyer in accordance with its terms, subject in all cases to limitations on enforceability imposed by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

Section 6.3         No Conflicts.

(a)        The execution and delivery of the Transaction Documents by the Buyer does not and will not, and the performance by the Buyer of the Transaction Documents to which it is party will not, (i) conflict with or violate any provision of the organizational documents of Buyer, (ii) assuming that all Consents and permits described in Section 6.3(b) have been obtained and all filings and notifications described in Section 6.3(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Order applicable to the Buyer or any of its Affiliates, or by which any property or asset of the Buyer is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of the Buyer, pursuant to, any Contract or permit to which the Buyer is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not reasonably be expected, individually or in the aggregate, to prevent the Transactions.

(b)        Assuming the accuracy of the representations and warranties of the Selling Entities in Section 5.3(a), the execution and delivery by the Buyer of the Transaction Documents to which it is party does not and will not, and the consummation by the Buyer of the Transactions and compliance by the Buyer with any of the terms or provisions hereof will not, require any Consent or permit of, or filing with or notification to, any Governmental Authority, except (i) the entry of the Sale Order by the Bankruptcy Court and (ii) such other Consents where failure to obtain such Consents would not reasonably be expected, individually or in the aggregate, to prevent the Transactions.

Section 6.4         Legal Proceedings. There is no Proceeding pending, or, to the Knowledge of the Buyer, no Person has threatened in writing to commence any Proceeding that, would reasonably be expected to have the effect of preventing the Transactions or have a material adverse effect on the Buyer’s performance of any of its obligations and covenants under the Transaction Documents to which it is a party that are to be performed prior to, at or after Closing.

Section 6.5         Brokers. No Person is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by the Buyer or any of its Affiliates in connection with the Transactions, the other Transaction Documents or the transactions contemplated hereby or thereby for which the Selling Entities or any of their respective Affiliates or Representatives is or will become liable.

Section 6.6         Proof of Funds. The Buyer (i) will have on the Closing Date, sufficient unrestricted funds (without giving effect to any unfunded financing regardless of whether any such financing is committed), taken together with the Deposit, available to enable Buyer to make all necessary payments of amounts owing in connection with the Transactions, including to pay the Purchase Price and all of the Buyer’s fees and expenses associated with the Transactions to perform its obligations hereunder in connection with the Transactions, and (ii) has not incurred, and as of the Closing will not have incurred, any obligation, condition, commitment, restriction or liability of any kind that would materially impair or materially adversely affect its ability to perform such obligations.

Section 6.7         Anti-Money Laundering, Anti-Terrorism and Similar Laws.

(a)        None of the Buyer or any of its Affiliates, or, to the Knowledge of the Buyer, any of the Buyer’s beneficial owners is included on a Government List or is owned in any amount or controlled by any Person on a Government List, as amended from time to time.

(b)        None of the Buyer or any of its Affiliates, or, to the Knowledge of the Buyer, any of the Buyer’s beneficial owners is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those Persons or entities that appear on any Government List, as amended from time to time.

(c)        None of the funds to be used to purchase the Purchased Assets or in connection with the Transactions shall be knowingly derived from any activities that contravene any applicable Laws concerning money laundering, terrorism, narcotics trafficking, or bribery, or from any Person, entity, country, or territory on a Government List.

Section 6.8         Independent Evaluation; Reliance by the Buyer; Exclusivity of Representations and Warranties.

(a)        The Buyer has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology and prospects of the Business, the Purchased Assets and the Assumed Liabilities, which investigation, verification, review and analysis was conducted by the Buyer and its Affiliates and, to the extent the Buyer deemed appropriate, by Buyer’s Representatives. In entering into this Agreement, the Buyer acknowledges that it has relied solely upon the aforementioned investigation, verification, review and analysis and not on any factual representation, warranty, inducement, promise, understanding, omission, condition or opinion of the Selling Entities or any of their Affiliates or their respective Representatives (except the specific representations and warranties set forth in Article V, in each case, as qualified by the Disclosure Schedule thereto) and the Buyer acknowledges and agrees, to the fullest extent permitted by Law, that:

(i)            except for the specific representations and warranties set forth in Article V, none of the Selling Entities or any of their respective Affiliates, or any of their respective Representatives, direct or indirect equityholders or members or any other Person makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of (A) any of the information set forth in management presentations relating to the Business, the Purchased Assets or the Assumed Liabilities made available to the Buyer, its Affiliates or its Representatives, in materials made available in any “data room” (virtual or otherwise), including any cost estimates delivered or made available, financial projections or other projections, in presentations by the management of the Selling Entities or their respective Affiliates, in “break-out” discussions, in responses to questions submitted by or on behalf of the Buyer, its Affiliates or their respective Representatives, whether orally or in writing, in materials prepared by or on behalf of any Selling Entity or its Affiliates or Representatives, or in any other form (such information, collectively, “Due Diligence Materials”), or (B) any information delivered or made available pursuant to Section 7.2(a) or (C) pro-forma financial information, projections or other forward-looking statements with respect to the Business, in each case in expectation or furtherance of the Transactions;

(ii)           except for the specific representations and warranties set forth in Article V, none of the Selling Entities or any of their Affiliates, or any of their respective Representatives, direct or indirect equityholders or members or any other Person shall have any Liability or responsibility whatsoever to the Buyer, its Affiliates or their respective Representatives on any basis (including in contract, tort or equity, under federal or state securities Laws or otherwise) based on any information provided or made available, or statements made (including set forth in management summaries relating to the Business, the Purchased Assets or the Assumed Liabilities provided to the Buyer, in materials furnished in the Selling Entities’ data site (virtual or otherwise), in presentations by the management of any Selling Entity or its Affiliates or Representatives), to the Buyer, its Affiliates or their respective Representatives (or any omissions therefrom);

(iii)          without limiting the generality of the foregoing, except for the specific representations and warranties set forth in Article V, the Selling Entities, their respective Affiliates and their respective Representatives make no representation or warranty regarding any third-party beneficiary rights or other rights which the Buyer might claim under any studies, reports, tests or analyses prepared by any third parties for the Selling Entities or any of their respective Affiliates or Representatives, even if the same were made available for review by the Buyer or its Representatives; and

(iv)          without limiting the generality of the forgoing, the Buyer expressly acknowledges and agrees that none of the documents, information or other materials provided to them at any time or in any format by the Selling Entities, their respective Affiliates or their respective Representatives constitute legal advice, and the Buyer waives all rights to assert that it received any legal advice from any of the Selling Entities, any of their respective Affiliates, or any of their respective Representatives or counsel, or that it had any sort of attorney-client relationship with any of such Persons.

(b)        None of the Buyer or any of its Affiliates or Representatives is making, and none of the Selling Entities or any of their respective Affiliates or Representatives is relying on, any representation or warranty of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Article VI. The Buyer disclaims on its own behalf and on behalf of its Affiliates and Representatives, all Liability and responsibility whatsoever for any other representations or warranties, including any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Selling Entities or any of their respective Affiliates or Representatives (including any opinion, information, projection or advice that may have been or may be provided to any Selling Entity by any Representative of the Buyer or any of its Affiliates).

(c)        EXCEPT AS SET FORTH IN ARTICLE V OF THIS AGREEMENT (AS MODIFIED OR QUALIFIED BY THE SCHEDULES HERETO OR OTHERWISE AS PROVIDED HEREIN), THE BUYER ACKNOWLEDGES AND AGREES THAT THE SELLING ENTITIES ARE CONVEYING THE PURCHASED ASSETS WITHOUT REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED AT COMMON LAW, BY STATUTE, OR OTHERWISE (ALL OF WHICH THE SELLER HEREBY DISCLAIMS), RELATING TO (I) TITLE, SUITABILITY OR ADEQUACY (II) THE MERCHANTABILITY, DESIGN, OR QUALITY OF THE BUSINESS OR THE PURCHASED ASSETS, (III) THE FITNESS OF THE PURCHASED ASSETS FOR ANY PARTICULAR PURPOSE OR QUALITY WITH RESPECT TO THE BUSINESS AND ANY OF THE PURCHASED ASSETS OR THE CONDITION OF THE WORKMANSHIP THEREOF OR THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, (IV) ANY REAL OR PERSONAL PROPERTY OR ANY FIXTURES, (V) THE ABSENCE OF PATENT, LATENT OR REDHIBITORY VICES OR DEFECTS, (VI) THE ENVIRONMENTAL OR PHYSICAL CONDITION OF THE PURCHASED ASSETS (SURFACE AND SUBSURFACE), (VII) COMPLIANCE WITH APPLICABLE LAWS, (VIII) THE CONTENTS, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM OR MANAGEMENT PRESENTATION, (IX) ANY ESTIMATES OF THE VALUE OF THE PURCHASED ASSETS OR FUTURE REVENUES GENERATED BY THE PURCHASED ASSETS, (X) CONTRACTUAL, ECONOMIC, FINANCIAL INFORMATION AND/OR OTHER DATA AND ANY RELATED ESTIMATIONS OR PROJECTIONS MADE IN SALE PRESENTATIONS OR MARKETING MATERIALS, (XI) CONTINUED FINANCIAL VIABILITY, INCLUDING PRESENT OR FUTURE VALUE OR ANTICIPATED INCOME OR PROFITS, (XII) THE CONTENT, CHARACTER OR NATURE OF ANY INFORMATION MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (XIII) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM INTELLECTUAL PROPERTY INFRINGEMENT, MISAPPROPRIATION OR OTHER VIOLATION OR (XIV) ANY OTHER MATTER WHATSOEVER (INCLUDING THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO THE BUYER), IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES THAT THE BUYER WILL BE DEEMED TO BE OBTAINING THE PURCHASED ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND WITH ALL FAULTS AND THAT THE BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS THE BUYER DEEMS APPROPRIATE AND THE BUYER IRREVOCABLY WAIVES ANY AND ALL CLAIMS IT MAY HAVE AGAINST THE SELLING ENTITIES ASSOCIATED WITH THE SAME. THE BUYER FURTHER ACKNOWLEDGES AND AGREES THAT THE CONSIDERATION FOR THE PURCHASED ASSETS SPECIFIED IN THIS AGREEMENT HAS BEEN AGREED UPON BY THE SELLING ENTITIES AND THE BUYER AFTER GOOD-FAITH ARMS-LENGTH NEGOTIATION IN LIGHT OF THE BUYER’S AGREEMENT TO PURCHASE THE PURCHASED ASSETS “AS IS”, “WHERE IS” AND “WITH ALL FAULTS.”

ARTICLE VII

COVENANTS OF THE PARTIES

Section 7.1         Conduct of Business of Selling Entities.

(a)        Except (A) as set forth on Section 7.1 of the Disclosure Schedule, (B) as required or approved by any Order of the Bankruptcy Court, (C) as required by applicable Law (including the Bankruptcy Code) or Order, (D) as expressly required by the terms of this Agreement or any other Transaction Document or (E) as otherwise consented to in writing by the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), during the period commencing on the date of this Agreement and continuing through the Closing or the earlier valid termination of this Agreement in accordance with its terms, the Selling Entities shall not:

(i)            acquire any material assets, tangible or intangible, other than Excluded Assets and other than the acquisition of Inventory, in the ordinary course of business;

(ii)           sell, lease (as lessor), transfer or otherwise dispose of (or permit to become subject to any additional Encumbrance, other than Permitted Encumbrances, Encumbrances arising under any Bankruptcy Court Orders relating to the use of cash collateral (as defined in the Bankruptcy Code) and Encumbrances arising in connection with any debtor-in-possession financing of the Selling Entities) any Purchased Assets;

(iii)          sell, assign, transfer, lease, abandon, license or sublicense, allow to let lapse, terminate or expire, grant an Encumbrance with respect to, or otherwise dispose of any Seller IP, except (A) Permitted Encumbrances, (B) expirations of contractual obligations pursuant to their terms, and (C) abandonment or expiration of Registered IP upon the expiration of its term or in the ordinary course of business;

(iv)          enter into any joint venture agreement that involves a sharing of profits, cash flows, expenses or losses with other Persons related to or affecting the Purchased Assets;

(v)           take any action (other than any actions required by the Bankruptcy Court or applicable Law) in breach of the Bidding Procedures Order or the Sale Order;

(vi)          with respect to any Purchased Asset, (A) agree to allow any form of relief from the automatic stay in the Bankruptcy Cases or (B) fail to use reasonable best efforts to oppose any action by a third party to obtain relief from the automatic stay in the Bankruptcy Cases;

(vii)        voluntarily pursue or seek, or fail to use commercially reasonable efforts to oppose any third party in pursuing or seeking, a conversion of the Bankruptcy Cases to cases under Chapter 7 of the Bankruptcy Code, the appointment of a trustee under Chapter 11 or Chapter 7 of the Bankruptcy Code and/or the appointment of an examiner with expanded powers;

(viii)        with respect to any Purchased Asset or Assumed Liability, change, make or revoke any material Tax election, change any method of accounting with respect to Taxes, file any amended Tax Return, surrender or compromise any right to claim a Tax refund, settle or compromise any claim, notice, audit, assessment or other proceeding related to Taxes, enter into any agreement affecting any Tax liability or any refund or file any request for ruling or special Tax incentives with any Governmental Authority, enter into any Tax allocation, sharing or indemnity agreement, or extend or waive the statute of limitations period applicable to any Tax or Tax Return or take or cause (or cause any other Person to take or cause) any action, in each case, if such action would reasonably be expected to (A) adversely affect the Purchased Assets in any period other than the Pre-Closing Tax Period or (B) increase the Buyer’s or any of its Affiliates’ Liability for Taxes with respect to the Purchased Assets or the Assumed Liabilities; or

(ix)          authorize any of the foregoing, or commit or agree to do any of the foregoing.

(b)        The Buyer agrees that, between the date of this Agreement and the Closing or the earlier valid termination of this Agreement in accordance with its terms, it shall not, and shall cause its Affiliates not to, directly or indirectly, take any action that would, or would reasonably be expected to, individually or in the aggregate, prevent or materially impede, interfere with or delay the consummation of the Transactions, except as required by any Order of the Bankruptcy Court, as required by applicable Law, or as otherwise consented to in writing by the Selling Entities.

Section 7.2         Access to and Delivery of Information; Maintenance of Records.

(a)        Between the date of this Agreement and the Closing Date or the earlier valid termination of this Agreement in accordance with its terms, to the extent permitted by Law, the Selling Entities shall, during ordinary business hours and upon the reasonable prior request from the Buyer, give the Buyer and the Buyer’s Representatives reasonable access (at the Buyer’s sole expense) to (i) the Seller’s Representatives possessing information relating to the Purchased Assets and Assumed Liabilities, (ii) all books, records and other documents and data relating to the Purchased Assets and Assumed Liabilities in the locations in which they are normally maintained, and (iii) subject to all applicable Law, all offices and other facilities of the Selling Entities included in the Purchased Assets, to make such investigation and physical inspection of the Purchased Assets and the Assumed Liabilities as it reasonably requests; provided, however, that, in connection with such access, the Buyer and the Buyer’s Representatives shall minimize disruption to the Business, the Bankruptcy Cases and the Auction; provided, further, that in connection with the Buyer’s and/or the Buyer’s Representatives’ access of such offices and other facilities, the Buyer and/or the Buyer’s Representatives shall be accompanied at all times by a Representative of the Selling Entities unless the Seller otherwise agrees, shall not materially interfere with the use and operation of such offices and other facilities, and shall comply with all reasonable safety and security rules and regulations for such offices and other facilities. Notwithstanding anything to the contrary contained in this Agreement, the Selling Entities may restrict the foregoing access and shall not be required to (A) provide any information or access that the Selling Entities reasonably believe would violate applicable Law, including antitrust Laws and data protection Laws or the terms of any applicable Contract (including confidentiality obligations) or jeopardize any attorney-client privilege or an expectation of client confidence or any other rights to any evidentiary privilege (such limitations, “Disclosure Limitations”); provided that if any such information or access is withheld pursuant to a Disclosure Limitation, the Seller shall, to the extent possible without violating legal restrictions or losing attorney-client privilege, inform the Buyer of such fact and provide a description of the general nature of what is being withheld, and the parties hereto shall use commercially reasonable efforts to obtain any consents necessary, restructure the form of access or make other arrangements, so as to permit the access requested, (B) provide any information relating to the sale process, bids received from other Persons in connection with the Transactions and information and analysis (including financial analysis) relating to such bids or (C) conduct, or permit the Buyer or any of its Representatives to conduct, any Phase I or Phase II environmental site assessment or investigation, or other environmental sampling relating to any real property leased, subleased or otherwise occupied by any Selling Entity.

(b)        From and after the Closing, for a period of five (5) years following the Closing Date (or, if later, the closing of the Bankruptcy Cases), the Buyer will provide the Selling Entities (and their respective successors) and their respective Representatives, at the Seller’s sole expense, with reasonable access, during normal business hours, and upon reasonable advance notice, subject to reasonable denials of access or delays to the extent any such access would unreasonably interfere with the operations of the Buyer or the Business, to the books and records, including work papers, schedules, memoranda, and other documents (for the purpose of examining and copying) relating to the Purchased Assets or the Assumed Liabilities with respect to periods or occurrences prior to the Closing Date, for the purposes of (i) complying with the requirements of any Governmental Authority, including the Bankruptcy Court, (ii) the closing of the Bankruptcy Cases and the wind down of the Selling Entities’ estates (including reconciliation of Claims), (iii) making insurance Claims, (iv) complying with applicable Laws and (v) any Proceeding to which any Selling Entity is a party (other than any Proceeding involving the Buyer or any of its Affiliates); provided that the Buyer shall not be obligated to provide any such access that would conflict with the Disclosure Limitations; provided, further, that if any such information or access is withheld pursuant to a Disclosure Limitation, the Buyer shall, to the extent possible without violating legal restrictions or losing attorney-client privilege, inform the Seller of such fact and provide a description of the general nature of what is being withheld, and the parties hereto shall use commercially reasonable efforts to obtain any consents necessary, restructure the form of access or make other arrangements, so as to permit the access requested. From and after the Closing until the date that is sixty (60) days following the Closing Date (the “Transition Period”), the Seller will provide or cause to be provided to the Buyer and its Representatives, at the Buyer’s sole expense, reasonable access, during normal business hours, and upon reasonable advance notice, subject to reasonable denials of access or delays to the extent any such access would unreasonably interfere with the operations of the Seller (provided that, in the event of any such denial or delay of access, the Transition Period shall be extended by the number of days for which such access was denied or delayed), (i) to the Seller’s employees possessing information relating to the Purchased Assets and (ii) to all owned or leased offices and other facilities of the Selling Entities for the purpose of allowing the Buyer to remove the tangible Purchased Assets from the Selling Entities to facilities owned, leased or designated by the Buyer (including, for the avoidance of doubt, the Lordstown Assembly plant in Lordstown, Ohio).  In connection with such access, the Buyer and the Buyer’s Representatives shall be subject to the Disclosure Limitations and shall be accompanied at all times by a Representative of the Selling Entities unless the Seller otherwise agrees, shall not materially interfere with the use and operation of such offices and other facilities or the obligations of such employees to the Selling Entities, and shall comply with all reasonable safety and security rules and regulations for such offices and other facilities; provided, that if any such information or access is withheld pursuant to a Disclosure Limitation, the Seller shall, to the extent possible without violating legal restrictions or losing attorney-client privilege, inform the Buyer of such fact and provide a description of the general nature of what is being withheld, and the parties hereto shall use commercially reasonable efforts, at the Buyer’s sole cost, to obtain any consents necessary, restructure the form of access or make other arrangements, so as to permit the access requested. Nothing in this Agreement shall restrict or prohibit any Selling Entity from retaining physical or electronic copies of any books, records or files for the purpose of the Selling Entities’ bona fide ordinary course internal record-keeping or as otherwise required by applicable Laws or by any Order.

(c)        All information obtained by the Buyer or the Buyer’s Representatives pursuant to Section 7.2(a) shall be subject to the terms of the Confidentiality Agreement.

Section 7.3         Expenses. Except to the extent otherwise specifically provided herein or the Sale Order, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be borne by the party hereto incurring such costs and expenses. Notwithstanding anything to the contrary herein, the removal, transport and any other transfer of the Purchased Assets shall be at the sole cost and expense of the Buyer.

Section 7.4         Further Assurances.

(a)        Subject to the terms and conditions of this Agreement, at all times prior to the earlier of the Closing and the termination of this Agreement in accordance with its terms, each of the Buyer and each Selling Entity shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws to consummate and make effective the Transactions.

(b)        From time to time, on or after the Closing Date until the dissolution and liquidation of the Selling Entities, to the extent the applicable officers, contractors or employees of the Selling Entities continue in such position at such time, the Selling Entities shall execute and deliver such other instruments of transfer to the Buyer as are reasonably necessary and as the Buyer may reasonably request in order to more effectively vest in the Buyer all of the Selling Entities’ right, title and interest to the Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).

(c)        Nothing in this Section 7.4 shall (i) require the Selling Entities to make any expenditure or incur any obligation on their own or on behalf of the Buyer, (ii) prohibit any Selling Entity from ceasing operations, terminating employees or winding up its affairs following the Closing, or (iii) prohibit the Selling Entities from taking such actions as are necessary to conduct the Auction, as are required by the Bankruptcy Court or as would otherwise be permitted under Section 7.1.

Section 7.5         Public Statements. The initial press release relating to this Agreement shall be a joint press release, the text of which shall be agreed to in writing by the Buyer, on the one hand, and the Seller, on the other hand. Unless otherwise required by or reasonably necessary to comply with applicable Law, Bankruptcy Court requirements or the rules or regulations of any applicable securities exchange, and except for disclosure of matters that become a matter of public record as a result of the Bankruptcy Cases and any filings or notices related thereto, the Buyer, on the one hand, and the Seller, on the other hand, shall consult with each other before either such party or their respective Affiliates or Representatives issue any other press release or otherwise makes any public statement with respect to this Agreement, the Transactions or the activities and operations of the other parties hereto and shall not, and shall cause their respective Affiliates and Representatives not to, issue any such release or make any such statement without the prior written consent of the Seller or the Buyer, respectively (such consent not to be unreasonably withheld, conditioned or delayed), except that no such consent shall be necessary to the extent disclosure is made by the Seller or its Affiliates in any filing made to with Bankruptcy Court in connection with this Agreement or the Bankruptcy Cases; provided that nothing in this Agreement shall restrict or prohibit the Seller, the Buyer or their respective Affiliates from making any announcement to their respective employees, customers and other business relations to the extent such announcement is consistent in all material respects with previous press releases, public disclosures or public statements made by any party hereto in accordance with this Agreement, including in investor conference calls, SEC filings, Q&As or other publicly disclosed statements or documents, in each case, to the extent such disclosure is still accurate in all material respects (and not misleading).

Section 7.6         Reasonable Best Efforts Governmental Authority Approvals and Cooperation. The Buyer shall and shall cause its Affiliates to: (i) as promptly as practicable following the date hereof, take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates with any applicable Governmental Authority or required under applicable Law in connection with the Transaction Documents and the Transactions; (ii) at the earliest practicable date comply with (or properly reduce the scope of) any formal or informal request for additional information or documentary material received by it or any of its Affiliates from any Governmental Authority; (iii) consult and cooperate with the Seller and its Affiliates and their respective Representatives, and consider in good faith the views of the Seller and its Affiliates and their respective Representatives, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any applicable Laws (including in connection with any so called “second request”, subpoena, interrogatory or deposition by any regulatory authority) and (iv) without limiting the foregoing, use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done, and assist and cooperate with the other parties hereto in doing, all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Transactions as promptly as reasonably practicable, including negotiating, preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings, to obtain as promptly as reasonably practicable all Consents necessary or advisable to be obtained from any third party in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions. The Selling Entities shall (A) as promptly as practicable following the date hereof, take all actions necessary to file or cause to be filed the filings required of it or any of its Affiliates under any applicable Laws in connection with this Agreement and the Transactions; (B) consult and cooperate with the Buyer, and consider in good faith the views of the Buyer, in connection with any filings, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any applicable Laws (including in connection with any so called “second request”, subpoena, interrogatory or deposition by any regulatory authority) and (C) without limiting the foregoing and subject to Section 2.5(g), use, their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done, and assist and cooperate with the other parties hereto in doing, all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Transactions as promptly as reasonably practicable, including negotiating, preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all Consents necessary or advisable to be obtained from any third party in connection with the execution, delivery and performance of this Agreement and the consummation of the Transactions. Each of the Buyer and the Selling Entities will promptly notify the other parties hereto (including the Seller) of any written communication made to or received by such party or its Affiliates or their respective Representatives from any Governmental Authority regarding the Transactions, and, subject to applicable Law, if practicable, permit the other parties hereto to review in advance any proposed substantive written communication to any such Governmental Authority and consider in good faith and incorporate such other parties’ hereto reasonable comments, not agree to participate in any substantive meeting or discussion with any such Governmental Authority in respect of any filing, investigation or inquiry concerning this Agreement or the Transactions unless, to the extent reasonably practicable, it consults with the such other parties in advance and, to the extent permitted by such Governmental Authority, gives such other parties the opportunity to attend, and furnish such other parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the Transactions.

Section 7.7         Employee Matters.

(a)        From and after the date hereof, the Buyer may, in coordination with the Seller, contact and communicate with the employees of Seller regarding employment opportunities with the Buyer; provided such contact and communications shall not interfere with the Selling Entities’ operations. At least five (5) Business Days prior to the Closing, the Buyer shall make a written offer of employment, the form of which Seller will have had a reasonable opportunity to review and comment on, to commence as of the Closing, to each of the Employees listed in Section 7.7 of the Disclosure Schedule (each such Employee, an “Offered Employee”). The Buyer shall be entitled to modify Section 7.7 of the Disclosure Schedule until the date that is six (6) Business Days prior to the Closing. Each Offered Employee who receives and accepts such an offer of employment with the Buyer is referred to herein as a “Transferred Employee”, and the Buyer shall employ each Transferred Employee in accordance with such accepted offer as of the Closing.

(b)        The provisions of this Section 7.7 are for the sole benefit of the Buyer and the Selling Entities and nothing herein, express or implied, is intended or shall be construed to confer upon or give any Person (including for the avoidance of doubt any Employees or Transferred Employees), other than the Buyer and the Selling Entities and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 7.7 or under or by reason of any provision of this Agreement). Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement or arrangement, (ii) shall, subject to compliance with the other provisions of this Section 7.7, alter or limit Buyer’s or any Selling Entity’s ability to amend, modify or terminate any particular benefit plan, program, agreement or arrangement or (iii) is intended to confer upon any current or former employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment. The Selling Entities shall retain all Liabilities related to the employment or termination of employment of any current or former officer, director, employee or service provider, in each case, by the Selling Entities and their Affiliates; provided that the Buyer shall retain all Liabilities related to the employment or termination of employment of any Transferred Employee by or with the Buyer arising following the Closing Date.

Section 7.8         Tax Matters.

(a)        Any sales, use, goods and services, harmonized sales, real property, property transfer or gains, gross receipts, documentary, stamp, registration, recording or similar Tax payable in connection with the sale or transfer of the Purchased Assets and the assumption of the Assumed Liabilities pursuant to this Agreement (“Transfer Taxes”) shall, to the extent not subject to an exemption under the Bankruptcy Code, including Section 1146(a) of the Bankruptcy Code be borne by the Buyer. The Buyer shall pay such Transfer Taxes in addition to the Purchase Price, either to the appropriate Selling Entity or Selling Entities or to the relevant Governmental Authorities, as required by applicable Law. The Selling Entities and the Buyer shall use their commercially reasonable efforts and cooperate in good faith to reduce, mitigate and exempt the sale and transfer of the Purchased Assets from any such Transfer Taxes. The Buyer, at its own expense, shall prepare and file all necessary Tax Returns or other documents with respect to all such Transfer Taxes and shall provide a copy of any such Tax Returns or other documents to Selling Entities. Any reimbursement payment by the Buyer to a Selling Entity of Transfer Taxes shall be treated by the Buyer and the Selling Entities as additional Purchase Price.

(b)        After Closing, Buyer and Seller shall cooperate (and in the case of Seller shall cause the other Selling Entities to cooperate) fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and the conduct of Tax Proceedings. Such cooperation shall include (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder; provided, however, that the Buyer and its Affiliates shall not be required to disclose the contents of their Tax Returns to any Person. Any reasonable expenses incurred in such cooperation or in furnishing such record and information pursuant to this Section 7.8(b) shall be borne by the party requesting it.

(c)        For purposes of allocating any Tax imposed with respect to the ownership of the Purchased Assets or the ownership or operation of the Business that relates to a Straddle Period, the parties shall use the following conventions for determining the portion of such Tax that relates to a Pre-Closing Tax Period: (i) in the case of personal property and real property Taxes or other similar Taxes imposed on a periodic basis, the amount of Taxes (or Tax refunds) attributable to the Pre-Closing Tax Period shall be determined by multiplying the Taxes for the entire period by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period; and (ii) in the case of all other Taxes (including income Taxes, employment Taxes and sales and use Taxes), the amount of Taxes attributable to the Pre-Closing Tax Period shall be determined as if a separate return was filed for the period ending as of the end of the day on the Closing Date using a “closing of the books methodology.”

(d)        The Buyer and the Selling Entities shall, and shall cause their respective Affiliates to, consistently treat the transactions described in Article II for all Tax purposes as a fully taxable disposition of the Purchased Assets in exchange for the Purchase Price.

Section 7.9         Submission for Bankruptcy Court Approval.

(a)        Each of the Selling Entities and the Buyer acknowledges that this Agreement and the sale of the Purchased Assets to the Buyer, the assignment of the Assumed Agreements to the Buyer and the assumption of the Assumed Liabilities by the Buyer are subject to Bankruptcy Court approval. The Buyer acknowledges that (i) to obtain such approval, the Selling Entities must demonstrate that they have taken reasonable steps to obtain the highest and otherwise best offer possible for the Purchased Assets (as further set out in Section 7.10), and (ii) the Buyer must provide adequate assurance of future performance as required under the Bankruptcy Code with respect to each Assumed Agreement. The Buyer agrees that it will promptly take such actions as are reasonably requested by the Seller or the Selling Entities to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by the Buyer of the Assumed Agreements, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by the Buyer under this Agreement and demonstrating that the Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code. The Selling Entities shall give notice under the Bankruptcy Code of the request for the relief specified in the Motions to all Persons entitled to such notice, including all Persons that have asserted Encumbrances in the Purchased Assets and all non-debtor parties to the Assumed Agreements, and other appropriate notice, including such additional notice as the Bankruptcy Court shall direct or as the Buyer may reasonably request, and provide appropriate opportunity for hearing, to all parties entitled thereto, of all motions, Orders, hearings, or other Proceedings in the Bankruptcy Court relating to this Agreement or the Transactions. The Selling Entities shall be responsible for making all appropriate filings relating thereto with the Bankruptcy Court, which filings shall be submitted, to the extent practicable, to the Buyer prior to their filing with the Bankruptcy Court for the Buyer’s prior review.

(b)        Each Selling Entity and the Buyer shall promptly consult with one another regarding pleadings which any of them intends to file with the Bankruptcy Court (i) in connection with, or which might reasonably affect the Bankruptcy Court’s approval of the Sale Order or (ii) that relate to this Agreement, the Transactions or the Transaction Documents, in each case, at least two (2) days prior to making any such filing. Each Selling Entity shall promptly provide the Buyer and its counsel with copies of all notices, filings and Orders of the Bankruptcy Court that such Selling Entity receives pertaining to the motion for approval of the Bidding Procedures Order or the Sale Order or any other Order related to any of the Transactions, but only to the extent such papers are not publicly available on the Bankruptcy Court’s docket or otherwise made available to the Buyer and its counsel.

(c)        If the Bidding Procedures Order, the Sale Order, or any other Orders of the Bankruptcy Court relating to this Agreement or the Transactions shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Bidding Procedures Order, the Sale Order or other such Order), subject to rights otherwise arising from this Agreement, the Selling Entities shall promptly notify the Buyer thereof and promptly provide a copy of the related filing. The Selling Entities shall also provide the Buyer with notice of any filings with the Bankruptcy Court filed in connection with any such appeal. The Selling Entities agree to use commercially reasonable efforts to defend against or prosecute such appeal, petition or motion and obtain an expedited resolution of any such appeal, petition or motion, including drafting pleadings and attending hearings, and the Buyer shall use commercially reasonable efforts to assist the Selling Entities in such defense or prosecution and any efforts to obtain an expedited resolution thereof to the extent reasonably requested by the Selling Entities.

Section 7.10       Competing Bids; Overbid Procedures; Adequate Assurance.

(a)        The Buyer and the Selling Entities acknowledge that the Selling Entities must take reasonable steps to demonstrate that they have sought to obtain the highest or otherwise best price for the Purchased Assets, including giving notice thereof to the creditors of the Selling Entities and other interested parties, providing information about the Selling Entities’ business to prospective bidders, entertaining higher and better offers from such prospective bidders, and, if additional qualified prospective bidders desire to bid for the Purchased Assets, conducting an auction (the “Auction”), in each case, as and to the extent set forth in the Bidding Procedures Order.

(b)        The bidding procedures to be employed with respect to this Agreement and any Auction shall be those reflected in the Bidding Procedures Order as of the date hereof. The Buyer agrees to be bound by and accept the terms and conditions of the Bidding Procedures Order as approved by the Bankruptcy Court as of the date hereof. The Buyer and each Selling Entity agrees that this Agreement and the consummation of the Transactions are subject to the right of the Selling Entities and their Affiliates and Representatives to seek, solicit, invite, encourage, consider, discuss and negotiate higher or better Competing Bids in accordance with the Bidding Procedures Order. From the date hereof (and any prior time) and until the date of entry of the Sale Order by the Bankruptcy Court with respect to this Agreement and the Transactions, the Selling Entities and their Affiliates are permitted to and are permitted to cause their Representatives and Affiliates to, initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by, any Person (in addition to the Buyer and its Affiliates and Representatives) in connection with a Competing Bid, including, to (and to cause their Representatives and Affiliates to) respond to any inquiries or offers to purchase all or any part of the Purchased Assets, (including supplying information relating to the Business and the assets of the Selling Entities to prospective purchasers).

(c)        If an Auction is conducted, and the Buyer is not the prevailing bidder at the Auction but is the next highest bidder at the Auction, the Buyer shall serve as a back-up bidder (the “Back-Up Bidder”) and keep the Buyer’s bid to consummate the Transactions on the terms and conditions set forth in this Agreement (as the same may be improved upon in the Auction as agreed to by the Buyer and the Selling Entities) open and irrevocable, and the Buyer shall not terminate this Agreement in accordance with Section 9.1(b)(ii) or Section 9.1(b)(iii), notwithstanding any right of the Buyer to otherwise terminate this Agreement pursuant to Article IX hereof, until the earlier of (i) the Outside Date, (ii) the date of the consummation of an Alternative Transaction and (iii) the termination of this Agreement in accordance with the terms hereof. Following the Sale Hearing and prior to the Outside Date, if the prevailing bidder in the Auction terminates their prevailing bid prior to consummation of an Alternative Transaction, the Buyer (if designated as the Back-Up Bidder) will be deemed to have the new prevailing bid, and the Selling Entities will be authorized, without further Order of the Bankruptcy Court, to consummate the Transactions with the Buyer on the terms and subject to the conditions set forth in this Agreement (as the same may be improved upon in the Auction as agreed to by the Buyer and the Selling Entities).

(d)        The Buyer shall provide adequate assurance as required under the Bankruptcy Code of the future performance by the Buyer of each Assumed Agreement. The Buyer agrees that it will promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assumed Agreements, such as furnishing affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making the Buyer’s Representatives available to testify before the Bankruptcy Court.

(e)        The Selling Entities and the Buyer agree, and the Selling Entities shall include in any motion to approve or other documents filed in support of entry of the Sale Order shall reflect the fact, that the provisions of this Agreement, including this Section 7.10, are reasonable, were a material inducement to the Buyer to enter into this Agreement and are designed to achieve the highest and best price for the Purchased Assets and Assumed Liabilities.

Section 7.11       Non-Contact. From the date hereof until the earlier to occur of the Closing and the date that this Agreement is validly terminated in accordance with its terms, except for (i) any meetings between the Buyer and its Affiliates, on the one hand, and the Offered Employees, on the other hand, in accordance with Section 7.7, and/or (ii) any contacts between the Buyer, its Affiliates and its and their Representatives, on the one hand, and any officer, customer or supplier of any Selling Entity, on the other hand, in each case for the purpose of making effective the Transactions, for which the Buyer provided the Seller with advance written notice and an opportunity to participate in such contacts, none of the Buyer, its Affiliates and its and their Representatives acting on their behalf shall initiate or maintain contact with any person known by the Buyer, its Affiliates or such Representatives to be a director, officer, employee, supplier, customer, partner, accountant, stockholder, insurer or creditor of any Selling Entity or any of its Affiliates regarding the contemplated Transaction without the prior express written permission of the Seller.

Section 7.12       Wrong Pocket.

(a)        Subject to the terms of this Agreement (including Section 2.5 and Section 7.4(c)) and the other Transaction Documents, during the period ending on the earlier of (x) the liquidation or dissolution of the Selling Entities, and (y) the date that is one (1) year following the Closing, if either the Buyer or any Selling Entity becomes aware that any right, property or asset forming part of the Purchased Assets has not been transferred to the Buyer or that any right, property or asset not forming part of the Purchased Assets has been transferred to the Buyer, it shall promptly notify the such other parties hereto and the Buyer or the Selling Entity, as applicable, shall, as soon as reasonably practicable thereafter, ensure that such right, property or asset (and any related Liability) is transferred at the expense of the party that is seeking the assets to be transferred to it and with any necessary prior Consent, to (i) the Buyer, in the case of any right, property or asset forming part of the Purchased Assets which was not transferred to the Buyer at or in connection with the Closing, or (ii) the Seller, in the case of any right, property or asset not forming part of the Purchased Assets which was transferred to the Buyer at the Closing.

(b)        The Selling Entities, on the one hand, and the Buyer, on the other hand, each agree that, after the Closing, each will, to the extent permitted by applicable Law and subject to Section 7.4(c), hold in trust for the other’s benefit and accounts and will promptly transfer and deliver to the other, from time to time as and when received by such party or its Affiliates, any cash, checks with appropriate endorsements, payment of an account, trade, note receivable or other payment or other property or assets that such party or its Affiliates may receive on or after the Closing which properly belongs to such other party or their respective Affiliates pursuant to the terms of this Agreement.

Section 7.13       Insurance. From and after the Closing, the Business and the Purchased Assets shall cease to be insured by the Selling Entities’ current and historical insurance policies or programs or by any of their current and historical self-insured programs, and neither the Buyer nor its Affiliates shall have any access, right, title or interest to or in any such insurance policies, programs or self-insured programs (including to all Claims and rights to make Claims and all rights to proceeds) to cover any Purchased Assets or any loss arising from the operation of the Business, in each case, including with respect to all known and incurred but not reported Claims. The Selling Entities or any of their respective Affiliates may amend, at the Closing, any insurance policies and ancillary arrangements in the manner they deem appropriate to give effect to this Section 7.13, provided, that nothing herein shall be deemed to effect an assignment of any insurance policies that, pursuant to their terms and conditions, may not be assigned without the insurer’s consent.

Section 7.14       Acknowledgements. The Buyer agrees, warrants and represents that (a) the Buyer is purchasing the Purchased Assets on an “AS IS”, “WHERE IS” and “WITH ALL FAULTS” basis based solely on the Buyer’s own investigation of the Purchased Assets and (b) except for the representations and warranties of the Selling Entities set forth in Article V, neither the Selling Entities nor any of the Seller’s Representatives has made any warranties, representations or guarantees, express, implied or statutory, written or oral, respecting the Purchased Assets, any part of the Purchased Assets, the financial performance of the Purchased Assets or the Business, or the physical condition of the Purchased Assets. The Buyer further acknowledges that the consideration for the Purchased Assets specified in this Agreement has been agreed upon by the Selling Entities and the Buyer after good-faith arms-length negotiation in light of the Buyer’s agreement to purchase the Purchased Assets “AS IS”, “WHERE IS” and “WITH ALL FAULTS.” The Buyer agrees, warrants and represents that, except as set forth in this Agreement (including the representations and warranties of the Selling Entities set forth in Article V), the Buyer has relied, and shall rely, solely upon its own investigation of all such matters, and that the Buyer assumes all risks with respect thereto.

Section 7.15       Name Change. The Selling Entities shall, as promptly as practicable (but in no event later than six (6) months) after the Closing, cease using and displaying (other than in their corporate and business names) any Seller Brand Names that are included in the Purchased Assets, and in accordance with such requirement, the Selling Entities shall use commercially reasonable efforts to, no later than one year after the Closing, legally change their corporate and business names (to the extent such names include any such Seller Brand Names or a confusingly similar Trademark) to names that are not confusingly similar to such Seller Brand Names, and file notices of any such name changes with the Bankruptcy Court. Under no circumstance shall the Selling Entities, after the Closing, use or otherwise exploit the Seller Brand Names included in the Purchased Assets or any other indicia confusingly similar to the Seller Brand Names included in the Purchased Assets, or Copyrights included in the Purchased Assets as a source identifier in connection with any product, service or domain name. Any use of the Seller Brand Names by the Selling Entities as permitted under this Section 7.15 shall be consistent in all material respects (including with respect to quality) with that in effect prior to the Closing and shall not reflect negatively on the Seller Brand Names or the business conducted by Buyer thereunder.

Section 7.16       IP License. Effective as of the Closing, and to the extent it has rights to freely do so (including without payment obligation to a third party), the Buyer hereby grants to the Selling Entities a non-exclusive, fully paid-up, royalty-free, perpetual, irrevocable, sublicensable license to the Seller IP solely to the extent that such Seller IP is used in connection with the Excluded Assets as of the Closing and necessary for the Selling Entities to use, operate, transfer, dispose of or otherwise manage the Excluded Assets, in whole or in part; provided that, notwithstanding the foregoing, such license (a) shall not be used or otherwise exercised in connection with the production or sale of vehicles, (b) shall be subject to maintenance in all cases of the confidentiality of any and all Trade Secrets included in such Seller IP, and (c) shall be revocable and limited to six (6) months solely with respect to the Trademarks included in the Seller IP (and, for clarity, any use of such Trademarks shall be in accordance with Section 7.15).

Section 7.17       Elaphe License Agreement. As promptly as practicable after the date hereof, the Seller shall use reasonable best efforts and reasonably cooperate with Buyer in accordance with the Seller’s and Buyer’s obligations under Section 2.5(g) to amend the Elaphe License Agreement (the “Elaphe Amendment”) to (a) permit the Licensee to use the Licensed Products for any vehicle designed, manufactured, used or sold by Licensee or its Affiliates in the Territory (in each case, as defined in the Elaphe License Agreement) and (b) name the Buyer or its designee as the Licensee (as defined in the Elaphe License Agreement).

Section 7.18       Servers. The Selling Entities will use reasonable best efforts to, prior to the Closing, (a) segregate information and data constituting Purchased Assets from information and data constituting Excluded Assets, on the Purchased Servers and the Excluded Servers, respectively, and (b) minimize the number of servers necessary to contain the information and data constituting Excluded Assets.  As soon as reasonably practicable after completion of such segregation of data and information and prior to the Closing, the Seller will deliver to the Buyer an executed certificate of an officer of the Seller certifying that such segregation has been completed.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1         Conditions to Each Party’s Obligations to Effect the Closing. The respective obligations of each of the Selling Entities and the Buyer to consummate the Transactions shall be subject to the satisfaction or, to the extent permitted by applicable Law, waiver in a joint writing by the Buyer and the Seller, at or prior to the Closing, of the following conditions (provided that such waiver shall only be effective as to the obligations of the Selling Entities, in the case of a waiver by the Seller, and the Buyer, in the case of the Buyer):

(a)        no Governmental Authority, including the Bankruptcy Court, shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the Transactions (any such Order, a “Legal Restraint”); and

(b)        the Bankruptcy Court shall have entered an Order substantially in the form attached hereto as Exhibit A, as may be modified or amended with the written consent of the Seller and the Buyer (the “Sale Order”), and such Sale Order shall be a Final Order.

Section 8.2         Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived in writing by the Buyer in its sole discretion:

(a)        the Selling Entities shall have performed and complied in all material respects with the covenants contained in this Agreement which are required to be performed and complied with by them on or prior to the Closing Date;

(b)        (i) each Fundamental Representation shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made at and as of such time (except for those representations and warranties which address matters only as of a specific date in which case such representation or warranty shall have been true and correct as of such date), (ii) the representations and warranties of the Selling Entities set forth in the last sentence of Section 5.5(c) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made at and as of such time and (iii) the representations and warranties of the Selling Entities set forth in Article V (other than the Fundamental Representations and the representations and warranties set forth in the last sentence of Section 5.5(c)) (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of such time (except for those representations and warranties which address matters only as of a specific date in which case such representation or warranty shall have been true and correct as of such date), except for such failures to be true and correct as has not resulted in and would not reasonably be expected to result in a Material Adverse Effect;

(c)        the Buyer shall have received a duly executed certificate from an officer of the Seller to the effect that the conditions set forth in Section 8.2(a) and (b) have been satisfied; and

(d)        the Buyer shall have received the items to be delivered to it pursuant to Section 4.2.

Section 8.3         Conditions to Obligations of the Selling Entities. The obligation of the Selling Entities to consummate the Transactions shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any of which may be waived in writing by the Seller in its sole discretion:

(a)        the Buyer shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by the Buyer on or prior to the Closing Date;

(b)        the representations and warranties of the Buyer set forth in Article VI (without giving effect to any materiality qualifications set forth therein) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made at and as of such time (except for those representations and warranties which address matters only as of a specific date in which case such representation or warranty shall have been true and correct as of such date), except for such failures to be true and correct as would not reasonably be expected, individually or in the aggregate, to prevent the Transactions;

(c)        the Seller shall have received a duly executed certificate from an officer of the Buyer to the effect that the conditions set forth in Section 8.3(a) and (b) have been satisfied; and

(d)        the Seller shall have received the items to be delivered to it pursuant to Section 4.3.

Section 8.4         Frustration of Closing Conditions. None of the Selling Entities or the Buyer may rely on or assert the failure of any condition set forth in Article VIII to be satisfied if such failure was proximately caused by such party’s failure to comply with this Agreement in all material respects.

ARTICLE IX

TERMINATION; WAIVER

Section 9.1         Termination. Subject to Section 7.10(c), this Agreement may be terminated at any time prior to the Closing by:

(a)        mutual written agreement of the Seller and the Buyer;

(b)        written notice of either the Seller or the Buyer to such other party, and subject to Section 7.10, if:

(i)            following the date hereof a Legal Restraint has come into effect that has become final and nonappealable; provided, that (x) the Seller may not terminate this Agreement pursuant to this Section 9.1(b)(i) if the existence of such Legal Restraint was proximately caused by a Selling Entity’s material breach of any of its obligations hereunder and (y) the Buyer may not terminate this Agreement pursuant to this Section 9.1(b)(i) if the existence of such Legal Restraint was proximately caused by the Buyer’s material breach of any of its obligations hereunder;

(ii)           (x) any Selling Entity enters into a binding Contract for one or more Alternative Transactions with one or more Persons other than the Buyer or its Affiliates, or (y) the Bankruptcy Court approves an Alternative Transaction other than with the Buyer or its Affiliates;

(iii)          the Closing shall not have occurred on or before October 31, 2023 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 9.1(b)(iii) shall not be available to any party hereto if such party or its Affiliates is then in material breach of this Agreement that proximately caused the failure of the Closing to occur prior to such date; provided, further, that the right to terminate this Agreement pursuant to this Section 9.1(b)(iii) shall not be available to the Seller or the Buyer, as applicable, if the other party or parties hereto or their respective Affiliates have initiated proceedings prior to the Outside Date to specifically enforce this Agreement which such proceedings are still pending; or

(iv)          (x) the Bankruptcy Cases applicable to the Selling Entities are, without the Seller’s consent, converted into cases under Chapter 7 of the Bankruptcy Code or dismissed, or (y) without the Seller’s consent, a trustee under the Bankruptcy Code is appointed in the Bankruptcy Cases applicable to the Selling Entities.

(c)        the Seller if:

(i)            any of the representations and warranties of the Buyer contained in Article VI shall be inaccurate or shall have become inaccurate, and the condition set forth in Section 8.3(b) would not then be satisfied; provided, that at the time of such termination no Selling Entity is in breach of any of its representations, warranties, covenants or agreements contained herein, which breach would give rise to the failure of a condition in Section 8.2(a) or 8.2(b) to be satisfied;

(ii)           the Buyer shall have failed to perform or comply with any of the covenants or agreements contained in this Agreement to be performed and complied with by the Buyer and the condition set forth in Section 8.3(a) would not then be satisfied; provided, that at the time of such termination no Selling Entity is in breach of any of its representations, warranties, covenants or agreements contained herein, which breach would give rise to the failure of a condition in Section 8.2(a) or 8.2(b) to be satisfied;

(iii)          (A) all of the conditions set forth in Section 8.1 and Section 8.2 have been satisfied, or waived by the Buyer (other than those conditions that by their nature cannot be satisfied until the Closing, but which conditions are, at the time the notice of termination is delivered by the Seller to the Buyer, capable of being satisfied if the Closing were to occur at such time), (B) the Seller has confirmed in writing to the Buyer that all of the conditions set forth in Sections 8.1 and 8.3 have been satisfied, or waived by the Seller (other than those conditions that by their nature cannot be satisfied until the Closing, but which conditions are, at the time the notice of termination is delivered by the Seller to the Buyer, capable of being satisfied if the Closing were to occur at such time), (C) the Seller has confirmed in writing to the Buyer that the Selling Entities are ready, willing and able to effect the Closing and (D) the Buyer does not consummate the Closing within five (5) Business Days following the receipt by the Buyer of such notice; or

(iv)          until the earlier of (A) the conclusion of the Auction and (b) the entry of the Sale Order, any Selling Entity or the board of directors (or similar governing body) of any Selling Entity determines that proceeding with the Transactions or failing to terminate this Agreement would be inconsistent with its fiduciary duties;

provided, however, for purposes of clauses (i) and (ii) of this Section 9.1(c) if an inaccuracy in any of the representations and warranties of the Buyer or a failure to perform or comply with a covenant or agreement by the Buyer is curable by the Buyer, then the Seller may not terminate this Agreement under this Section 9.1(c) on account of such inaccuracy or failure (x) prior to the earlier of (1) the Outside Date and (2) the date that is thirty (30) days following the delivery of written notice to the Buyer of such breach if such inaccuracy or failure shall have not been fully cured during such period.

(d)        the Buyer if:

(i)            any of the representations and warranties of the Selling Entities contained in Article V shall be inaccurate as of the date of this Agreement, or shall have become inaccurate as of a date subsequent to the date of this Agreement (as if made on and as of such subsequent date), and the condition set forth in Section 8.2(b) would not then be satisfied; provided, that at the time of such termination the Buyer is not in breach of any of its representations, warranties, covenants or agreements contained herein, which breach would give rise to the failure of a condition in Section 8.3(a) or 8.3(b) to be satisfied; or

(ii)           the Selling Entities shall have failed to perform or comply with any of the covenants or agreements contained in this Agreement to be performed and complied with by the Selling Entities and the condition set forth in Section 8.2(a) would not then be satisfied; provided, that at the time of such termination the Buyer is not in breach of any of its representations, warranties, covenants or agreements contained herein, which breach would give rise to the failure of a condition in Section 8.3(a) or 8.3(b) to be satisfied;

(iii)          (A) the Sale Hearing is not held on or before October 18, 2023, or if the Sale Hearing is delayed due to the Bankruptcy Court’s unavailability, the next Business Day on which the Bankruptcy Court is available, or (B) the Bankruptcy Court has not entered the Sale Order on or before October 21, 2023, or if approval of the Sale Order is delayed due to the Bankruptcy Court’s unavailability, the next Business Day on which the Bankruptcy Court is available; provided that, in each case of clauses (A) and (B), the Buyer shall not have the right to terminate this Agreement pursuant to this Section 9.1(d)(iii) if the Buyer is in material breach of this Agreement in a manner which results in the failure to achieve any of the foregoing milestones;

(iv)          if the Bankruptcy Cases are dismissed or converted to a case under Chapter 7 of the Bankruptcy Code, and neither such dismissal nor conversion expressly contemplates the Transactions;

(v)           the Selling Entities publicly announce any plan of reorganization that would prevent the Closing of the Transactions from occurring in accordance with the terms of this Agreement;

(vi)          Buyer is not the winning bidder or the Back-Up Bidder at the Auction; or

(vii)         the Selling Entities withdraw or seek authority to withdraw the Sale Motion.

provided, however, for purposes of clauses (i) and (ii) of this Section 9.1(d), that if an inaccuracy in any of the representations and warranties of the Selling Entities or a failure to perform or comply with a covenant or agreement by any of the Selling Entities is curable by it, then the Buyer may not terminate this Agreement under this Section 9.1(d) on account of such inaccuracy or failure (x) prior to the earlier of (1) the Outside Date and (2) the date that is thirty (30) days following the delivery of written notice to the Seller of such breach if such inaccuracy or failure shall have not been fully cured during such period.

Section 9.2         Procedure and Effect of Termination. In the event of the valid termination of this Agreement pursuant to Section 9.1, written notice thereof shall forthwith be given by the terminating party to the other party, specifying the provision pursuant to which the Agreement is being terminated, and this Agreement shall terminate and the Transactions shall be abandoned, without further action by any of the parties hereto; provided, however, that (a) none of the Selling Entities or the Buyer shall be relieved of or released from any Liability for any failure to consummate the Transactions when required pursuant to this Agreement or arising from any intentional breach by such party of any provision of this Agreement; provided, further, however, that if this Agreement is terminated in circumstances under which the Deposit is required to be delivered to the Selling Entities pursuant to Section 3.2 and the Termination Fee is required to be paid to the Selling Entities, subject to the Selling Entities’ rights under Section 10.12, the Selling Entities’ receipt of the Deposit and the Termination Fee in accordance with this Agreement shall be the sole and exclusive remedy of Selling Entities against Buyer and any of its Affiliates for any Liability, damage or other loss suffered as a result of any breach of any representation, warranty, covenant or agreement in this Agreement or the failure of the Transactions except in the case of Fraud, and upon payment of such Deposit and the Termination Fee, the Buyer and its Affiliates shall have no further monetary Liability relating to or arising out of this Agreement or the Transactions, and (b) this Section 9.2, Section 3.2, Section 7.3, Article X and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement. If this Agreement is terminated in circumstances constituting a Buyer Default Termination, without limitation to the Seller’s rights pursuant to Section 3.2, Buyer shall pay to the Seller, by wire transfer of immediately available funds to an account designated by the Seller, an amount equal to $4,000,000 (the “Termination Fee”) no later than three (3) Business Days following the later of (i) the date of such termination and (ii) the date on which the Seller provides wire transfer instructions to Buyer. If Buyer fails to pay the Termination Fee pursuant to this Section 9.2 on or prior to the date such amounts are due hereunder, Buyer shall pay, or cause to be paid, to the Seller (i) the reasonable and documented out-of-pocket costs and expenses incurred by the Selling Entities or their respective Affiliates in any action seeking to enforce such Termination Fee (including reasonable and documented attorneys’ fees and expenses incurred by the Selling Entities or their respective Affiliates in connection with such action) (collectively, the “Enforcement Costs”) and (ii) interest on the amount of the Termination Fee or portion thereof from the date due through the date of actual payment at the prime lending rate prevailing at such time, as published in The Wall Street Journal, plus two percent (2%) per annum. The Selling Entities and the Buyer acknowledge and agree that the Termination Fee is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Selling Entities in the circumstances in which the Termination Fee is payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be uncertain and incapable of accurate determination.

Section 9.3         Extension; Waiver. At any time prior to the Closing, the Seller, on the one hand, or the Buyer, on the other hand, may, to the extent permitted by applicable Law (a) extend the time for the performance of any of the obligations or other acts of the Buyer (in the case of an agreed extension by the Seller) or the Selling Entities (in the case of an agreed extension by the Buyer), (b) waive any inaccuracies in the representations and warranties of the Buyer (in the case of a wavier by the Seller) or the Selling Entities (in the case of a waiver by the Buyer) contained herein or in any document delivered pursuant hereto, (c) waive compliance with any of the agreements of the Buyer (in the case of a wavier by the Seller) or the Selling Entities (in the case of a waiver by the Buyer) contained herein, or (d) waive any condition to the Buyer’s or the Selling Entities’ obligations hereunder. Any agreement on the part of the Seller, on the one hand, or the Buyer, on the other hand, to any such extension or waiver contemplated by the previous sentence shall be valid only if set forth in a written instrument signed on behalf of the Seller or the Buyer, as applicable. The failure or delay of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise of any rights hereunder.

ARTICLE X

MISCELLANEOUS PROVISIONS

Section 10.1       Amendment and Modification. This Agreement may be amended, modified or supplemented, or the terms hereof waived, only by a written instrument signed on behalf of each of the Seller and the Buyer.

Section 10.2       Survival. None of the representations and warranties of any party hereto in this Agreement, in any instrument delivered pursuant to this Agreement, or in the Schedules or Exhibits attached hereto shall survive the Closing, and, except in the case of Fraud, the parties hereto shall not, and shall not be entitled to, make any Claim or initiate any action against any other party hereto, its Affiliates or their respective Representatives with respect to any such representation or warranty from or after the Closing. None of the covenants or agreements of the parties in this Agreement shall survive the Closing, and no party hereto shall, or shall be entitled to, make any Claim or initiate any action against any other party with respect to any such covenant or agreement from or after the Closing, other than (a) the covenants and agreements of the parties contained in this Article X, Article III and Article IV and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, which shall survive the consummation of the Transaction until fully performed in accordance with its terms.

Section 10.3       Notices. All notices, consents, waivers and other communications required or permitted under, or otherwise made in connection with, this Agreement shall be in writing and shall be deemed to have been duly given or made (a) when delivered in person, (b) upon confirmation of receipt when transmitted by email, (c) upon receipt after dispatch by registered or certified mail (postage prepaid, return receipt requested), or (d) on the next Business Day if transmitted by national overnight courier (with written confirmation of delivery), in each case, addressed as follows (or to such other addresses and Representatives as a party may designate by notice to the other parties):

(a)	If to the Seller to:

Lordstown Motors Corp.
27000 Hills Tech Court
Farmington Hills, MI 48331
Attention: General Counsel
Email: legal@lordstownmotors.com

with a copy (which shall not constitute notice) to:

White & Case LLP
Southeast Financial Center
200 South Biscayne Boulevard, Suite 4900
Miami, Florida 33131
Attention: Thomas E Lauria
Email: tlauria@whitecase.com

and

White & Case LLP
1221 Avenue of the Americas
New York, NY 10020

Attention:	Gregory Pryor

David Turetsky

Adam Cieply

Email:	gpryor@whitecase.com

david.turetsky@whitecase.com

adam.cieply@whitecase.com

(b)	If to the Buyer or the Guarantor, to:

LAS Capital LLC
96004 Sea Breeze Way
Fernandina Beach, FL 32034

Attention:	Stephen M. Fleming
Email:	smf@flemingpllc.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001

Attention:	Ron E. Meisler; Robert D. Drain; Richard L. Oliver
Email:	ron.meisler@skadden.com; robert.drain@skadden.com; richard.oliver@skadden.com

Section 10.4       Assignment; No Third Party Beneficiaries.

(a)        Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party (whether by operation of law or otherwise) without the prior written consent of Buyer and the Seller, and any such assignment shall be null and void; provided, however, that the rights of the Buyer under this Agreement may be assigned by the Buyer, without the prior written consent of the Seller, to one or more of the Buyer’s Affiliates, so long as (A) such Affiliate is designated in writing by the Buyer to the Seller prior to the Closing, (B) the Buyer shall continue to remain obligated in full hereunder and (C) any such assignment would not reasonably be expected to impede or delay the Closing; provided, further, that the Selling Entities may assign some or all of its rights or delegate some or all of their obligations hereunder to successor entities pursuant to a plan of reorganization confirmed or a liquidation approved by the Bankruptcy Court. No assignment by any party hereto shall relieve such party (including an assignment by the Buyer to any of its Affiliates) of any of its obligations hereunder. Subject to the foregoing, this Agreement and all of the provisions hereof shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns, including, in the case of the Selling Entities, the trustee in the Bankruptcy Cases.

(b)        This Agreement is for the sole benefit of the parties hereto and their permitted assigns, and nothing herein, express or implied, is intended to or will confer upon any other Person any legal or equitable benefit, Claim, cause of action, remedy or right of any kind, except that Section 10.7 is intended for the benefit of and is enforceable by the Nonparty Affiliates; provided, that in each case such party will be subject to all the limitations and procedures of this Agreement as if it were a party hereunder.

Section 10.5       Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, and the invalid, illegal or unenforceable provision shall be interpreted and applied so as to produce as near as may be the economic result intended by the parties hereto. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to eliminate such invalidity, illegality or incapability of enforcement and to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

Section 10.6       Governing Law. Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement, and all Claims and causes of action arising out of, based upon, or related to this Agreement or the negotiation, execution or performance hereof, shall be governed by, and construed, interpreted and enforced in accordance with, the Laws of the State of Delaware, without regard to choice or conflict of law principles that would result in the application of any Laws other than the Laws of the State of Delaware.

Section 10.7       Non-Recourse. Except to the extent otherwise set forth in the Confidentiality Agreement, all Claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to the Transaction Documents, or the negotiation, execution, or performance of this Agreement and the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against the parties hereto. No Person who is not a party hereto, including any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any party hereto, or any past, present or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any Liability (whether in contract or in tort, in law or in equity, or granted by statute) for any Liabilities or causes of action arising under, out of, in connection with, or related in any manner to the Transactions or Transaction Documents or based on, in respect of, or by reason of the Transactions or Transaction Documents or their negotiation, execution, performance, or breach (other than as set forth in the Confidentiality Agreement), and, to the maximum extent permitted by Law, each party hereto hereby waives and releases all such Liabilities and causes of action against any such Nonparty Affiliates (except pursuant to the Transaction Documents to which they are a party). Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Confidentiality Agreement, each party hereto disclaims any reliance upon any Nonparty Affiliate with respect to the performance of the Transaction Documents or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 10.8       Submission to Jurisdiction; WAIVER OF JURY TRIAL.

(a)        Any action, Claim, suit or Proceeding arising out of, based upon or relating to this Agreement or the Transactions shall be brought solely in the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court). Each party hereby irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court) in respect of any action, Claim, suit or Proceeding arising out of, based upon or relating to this Agreement or any of the rights and obligations arising hereunder, and agrees that it will not bring any action arising out of, based upon or related thereto in any other court; provided, however, that, if the Bankruptcy Cases are dismissed, any action, Claim, suit or Proceeding arising out of, based upon or relating to this Agreement or the Transactions shall be heard and determined solely in the Chancery Court of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware and any direct appellate court therefrom). Each party hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any such action, Claim, suit or Proceeding, (a) any Claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with Section 10.3, (b) any Claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any Claim that (i) the suit, action or Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or Proceeding is improper or (iii) this Agreement or any other agreement or instrument contemplated hereby or entered into in connection herewith, or the subject matter hereof or thereof, may not be enforced in or by such courts. Each party agrees that notice or the service of process in any action, Claim, suit or Proceeding arising out of, based upon or relating to this Agreement or any of the rights and obligations arising hereunder or thereunder, shall be properly served or delivered if delivered in the manner contemplated by Section 10.3.

(b)        EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT OR PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF.

Section 10.9       Counterparts. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, may be executed in one (1) or more counterparts, each of which will be deemed to be an original of this Agreement or such amendment and all of which, when taken together, will constitute one and the same instrument, and to the extent signed and delivered by means of a photographic, photostatic, DocuSign, portable document format (.pdf), or similar reproduction of such signed writing using DocuSign or electronic mail shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of DocuSign or electronic mail to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of DocuSign or electronic mail as a defense to the formation or enforceability of a contract and each such party forever waives any such defense.

Section 10.10      Incorporation of Schedules and Exhibits. All Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein by reference and made a part of this Agreement for all purposes as if fully set forth herein.

Section 10.11      Entire Agreement. This Agreement (including all Schedules and all Exhibits), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

Section 10.12      Remedies. The parties hereto agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the parties hereto shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any Order sought by the Selling Entities to cause the Buyer to perform its agreements and covenants contained in this Agreement), in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach. Each party hereto further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.12, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument, subject only to the immediately succeeding sentence. Each party hereto further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement. If a court of competent jurisdiction has declined to specifically enforce the obligations of the Buyer to consummate the Closing pursuant to a Claim for specific performance brought against the Buyer and has instead granted an award of damages for such alleged breach, then Selling Entities may enforce such award.

Section 10.13      Bulk Sales or Transfer Laws. Each of the Buyer and the Selling Entities hereby waives compliance by the Selling Entities with the provisions of the bulk sales or transfer Laws of all applicable jurisdictions.

Section 10.14      Disclosure Schedule. It is expressly understood and agreed that (a) the disclosure of any fact or item in any section of the Disclosure Schedule shall qualify any other sections of this Agreement to the extent (notwithstanding the absence of a specific cross reference) it is reasonably apparent on its face that such disclosure relates to such other sections, (b) the disclosure of any matter or item in the Disclosure Schedule shall not be deemed to constitute an acknowledgement that such matter or item is required to be disclosed therein, or otherwise imply, that any such matter is material or creates a measure for materiality for purposes of this Agreement, and (c) the mere inclusion of an item in the Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has resulted in and would reasonably be expected to result in a Material Adverse Effect.

Section 10.15      Mutual Drafting; Headings; Information Made Available. The parties hereto participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the parties hereto, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The descriptive headings and table of contents contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. To the extent this Agreement refers to information or documents to be made available (or delivered or provided) to the Buyer or its Representatives, the Selling Entities shall be deemed to have satisfied such obligation if the Seller or any of its Representatives have made such information or document available (or delivered or provided such information or document) to the Buyer or any of its Representatives, whether in an electronic data room, via electronic mail, in hard copy format or otherwise on or before 12:01 a.m. New York Time on the date immediately preceding the date hereof.

Section 10.16      Conflicts; Privileges.

(a)            It is acknowledged by each of the parties hereto that the Selling Entities have retained White & Case LLP (“W&C”) to act as their counsel in connection with the Transactions and the Bankruptcy Cases (the “Current Representation”) and that W&C has not acted as counsel for any other Person in connection with the Transactions and that no other party to this Agreement or Person has the status of a client of W&C for conflict of interest or any other purposes as a result thereof. The Buyer hereby agrees that, following the Closing, W&C may represent any Selling Entity in any matter involving or arising from the Current Representation, including any interpretation or application of this Agreement or any other agreement entered into in connection with the Transactions, and including for the avoidance of doubt any dispute between or among Buyer or any of its Affiliates, including, after the Closing, any Selling Entity, even though the interests of such Selling Entity may be directly adverse to the Buyer or any of its Affiliates, and even though W&C may have, prior to the Closing, represented any Selling Entity or the Business in a substantially related matter, or may be, following the Closing, handling ongoing matters for the Selling Entities, the Buyer or their respective Affiliates. Additionally, the Buyer hereby waives, on behalf of its and each of its Affiliates, any Claim they have or may have that, W&C has a conflict of interest arising out of any representation described in this Section 10.16(a). The Buyer further agrees that, as to all communications between W&C, on the one hand, and any of any Selling Entity, or the Business (or any of their respective directors, officers, employees, or other representatives), on the other hand, that relate in any way to the Current Representation, any attorney-client privilege or an expectation of client confidence or any other rights to any evidentiary privilege belong to such Selling Entity, is retained by such Selling Entity and may be controlled by such Selling Entity and shall not pass to or be claimed by the Buyer. The parties hereto further agree that W&C and its Representatives and employees are third-party beneficiaries of this Section 10.16.

(b)            Notwithstanding anything to the contrary set forth in Section 2.2, if a dispute arises between the Buyer, on the one hand, and a third party other than any Selling Entity, on the other hand, the Buyer may assert the attorney-client privilege to prevent the disclosure of the Deal Communications to such third party; provided, however, that the Buyer may not waive such privilege without the prior written consent of the Seller (which such consent shall not be unreasonably withheld, conditioned or delayed). If the Buyer or any of its respective directors, officers, employees or other representatives is legally required by governmental Order or otherwise to access or obtain a copy of all or a portion of the Deal Communications, the Buyer shall, to the extent legally permissible, (i) reasonably promptly notify the Seller in writing (including by making specific reference to this Section 10.16(b)), (ii) agree that the Seller may seek a protective Order and (iii) use, at the Seller’s sole cost and expense, commercially reasonable efforts to assist therewith.

Section 10.17      Guaranty.

(a)            The Guarantor hereby unconditionally and irrevocably guarantees to the Selling Entities, until the earlier of (a) 60 days following the termination of this Agreement unless prior to such date one or more Selling Entities shall have commenced a Proceeding against the Buyer or the Guarantor alleging that any Guaranteed Obligations (as defined below) are due and owing, in which case this Section 10.17 shall survive and shall terminate upon the final, non-appealable resolution of all such Proceedings by a court of competent jurisdiction and the satisfaction by the Buyer or the Guarantor of any obligations finally determined or agreed to be owed by the Buyer or the Guarantor, (b) the occurrence of the Closing and the consummation of the Transactions and (c) the full, complete, due and punctual payment by the Buyer (and any permitted assignees thereof) of the Buyer’s obligations under this Agreement (subject to the Cap), including to pay the Cash Purchase Price and other amounts payable pursuant to this Agreement (such obligations, the “Guaranteed Obligations”); provided, that in no event shall the Guarantor’s aggregate liability under this Agreement exceed (including in the case of Fraud) the sum of (i) the Purchase Price and (ii) amounts necessary to pay all reasonable and documented out-of-pocket costs and expenses incurred by the Selling Entities or their respective Affiliates in any Proceeding seeking to enforce the terms of this Agreement against the Buyer or the Guarantor (including reasonable and documented attorneys’ fees and expenses incurred by the Selling Entities or their respective Affiliates in connection with such Proceeding) (such amount, the “Cap”). The foregoing sentence is an absolute, unconditional and irrevocable guaranty of the full, complete and punctual discharge and performance of the Guaranteed Obligations (subject to the Cap) without any set-off, restriction, condition, deduction or defense for or on account of any claim or counterclaim of any kind, other than defenses provided to the Buyer herein with respect to any such obligation, subject to the limitations set forth below. Notwithstanding anything to the contrary contained in this Section 10.17, any payment made by or on behalf of the Buyer to the Selling Entities with respect to the Guaranteed Obligations shall reduce the total obligations of the Guarantor under this Section 10.17 by such payment amount.

(b)            When pursuing its rights and remedies hereunder against the Guarantor, no Selling Entity shall be under any obligation to pursue such rights and remedies as it may have against the Buyer or any other Person for the Guaranteed Obligations or any right of offset with respect thereto prior to or contemporaneously with proceeding against the Guarantor, or demand payment therefrom more than once. Any release by any Selling Entity of the Buyer or any such other Person or any right of offset, shall not relieve the Guarantor of any Liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Selling Entities. Subject to the terms and conditions hereof and applicable Law, the Guarantor waives (i) any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by any Selling Entity, (ii) any and all legal and equitable defenses available to a guarantor (other than the full and complete satisfaction of such Guaranteed Obligations by the Buyer), including any defenses which may be available by virtue of any valuation, stay moratorium Law or other similar Law in effect as of the date of this Agreement, or in effect thereafter, any right to require the marshalling of assets of the Buyer or any other Person, and all suretyship defenses generally (other than the indefeasible satisfaction in full of the Guaranteed Obligations in accordance with their terms or defenses to the payment of the Guaranteed Obligations that would be available to the Buyer under this Agreement), (iii) promptness, diligence, notice of the acceptance of this Section 10.17 and of the Guaranteed Obligations, presentment, demand of payment, notice of non-performance, default, dishonor and protest, order, notice of the incurrence of any Guaranteed Obligations, and other notices of any kind (other than notices expressly required to be provided to the Buyer pursuant to this Agreement), including any notice of any amendment of this Agreement or waiver or other similar action granted pursuant to this Agreement and any notice of acceptance, and (iv) all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by the Seller upon this Section 10.17.  The guaranty under this Section 10.17 is a primary guarantee of performance and payment and not just of collection.  All payments under this Section 10.17 shall be made in lawful money of the United States, in immediately available funds.

(c)            The Guarantor represents and warrants to the Seller as follows: (i) the Guarantor has the requisite legal capacity, power and authority to execute and deliver this Agreement and to perform the Guarantor’s obligations hereunder; (ii) this Agreement constitutes a valid and binding obligation of the Guarantor, and is enforceable against the Guarantor in accordance with its terms, except as limited by the limitations on enforceability imposed by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles; (iii) none of the execution, delivery or performance by the Guarantor of this Agreement will result in a violation of any Laws to which the Guarantor is subject or bound, and there is no action, suit, proceeding pending or, to the Guarantor’s knowledge, threatened against the Guarantor or affecting the Guarantor with respect to any of the transactions contemplated by this Section 10.17; and (iv) from the date of this Agreement to the termination of Guarantor’s obligations under this Section 10.17, the Guarantor shall have access to sufficient funds immediately available to pay and perform all of the Guarantor’s obligations under this Section 10.17. Except for the representations and warranties contained in Article V, no Selling Entity nor any other Person on behalf of any Selling Entity makes any representation, warranty or statement of any kind or nature (whether in written, electronic or oral form) with respect to any the Purchased Assets, Assumed Liabilities or otherwise, including any representation or warranty as to the quality, merchantability, fitness for a particular purpose or condition of any Selling Entity’s businesses, operations, assets, Assumed Liabilities, prospects or any portion thereof.  Except for the representations and warranties contained in Article V, all representations, warranties and statements of any kind or nature (whether in written, electronic or oral form) are, in each case, specifically disclaimed by the Selling Entities.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the date first written above.

LORDSTOWN MOTORS CORP.

By:	/s/ Adam Kroll
Name: Adam Kroll
Title: Chief Financial Officer

LORDSTOWN EV CORPORATION

By:	/s/ Adam Kroll
Name: Adam Kroll
Title: Chief Financial Officer

LORDSTOWN EV SALES LLC

By:	/s/ Adam Kroll
Name: Adam Kroll
Title: Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

LAS CAPITAL LLC

By: LAS Management LLC, managing member

By:	/s/ Julio Rodriguez
Name: Julio Rodriguez
Title: Manager

[Signature Page to Asset Purchase Agreement]

/s/Stephen S. Burns
Stephen S. Burns

[Signature Page to Asset Purchase Agreement]

Exhibit A

Form of Sale Order

(See attached)

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re	Chapter 11

Case No. 23-10831 (MFW)
Lordstown Motors Corp., et al.,[1]
(Jointly Administered)
Debtors.
Re: Docket Nos. 16, 237, [__]

ORDER (I) AUTHORIZING AND APPROVING THE SALE OF CERTAIN OF THE DEBTORS’ ASSETS FREE AND CLEAR OF ALL LIENS, CLAIMS, ENCUMBRANCES, AND INTERESTS; (ii) AUTHORIZING THE DEBTORS TO ENTER INTO AND PERFORM their OBLIGATIONS UNDER THE PURCHASE AGREEMENT; (IIi) AUTHORIZING the ASSUMPTION AND ASSIGNMENT OF CERTAIN EXECUTORY CONTRACTS IN CONNECTION THEREWTIH;
(iv) AUTHORIZING THE SALE TRANSACTION;
AND (v) GRANTING RELATED RELIEF

Upon the motion [D.I. 16] (the “Motion”)2 of the above-captioned debtors and debtors-in-possession (the “Debtors”) for entry of an order (this “Order”), pursuant to sections 105(a), 363, 365, 503 and 507 of title 11 of the United States Code (the “Bankruptcy Code”) and Rules 2002, 6004, 6006(a), 9006, 9007, 9008 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) (i) authorizing and approving the entry into and performance under the terms and conditions of that certain Asset Purchase Agreement, dated as of September 29, 2023 (including the exhibits and schedules, and as amended, supplemented, amended and restated or otherwise modified from time to time, the “Asset Purchase Agreement”) by and among LAS Capital LLC (the “Buyer”) and the Debtors; (ii) authorizing the assumption and assignment of certain executory contracts (the “Assumed Contracts”) pursuant to the Asset Purchase Agreement; (iii) approving the sale of certain assets of the Debtors in the above-captioned chapter 11 cases (the “Chapter 11 Cases”) as set forth in Section 2.1 of the Asset Purchase Agreement (the “Purchased Assets”) free and clear of all liens, claims, encumbrances and other interests in accordance with and subject to the terms and conditions contained in the Asset Purchase Agreement and this Order; (iv) authorizing the consummation of the sale and each of the transactions contemplated by the Asset Purchase Agreement and this Order (the “Sale Transaction”); and (v) granting related relief; and upon the Declaration of [●] in Support of the Debtors’ Sale Motion [D.I. [●]] (the “[●] Declaration”); and the United States Bankruptcy Court for the District of Delaware (the “Court”) having entered an order on August 8, 2023 [D.I. 237] (the “Bidding Procedures Order”) approving, among other things, the dates, deadlines, and bidding procedures (as the same have been amended, modified or extended from time to time in accordance with the terms of the Bidding Procedures Order and the Asset Purchase Agreement, as applicable, the “Bidding Procedures”) with respect to, and notice of, the proposed sale of substantially all the assets of the Debtors; and due and sufficient notice of the Motion having been given under the particular circumstances; and it appearing that no other or further notice need be provided; and the Court having held a hearing on October 18, 2023 (the “Sale Hearing”) to approve the Sale Transaction; and the Court having reviewed and considered (a) the relief sought in the Motion with respect to the Sale Transaction, (b) the objections to the Motion or the Sale Transaction, (c) all other pleadings filed in support of the Motion, and (d) the arguments of counsel, and the evidence proffered or adduced at the Sale Hearing and any other hearing related to the Motion; and all parties in interest having been heard, or having had the opportunity to be heard, regarding the approval of the Sale Transaction and the other relief requested in the Motion; and it appearing that the relief requested in the Motion and granted herein is in the best interests of the Debtors, their estates, creditors and other parties in interest; and upon the record of the Sale Hearing and the Chapter 11 Cases; and after due deliberation thereon; and good cause appearing therefore, it is hereby,

1       The Debtors and the last four digits of their respective taxpayer identification numbers are: Lordstown Motors Corporation (3239); Lordstown EV Corporation (2250); and Lordstown EV Sales LLC (9101). The Debtors’ service address is 27000 Hills Tech Ct., Farmington Hills, MI 48331.

2       Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Motion or the Asset Purchase Agreement (as defined herein) or the Bidding Procedures Order (as defined herein).

FOUND, DETERMINED, AND CONCLUDED THAT:3

A.            Jurisdiction and Venue. This Court has jurisdiction to consider the Motion under 28 U.S.C. §§ 157 and 1334 and the Amended Standing Order of Reference, dated February 29, 2012 (Sleet, C.J.). This is a core proceeding under 28 U.S.C. § 157(b)(2)(M) and (N) that the Court can decide by a final order under the United States Constitution. Venue of these Chapter 11 Cases and this Motion is proper in this District under 28 U.S.C. §§ 1408 and 1409.

B.            Final Order. This Order constitutes a final order within the meaning of 28 U.S.C. §158(a). Notwithstanding Bankruptcy Rules 6004(h) and 6006(d), and to any extent necessary under Bankruptcy Rule 9014 and Rule 54(b) of the Federal Rules of Civil Procedure, as made applicable by Bankruptcy Rule 7054, this Court expressly finds that there is no just reason for delay in, and good and sufficient cause for, the immediate implementation of this Order, and expressly directs entry of judgment as set forth herein.

C.            Legal Predicates. The predicates for the relief requested by this Motion are sections 105(a), 363, 365, 503 and 507 of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, 6006(a), 9006, 9007, 9008 and 9014 and applicable Local Rules for the United States Bankruptcy Court for the District of Delaware (the “Local Rules”).

3        The findings, determinations, and conclusions set forth herein constitute this Court’s findings of fact and conclusions of law pursuant to Bankruptcy Rule 7052, made applicable to this proceeding pursuant to Bankruptcy Rule 9014. To the extent any of the following findings of fact constitute conclusions of law, they are adopted as such. To the extent any of the following conclusions of law constitute findings of fact, they are adopted as such.

2

D.            Petition Date. On June 27, 2023 (the “Petition Date”), each Debtor commenced with this Court a voluntary case under chapter 11 of the Bankruptcy Code (collectively, the “Chapter 11 Cases”). The Chapter 11 Cases are being jointly administered for procedural purposes only pursuant to Bankruptcy Rule 1015(b). Since the Petition Date, the Debtors have continued to operate their businesses and manage their properties as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

E.            Committee. The Office of the United States Trustee for the District of Delaware appointed (i) the official committee of unsecured creditors on July 11, 2023 (the “Committee”), and (ii) the official committee of equity security holders on September 7, 2023, for these Chapter 11 Cases. No trustee or examiner has been appointed in these Chapter 11 Cases.

F.            Bidding Procedures Order. On August 8, 2023, this Court entered the Bidding Procedures Order (i) approving the Bidding Procedures; (ii) authorizing, but not directing, the Debtors to designate one or more Stalking Horse Bidder(s) and approving procedures to seek approval of Bid Protections; (iii) scheduling the Auction and Sale Hearing; (iv) approving the form and manner of notice of the Bidding Procedures, the Bid Deadline, the Auction, the deadline to object to the sale, and all other relevant procedures, protections, schedules and agreements; (v) establishing the Assumption and Assignment Procedures, including notice of proposed cure amounts (the “Cure Amounts”) and relevant objection deadlines; and (vi) granting related relief. No appeal, motion to reconsider or similar pleading has been filed with respect to the Bidding Procedures Order, and the Bidding Procedures Order is a final order of the Court. The Bidding Procedures Order has not been vacated, withdrawn, rescinded or amended and remains in full force and effect.

3

G.            Compliance with Bidding Procedures Order. As demonstrated by (i) the [●] Declaration, (ii) the other testimony and evidence proffered or adduced at the Sale Hearing, if any, and (iii) the representations of counsel made on the record at the Sale Hearing, the Debtors and their professionals have marketed the Purchased Assets and conducted the sale process in compliance with the Bidding Procedures Order, and the sale process, [including the Auction] was duly noticed and conducted in a non-collusive, fair, and good faith manner.  The Debtors have afforded all potential buyers a full and fair opportunity to make higher and better offers than the Asset Purchase Agreement. The Buyer has acted in good faith, in a non-collusive manner and in compliance with the terms of the Bidding Procedures. In accordance with the Bidding Procedures, the Debtors determined that the bid submitted by the Buyer and memorialized by the Asset Purchase Agreement is the Successful Bid. The Asset Purchase Agreement constitutes the highest and best offer for the Purchased Assets and will provide a greater recovery for the Debtors’ estates than would be provided by any other available alternative. The Debtors’ determination that the Asset Purchase Agreement constitutes the highest and best offer for the Purchased Assets constitutes a valid and sound exercise of the Debtors’ business judgment.

H.            Buyer’s Disclosure. Buyer disclosed to the Debtors in its Bid all information required by the Bid Procedures concerning the identity of Buyer and its affiliates. Buyer’s disclosures comply with the disclosure requirements of the Bid Procedures and are sufficient to provide the Debtors and the Committee complete and accurate information concerning all material connections between the Buyer and the Debtors, its affiliates and their respective current or former directors and officers. Buyer’s disclosures establish that (i) the majority equityholder of the Buyer (the “Buyer Majority Equityholder”) is the founder and was the Chief Executive Officer of Lordstown Motors Corp., and (ii) one of the indirect managers of Buyer (the “Buyer Manager”) was the Chief Financial Officer of Lordstown Motors Corp. Each of the Buyer Majority Equityholder and Buyer Manager resigned from his respective position and ceased being an employee of Lordstown Motors Corp. on June 14, 2021 (the “Resignation Date”).

4

I.            Notice. As evidenced by the affidavits of service and publication previously filed with the Court [D.I.s 100, 270, 350, 353, 369, 415, __], and based on the record at the Sale Hearing, including representations of counsel, (i) due, proper, timely, adequate and sufficient notice of the Motion, the Bidding Procedures, the Auction, the Sale Hearing, the Sale Transaction, and the relevant objection deadlines, the Assumption and Assignment Procedures (including the objection deadline with respect to any Cure Amount and the assumption and assignment of the Assumed Contracts), the designation rights set forth in Section 2.5 of the Asset Purchase Agreement, and the Cure Amounts has been provided in accordance with sections 102(l), 363, and 365 of the Bankruptcy Code, Bankruptcy Rules 2002, 6004, 6006, 9006, 9007 and 9014, and the applicable Local Rules, and in compliance with the Bidding Procedures Order to each party entitled to such notice, (ii) such notice was good and sufficient, and appropriate under the particular circumstances, and (iii) no other or further notice of the Motion, the Bidding Procedures, the Auction, the Sale Hearing, the Sale Transaction, the Assumption and Assignment Procedures (including the objection deadline with respect to any Cure Amount), the assumption and assignment of the Assumed Contracts (including the designation rights set forth in Section 2.5 of the Asset Purchase Agreement), or the Cure Amounts is or shall be required. With respect to entities whose identities are not reasonably ascertained by the Debtors, publication of the Sale Notice once in the national edition of The Wall Street Journal on August 11, 2023, and the Automotive News on August 14, 2023, and the posting of the Sale Notice on the Debtors’ restructuring website was each sufficient and reasonably calculated under the circumstances to reach such entities. [D.I. 344].

5

J.            Notice of the Debtors’ assumption, assignment, transfer, and/or sale to the Buyer of the Assumed Contracts, together with the Debtors’ Notice of Assumption and Assignment of Executory Contracts and Unexpired Leases in Connection with Sale and Cure Costs [D.I. 280], Supplemental Notice of (I) Potential Assumption and Assignment of Executory Contracts and Unexpired Leases and (II) Cure Amounts [D.I. 482], and Second Supplemental Notice of (I) Potential Assumption and Assignment of Executory Contracts and Unexpired Leases and (II) Cure Amounts [D.I. ___] (together, the “Cure Notices”), pursuant to the Asset Purchase Agreement has been provided to the counterparties for such Assumed Contracts. As to each Assumed Contract, the Cure Amount set forth in the Asset Purchase Agreement, is sufficient for the Debtors to comply fully with the requirements of sections 365(b)(1)(A) and (B) of the Bankruptcy Code. Each of the non-Debtor parties to the Assumed Contracts has had a fair and reasonable opportunity to object to the Cure Amounts set forth in the Cure Notices, subject to the applicable objection deadline provided in the Bidding Procedures Order.

K.            Corporate Authority. Each Debtor (i) has full corporate power and authority to execute the Asset Purchase Agreement and all other documents contemplated thereby and hereby (collectively, the “Transaction Documents”), and the Sale Transaction has been duly and validly authorized by all necessary corporate action of each of the applicable Debtors, (ii) has all of the corporate power and authority necessary to consummate the transactions contemplated by this Order and the Transaction Documents, (iii) has taken all corporate action and formalities necessary to authorize and approve the Transaction Documents and the Debtors’ consummation of the transactions contemplated thereby and hereby, including as required by their respective organizational documents, (iv) has duly executed and delivered the Asset Purchase Agreement, and (v) no government, regulatory or other consents or approvals, other than those expressly provided for in the Transaction Documents, if any, are required for the Debtors to enter into the Transaction Documents, to consummate the Sale Transaction, or to perform their obligations under the Transaction Documents. The consummation of the Sale Transaction and performance under the Transaction Documents do not violate or conflict with any applicable law.

6

L.            Opportunity to Object. A fair and reasonable opportunity to object and to be heard with respect to the Motion and the relief requested therein, has been given to all interested persons and entities, including the following: (i) all counterparties to the Assumed Contracts, (ii) all known parties holding or asserting Interests on, in, or against the Purchased Assets, (iii) all parties that have requested notice pursuant to Bankruptcy Rule 2002 as of the time of service, and (iv) all applicable federal, state, and local taxing and regulatory authorities.

M.            Sale in Best Interest. Approval of the Motion and the Transaction Documents, and the consummation of the sale of the Purchased Assets pursuant to the Asset Purchase Agreement at this time is in the best interests of the Debtors, their creditors, their estates, and other parties in interest.

N.      Business Judgment.      Sound business reasons exist for the Sale Transaction. Entry into the Transaction Documents, and the consummation of the transactions contemplated thereby, including the Sale Transaction and the assumption and assignment of the Assumed Contracts, constitutes an exercise of the Debtors’ sound business judgment and such acts are in the best interests of each Debtor, its estate, and all parties in interest. The Court finds that each Debtor has articulated good and sufficient business reasons justifying the Sale Transaction. Such business reasons include, but are not limited to, the following: (i) the Asset Purchase Agreement constitutes the highest and best offer for the Purchased Assets; (ii) the Buyer has agreed to assume the Assumed Liabilities; (iii) the Sale Transaction maximizes the value of the Debtors’ estates; and (iv) unless the Sale Transaction and all of the other transactions contemplated by the Transaction Documents are concluded expeditiously, as provided for in the Motion, the Bidding Procedures, and pursuant to the Asset Purchase Agreement, recoveries to creditors and, if there is sufficient value, other stakeholders, may be diminished.

7

O.            The Debtors and their professionals actively marketed the Purchased Assets to potential buyers, as set forth in the Motion and in accordance with the Bidding Procedures Order. The bidding and auction process set forth in the Bidding Procedures Order and the Bidding Procedures afforded a full and fair opportunity for any entity to make a higher or otherwise better offer to purchase the Purchased Assets than the offer memorialized by the Asset Purchase Agreement. Based upon the record of these proceedings, all creditors and other parties in interest and all prospective bidders have been afforded a reasonable and fair opportunity to bid for the Purchased Assets.

P.            No other person or entity or group of persons or entities has offered to purchase the Purchased Assets for an amount that would give equal or greater economic value to the Debtors and their estates in the aggregate than the value being provided pursuant to the Asset Purchase Agreement. Among other things, the Sale Transaction is the best alternative available to the Debtors to maximize the return to their estates. The terms and conditions of the Asset Purchase Agreement, including the consideration to be realized by the Debtors, are fair and reasonable. Given all of the circumstances of the Chapter 11 Cases and the adequacy and fair value of the consideration provided under the Asset Purchase Agreement, approval of the Motion, the Asset Purchase Agreement, and the transactions contemplated thereby and hereby, including the Sale Transaction and the assumption and assignment of the Assumed Contracts, is in the best interest of the Debtors, their estates and creditors, and all other parties in interest.

8

Q.            Arms-Length Sale. The Transaction Documents were negotiated, proposed, and entered into by the Debtors and the Buyer without collusion, in good faith, and at arm’s-length. None of the Debtors or any of the Buyer Parties, or any of their respective representatives has engaged in any conduct that would cause or permit the Transaction Documents, or the consummation of the Sale Transaction, to be avoidable or avoided, or for costs or damages to be imposed, under section 363(n) of the Bankruptcy Code, or has acted in bad faith or in any improper or collusive manner with any entity in connection therewith. Specifically, the Buyer has not acted in a collusive manner with any person or entity and the Purchase Price was not controlled by any agreement among bidders.

R.            Good Faith Buyer. The Buyer is a good faith Buyer for value within the meaning of section 363(m) of the Bankruptcy Code and, as such, is entitled to full protections afforded under section 363(m) of the Bankruptcy Code and any other applicable or similar bankruptcy and non-bankruptcy law. The Buyer and its management, members, managers, officers, directors, employees, agents and representatives have proceeded in good faith in all respects in connection with these Chapter 11 Cases and the Sale Transaction. Furthermore, the Buyer is not an “insider” (as defined under section 101(31) of the Bankruptcy Code) of any Debtor. Without limiting the foregoing: (i) the Buyer recognized that the Debtors were free to deal with any other party interested in purchasing the Purchased Assets; (ii) the Buyer complied in all respects with the provisions in the Bidding Procedures Order; (iii) the Buyer agreed to subject its bid to the competitive Bidding Procedures set forth in the Bidding Procedures Order; (iv) all consideration to be provided by the Buyer in connection with the Sale Transaction have been disclosed; (v) no common identity of directors, officers or controlling stockholders exists among the Buyer and the Debtors; (vi) the negotiation and execution of the Transaction Documents were at arm’s-length and in good faith, and at all times each of the Buyer and the Debtors were represented by competent counsel of their choosing; and (vii) the Buyer has not acted in a collusive manner with any person or entity. The Buyer will be acting in good faith within the meaning of section 363(m) of the Bankruptcy Code in closing the transactions contemplated by the Asset Purchase Agreement and the Transaction Documents.

9

S.            Property of the Estate. The Purchased Assets constitute property of the Debtors’ estates and title thereto is vested in the Debtors’ estates within the meaning of section 541(a) of the Bankruptcy Code.

T.            Free and Clear Sale. The Debtors may sell the Purchased Assets free and clear of all Encumbrances, claims (including any “claims” as defined in section 101(5) of the Bankruptcy Code), rights, obligations, Liabilities, setoff (to the extent not taken prepetition) and other interests of any kind or nature whatsoever against the Debtors or the Purchased Assets (other than Permitted Encumbrances and the Assumed Liabilities), including, without limitation, other than Permitted Encumbrances and the Assumed Liabilities, any Liabilities, debts, or obligations arising under or out of, in connection with, or in any way relating to, any acts or omissions, indentures, loan agreements, instruments, leases, agreements, collective bargaining agreements, conditional sale or other title retention agreements, suits, judgments, demands, guaranties, contractual commitments, licenses, restrictions, options, rights of first refusal, offsets (to the extent not taken prepetition), Contracts, rights of recovery, claims for reimbursement, contribution, indemnity, exoneration, products liability, breach of warranty, alter-ego, environmental liabilities, labor and employment claims (whether or not under a labor agreement), employee pension or benefit plan claims (including multiemployer benefit plan claims), including any withdrawal or termination liability thereunder, workers’ compensation claims, retiree medical benefits claims, liabilities related to the Employee Retirement Income Security Act of 1974, liabilities related to the Worker Adjustment and Retraining Notification Act of 1988, liabilities related to the Internal Revenue Code, or any other liability relating to the Debtors’ current and former employees, claims for taxes of or against the Debtors or their assets, any derivative, vicarious, transfer or successor liability claims, and any other rights or causes of action (whether in law or in equity, under any law, statute, rule or regulation of the United States, any state, territory, or possession thereof or the District of Columbia), whether arising prior to or subsequent to the Petition Date, whether known or unknown, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, asserted or unasserted, material or non-material, disputed or undisputed, matured or unmatured, liquidated or unliquidated, or contingent or non-contingent, and whether imposed by agreement, understanding, law, equity or otherwise, including, without limitation, any and all claims otherwise arising under doctrines of successor liability, in each case, arising under or out of, in connection with, or in any way related to the Debtors (or their predecessors), the Debtors’ interests in the Purchased Assets, the operation of the Debtors’ businesses before the Closing, or the transfer of the Debtors’ interests in the Purchased Assets to the Buyer, and all Excluded Liabilities (collectively, and excluding any Permitted Encumbrances and Assumed Liabilities, the “Interests”), because, with respect to each person or entity asserting an Interest, one or more of the standards set forth in sections 363(f)(1)-(5) of the Bankruptcy Code has been satisfied. Each person or entity with an Interest in or against the Purchased Assets: (i) has, subject to the terms and conditions of this Order, consented to the Sale Transaction or is deemed to have consented to the Sale Transaction; (ii) could be compelled in a legal or equitable proceeding to accept money satisfaction of such Interest; or (iii) otherwise falls within one or more of the other subsections of section 363(f) of the Bankruptcy Code. All holders of Interests who did not object or withdrew objections to the Sale Transaction are deemed to have consented to the Sale Transaction pursuant to section 363(f)(2) of the Bankruptcy Code. All holders of Interests are adequately protected—thus satisfying section 363(e) of the Bankruptcy Code—by having their Interests, if any, attach to the proceeds of the Sale Transaction ultimately attributable to the property against or in which they assert such Interests, or other specifically dedicated funds, in the same order of priority and with the same validity, force, and effect that such holder had prior to the Sale Transaction, subject to any rights, claims, and defenses of the Debtors or their estates, as applicable.

10

U.            The Buyer would not have entered into the Asset Purchase Agreement and would not consummate the transactions contemplated thereby, including the Sale Transaction and the assumption and assignment of the Assumed Contracts, (i) if the transfer of the Purchased Assets was not free and clear of all Interests, including rights or claims based on any successor or transferee liability, of any kind or nature whatsoever (except as expressly set forth in the Asset Purchase Agreement or this Order with respect to Permitted Encumbrances and Assumed Liabilities) or (ii) if the Buyer, or any Affiliates of the Buyer, or any past, present or future members, partners, principals, or equity security holders (or equivalent), whether direct or indirect, lenders, subsidiaries, parents, divisions, funds, agents, representatives, insurers, attorneys, successors or assigns of the Buyer, or any of the directors, managers, officers, employees, agents, representatives, attorneys, contractors, subcontractors, independent contractors, owners, or insurance companies of any of the foregoing (collectively, and each in their capacity as such, “Buyer Parties”) would, or in the future could, be liable for any such Interests. The Buyer will not consummate the transactions contemplated by the Asset Purchase Agreement, including the Sale Transaction and the assumption and assignment of the Assumed Contracts, unless this Court expressly orders that none of the Buyer, the other Buyer Parties, or the Purchased Assets will have any Liability whatsoever with respect to, or be required to satisfy in any manner, whether at law or equity, or by payment, setoff, or otherwise, directly or indirectly, any Interest.

11

V.            Not transferring the Purchased Assets to the Buyer free and clear of all Interests would adversely impact the Debtors’ efforts to maximize the value of their estates, and the transfer of the Purchased Assets to the Buyer other than pursuant to a transfer that is free and clear of all Interests would be of substantially less benefit to the Debtors’ estates. The total consideration to be provided under the Asset Purchase Agreement reflects the Buyer’s reliance on this Order to provide the Buyer, pursuant to sections 105(a) and 363(f) of the Bankruptcy Code, with title to and possession of the Purchased Assets free and clear of all Interests.

W.            Assumption of Executory Contracts. The Debtors have demonstrated that it is an exercise of their sound business judgment to assume and assign the Assumed Contracts to the Buyer in connection with the consummation of the Sale Transaction, and the assumption and assignment of the Assumed Contracts is in the best interests of the Debtors and their estates. The Assumed Contracts being assigned to the Buyer are an integral part of the Asset Purchase Agreement and the Sale Transaction and, accordingly, such assumption and assignment of the Assumed Contracts is reasonable, enhances the value of the Debtors’ estates, and does not constitute unfair discrimination.

X.            Cure/Adequate Assurance. In accordance with the Asset Purchase Agreement, the Debtors or the Buyer, as applicable, have (i) cured, or have provided adequate assurance of cure, of any default existing under any of the Assumed Contracts, within the meaning of sections 365(b)(1)(A) and 365(f)(2)(A) of the Bankruptcy Code, and (ii) provided compensation or adequate assurance of compensation to any party for any actual pecuniary loss to such party resulting from a default prior to the date hereof under any of the Assumed Contracts within the meaning of section 365(b)(1)(B) of the Bankruptcy Code. The Buyer has provided adequate assurance of future performance of and under the Assumed Contracts within the meaning of sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code.

12

Y.            Prompt Consummation. The sale of the Purchased Assets must be approved and consummated promptly to preserve the value of the Purchased Assets. Therefore, time is of the essence in consummating the Sale Transaction, and the Debtors and the Buyer intend to close the Sale Transaction as soon as reasonably practicable. The Debtors have demonstrated compelling circumstances and a good, sufficient, and sound business purpose and justification for the immediate approval and consummation of the transactions contemplated by the Asset Purchase Agreement, the Transaction Documents and this Order, including the Sale Transaction. The Buyer, being a good faith Buyer under section 363(m) of the Bankruptcy Code, may close the Sale Transaction contemplated by the Asset Purchase Agreement at any time after entry of this Order, subject to the terms and conditions of the Asset Purchase Agreement. Accordingly, there is cause to lift the stay contemplated by Bankruptcy Rules 6004 and 6006 with regards to the transactions contemplated by this Order.

Z.            No Fraudulent Transfer. The Transaction Documents were not entered into for the purpose of hindering, delaying or defrauding creditors under the Bankruptcy Code or under the laws of the United States, any state, territory, possession or the District of Columbia, and none of the parties to the Transaction Documents are consummating the Sale Transaction for any other fraudulent or otherwise improper purpose.

13

AA.      Fair Consideration. The consideration provided by the Buyer for the Purchased Assets pursuant to the Asset Purchase Agreement (i) is fair and reasonable, (ii) is the highest and best offer for the Purchased Assets, (iii) will provide a greater recovery for the Debtors’ creditors than would be provided by any other available alternative, and (iv) constitutes reasonably equivalent value, fair consideration and fair value under the Bankruptcy Code and under the laws of the United States, any state, territory, possession or the District of Columbia (including the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act, and the Uniform Voidable Transactions Act), and any other applicable law.

BB.      Buyer Not an Insider and No Successor Liability. Since the Resignation Date, prior to the Closing Date, the Buyer was not an “insider” or “affiliate” of the Debtors, as those terms are defined in the Bankruptcy Code, and no common identity of incorporators, directors or controlling stockholders exists between the Buyer and the Debtors. The transfer of the Purchased Assets to the Buyer, the assumption of the Assumed Liabilities by the Buyer and the consummation of the Sale Transaction (including any individual elements of the Sale Transaction), except as otherwise set forth in the Asset Purchase Agreement, do not, and will not, subject the Buyer Parties to any Liability whatsoever, with respect to the operation of the Debtors’ businesses prior to the Closing or by reason of such transfer under the laws of the United States, any state, territory, or possession thereof, or the District of Columbia, based, in whole or in part, directly or indirectly, in any theory of law or equity including any laws affecting antitrust, successor, transferee or vicarious liability. Pursuant to the Asset Purchase Agreement, the Buyer is not purchasing all of the Debtors’ assets in that the Buyer is not purchasing any of the Excluded Assets or assuming the Excluded Liabilities, and the Buyer is not holding itself out to the public as a continuation of the Debtors. None of the Buyer Parties, as a result of any action taken in connection with the Sale Transaction (including by consummating the Sale Transaction), is a successor to or a mere continuation of any of the Debtors or their respective estates and there is no continuity or common identity between the Buyer and the Debtors. The Sale Transaction does not amount to a consolidation, merger or de facto merger of the Buyer and the Debtors and/or the Debtors’ estates. There is not substantial continuity between any of the Buyer Parties and the Debtors, and there is no continuity of enterprise between the Debtors and the Buyer Parties. None of the Buyer Parties constitute a successor to the Debtors or the Debtors’ estates. The Buyer does not assume any obligations or Liability of any Debtor or any Debtor’s estate, except as expressly provided in the Asset Purchase Agreement.

14

CC.      Binding Agreement. The Transaction Documents are, or upon the execution of thereof by the parties thereto, will be, valid and binding contracts between the Debtors and the Buyer and shall be enforceable pursuant to their terms. Notwithstanding anything contained herein, the Transaction Documents or any further order of the Court to the contrary, the Transaction Documents and consummation of the Sale Transaction shall be, to the extent provided in the Transaction Documents, specifically enforceable against and binding upon the Debtors and any estate representative, including any chapter 7 trustee or chapter 11 trustee appointed in any of the Debtors’ cases, any plan administrator, litigation trustee or liquidation trustee appointed in the Chapter 11 Cases or any successor cases, creditors and all other parties-in-interest, and shall not be subject to rejection or avoidance by the foregoing parties or any other person or entity.

DD.      Legal, Valid Transfer. The Debtors have full corporate power and authority (i) to perform all of their obligations under the Transaction Documents and (ii) to consummate the Sale Transaction. The transfer of the Purchased Assets to the Buyer will be a legal, valid, and effective transfer of the Purchased Assets, and will vest the Buyer with all right, title, and interest of the Debtors in and to the Purchased Assets free and clear of all Interests, except as expressly as set forth in the Asset Purchase Agreement. The Purchased Assets constitute property of the Debtors’ estates and good title to the Purchased Assets is vested in the Debtors’ estates within the meaning of section 541(a) of the Bankruptcy Code. The Debtors are the sole and rightful owners of the Purchased Assets, and no other person or entity has any ownership right, title, or interests therein.

15

EE.      Not a Sub Rosa Plan. The Sale Transaction does not constitute a sub rosa chapter 11 plan or an element of such plan for the Debtors, for which approval has been sought without the protections that a disclosure statement would afford. The Sale Transaction does not (i) impermissibly restructure the rights of the Debtors’ creditors or equity interest holders, (ii) impair or circumvent voting rights with respect to any future plan proposed by the Debtors, (iii) impermissibly dictate a plan of reorganization for the Debtors, or (iv) classify claims or equity interests, compromise controversies, or extend debt maturities.

FF.      Consummation is Legal, Valid and Binding. The consummation of the Sale Transaction is legal, valid and properly authorized under all applicable provisions of the Bankruptcy Code, including sections 105(a), 363(b), 363(f), 363(m), and 365 of the Bankruptcy Code, and all of the applicable requirements of the Bankruptcy Code have been complied with in respect of the transactions contemplated by the Asset Purchase Agreement and the other Transaction Documents. The transactions contemplated under the Transaction Documents and this Order (including the Sale Transaction) are inextricably linked and collectively constitute a single, integrated transaction.

GG.      Legal and Factual Bases. The legal and factual bases set forth in the Motion and at the Sale Hearing establish just cause for the relief granted herein.

16

IT IS THEREFORE ORDERED, ADJUDGED AND DECREED THAT:

General Provisions

1.            The Motion is GRANTED as set forth herein, and the Sale Transaction contemplated thereby and by the Asset Purchase Agreement is approved, in each case, as set forth in this Order.

2.            This Court’s findings of fact and conclusions of law set forth in the Bidding Procedures Order are incorporated herein by reference.

3.            All objections to the Motion or the relief requested therein, the Transaction Documents, the Sale Transaction, the entry of this Order, or the relief granted herein that have not been withdrawn, waived, or settled, or not otherwise resolved pursuant to the terms hereof, if any, are hereby DENIED and OVERRULED on the merits with prejudice. All withdrawn objections are deemed withdrawn with prejudice. Those parties, including those holders of Interests, who did not object to the Motion or the entry of this Order in accordance with the Bidding Procedures Order, or who withdrew their objections thereto, are deemed to have consented to the relief granted herein for all purposes, including, without limitation, pursuant to section 363(f)(2) of the Bankruptcy Code. Those holders of Interests that have an Interest in the Purchased Assets and who did object could be compelled in a legal or equitable proceeding to accept money satisfaction of such Interest pursuant to section 363(f)(5) of the Bankruptcy Code or fall within one or more of the other subsections of section 363(f) of the Bankruptcy Code and, therefore, are adequately protected by having their Interests that constitute Interests in the Purchased Assets, if any, attach solely to the proceeds of the Sale Transaction ultimately attributable to the property in which they have an Interest, in the same order of priority and with the same validity, force and effect that such holders had prior the Sale Transaction, subject to any claims, setoffs, deductions, offsets and defenses of the Debtors to such Interests. Any counterparty to an Assumed Contract that has not actually filed with the Court an objection to the assumption or assignment of such Assumed Contract as of the date specified in the Bidding Procedures Order is deemed to have consented to such assumption and assignment.

17

Approval of the Sale of the Purchased Assets

4.            The Asset Purchase Agreement, including any amendments, supplements and modifications thereto, all other Transaction Documents, and all of the terms and conditions therein, are hereby APPROVED in all respects.

5.            Pursuant to sections 363(b) and (f) of the Bankruptcy Code, the sale of the Purchased Assets to the Buyer pursuant to the Asset Purchase Agreement free and clear of all Interests is approved in all respects.

Sale and Transfer of the Purchased Assets

6.            The consideration provided by the Buyer for the Purchased Assets under the Asset Purchase Agreement is fair and reasonable and shall be deemed for all purposes to constitute reasonably equivalent value, fair value, and fair consideration under the Bankruptcy Code and the laws of the United States, any state, territory, possession, or the District of Columbia, including without limitation the Uniform Fraudulent Transfer Act, the Uniform Voidable Transactions Act, the Uniform Fraudulent Conveyance Act, and any other applicable law. The Sale Transaction may not be avoided or rejected by any person or entity, nor may any costs or damages be imposed or awarded against the Buyer Parties, under section 363(n) or any other provision of the Bankruptcy Code.

7.            The Sale Transaction authorized herein shall be of full force and effect, regardless of the Debtors’ lack or purported lack of good standing in any jurisdiction in which the Debtors are formed or authorized to transact business. The automatic stay imposed by section 362 of the Bankruptcy Code is modified to the extent necessary, without further order of this Court, to implement the Sale Transaction and the provisions of this Order, including, without limitation, to allow the Buyer to: (a) deliver any notice provided for in the Asset Purchase Agreement and any of the other Transaction Documents; (b) take any and all actions permitted under the Asset Purchase Agreement and any of the other Transaction Documents in accordance with the terms and conditions thereof; and (c) take any and all actions necessary or appropriate to implement the Sale Transaction.

18

8.            Subject to the terms, conditions, and provisions of this Order, all persons and entities are hereby forever prohibited and barred from taking any action that would adversely affect or interfere, or that would be inconsistent (a) with the ability of the Debtors to sell and transfer the Purchased Assets to the Buyer, and assume and assign the Assumed Contracts, in accordance with the terms of the Transaction Documents and this Order, (b) with the ability of the Buyer to acquire, take possession of, use and operate the Purchased Assets and the Assumed Contracts in accordance with the terms of the Transaction Documents and this Order and (c) with the ability of the Debtors and the Buyer to consummate the transactions contemplated by the Transaction Documents or to perform their respective obligations under any of the Transaction Documents; provided, however, that the foregoing restriction shall not impair the right of any party in interest with the requisite standing to appeal this Order in accordance with applicable law or opposing any appeal of this Order.

9.            Pursuant to sections 105, 363, and 365 of the Bankruptcy Code, the Debtors are hereby authorized, empowered and directed to, and shall, take any and all actions necessary or appropriate to (a) sell the Purchased Assets to the Buyer, (b) assume and assign the Assumed Agreements to the Buyer; (c) consummate the Sale Transaction in accordance with, and subject to the terms and conditions of, this Order, the Asset Purchase Agreement, and the other Transaction Documents, and (d) transfer and assign to the Buyer all right, title and interest (including common law rights) to all property, licenses and rights to be conveyed in accordance with and subject to the terms and conditions of the Transaction Documents, in each case without further notice to or order of this Court. The Debtors are further authorized and directed to execute and deliver, and are empowered to perform under, consummate and implement, the Transaction Documents, together with all additional instruments and documents that may be reasonably necessary or desirable to implement the Asset Purchase Agreement, including the related documents, exhibits and schedules, and to take all further actions as may be reasonably requested by the Buyer for the purposes of assigning, transferring, granting, conveying and conferring to the Buyer or reducing to possession, the Purchased Assets, or as may be necessary or appropriate to the performance of the Debtors’ obligations as contemplated by the Transaction Documents, without further notice to or order of this Court. Neither the Buyer nor the Debtors shall have any obligation to proceed with consummating the Sale Transaction until all conditions precedent to their obligations to do so under the applicable Transaction Documents have been met, satisfied or waived.

19

10.            Pursuant to sections 363(b), 363(f), and 365 of the Bankruptcy Code, the Purchased Assets shall be transferred to the Buyer at Closing free and clear of all Interests. On and after the Closing Date, any person or entity that has an Interest against or in the Purchased Assets is authorized and directed to execute such documents and take all other actions as may be necessary or reasonably requested by the Buyer to release its Interests in or against the Purchased Assets, if any, as such Interests may have been recorded or otherwise exist. If any such person or entity shall not have delivered to the Debtors prior to the Closing Date, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfactions or releases of all Interests that such person or entity has with respect to the Purchased Assets, or otherwise, then (a) the Debtors are hereby authorized and directed to execute and file such statements, instruments, releases and other documents on behalf of the person or entity with respect to the Purchased Assets, (b) the Buyer is hereby authorized to file, register, or otherwise record a certified copy of this Sale Order, which, once filed, registered or otherwise recorded, shall constitute conclusive evidence of the release of all Interests in the Purchased Assets of any kind or nature; provided that, notwithstanding anything in this Order, the Asset Purchase Agreement or other Transaction Documents to the contrary, the provisions of this Order authorizing and approving the transfer of the Purchased Assets free and clear of all Interests shall be self-executing, and neither the Debtors nor the Buyer shall be required to execute or file releases, termination statements, assignments, consents, or other instruments in order to effectuate, consummate, and implement the provisions of this Order, the Asset Purchase Agreement or any of the other Transaction Documents, and (c) upon consummation of the Sale Transaction, the Buyer may seek in this Court or any other court to compel appropriate parties to execute termination statements, instruments of satisfaction, and releases of all Interests that are extinguished or otherwise released pursuant to this Order with respect to the Purchased Assets.

11.            Following the Closing Date, the Buyer may, but shall not be required to, file or record a certified copy of this Order in any filing or recording office in any federal, state, county, or other jurisdiction in which the Debtors are formed or have real or personal property, or with any other appropriate clerk or recorder, and such filing or recording shall be accepted and shall be sufficient to release, discharge, and terminate any of the Interests as set forth in this Order as of the Closing and/or to transfer and assign any of the Purchased Assets to the Buyer as of the Closing free and clear of any and all Interests. Subject to the occurrence of the Closing, this Order will be construed, and constitute for any and all purposes, a full and complete general assignment, conveyance and transfer to the Buyer of the Purchased Assets or a bill of sale transferring good and marketable title in the Purchased Assets to the Buyer. Subject to the occurrence of the Closing, this Order also shall be construed, and constitute for any and all purposes, a complete and general assignment, conveyance and transfer of all right, title and interest of the Debtors and each of their estates to the Buyer in the Assumed Contracts. Each and every federal, state, and local governmental agency or department is hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by this Order, the Asset Purchase Agreement and the other Transaction Documents.

20

12.            At Closing, all of the Debtors’ right, title, and interest in and to, and possession of, the Purchased Assets shall be immediately vested in the Buyer pursuant to sections 105(a), 363(b), and 363(f) of the Bankruptcy Code. Such transfer shall constitute a legal, valid, enforceable, and effective transfer of the Purchased Assets. All persons and entities who are presently, or on the Closing Date may be, in possession of some or all of the Purchased Assets are hereby directed to surrender possession of any and all portions of the Purchased Assets to the Buyer on the Closing Date. The Buyer is not acquiring any of the Excluded Assets or assuming any of the Excluded Liabilities (as defined in the Asset Purchase Agreement).

13.            Except as expressly permitted by the Asset Purchase Agreement or this Order, all persons and entities, including, but not limited to, all debt security holders, equity security holders, governmental, tax, and regulatory authorities, lenders, trade creditors, dealers, employees, litigation claimants, parties to executory contracts and unexpired leases, customers, licensors, current and former employees and other creditors, and all holders of Interests against or in a Debtor or any of the Purchased Assets (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or noncontingent, senior or subordinated), arising under or out of, in connection with, or in any way relating to, the Debtors, the Purchased Assets, the operation of the Purchased Assets before the Closing, or the transactions contemplated by the Asset Purchase Agreement, including the Sale Transaction or the transfer of the Purchased Assets and the assumption and assignment of the Assumed Contracts, are forever barred, estopped, and permanently enjoined from asserting, prosecuting, or otherwise pursuing such persons’ or entities’ Interests, whether by payment, setoff (to the extent it was not taken prepetition), or otherwise, directly or indirectly (including, without limitation, taking any of the following actions: (a) commencing or continuing in any manner any action or other proceeding; (b) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree, or order; (c) creating, perfecting, or enforcing any Interest; (d) asserting an Interest as a setoff (to the extent it was not taken prepetition) or right of subrogation of any kind against any obligation due; (e) commencing or continuing any action in any manner or place that does not comply, or is inconsistent, with the provisions of this Order or the agreements or actions contemplated or taken in respect thereof; or (f) interfering with, preventing, restricting, prohibiting or otherwise enjoining the consummation of the Sale Transaction), in the case of each of the foregoing, against the Buyer, the other Buyer Parties, or any of their respective successors or assigns, their respective assets or property and the Purchased Assets and the assumption and assignment of the Assumed Contracts. Following the Closing Date, no party shall interfere with the Buyer’s title to use, enjoyment and operation of the Purchased Assets based on or related to any such Interest or based on any action or failure to act of the Debtors in the Chapter 11 Cases or any successor cases.

21

14.            To the extent provided by section 525 of the Bankruptcy Code, no governmental unit may deny, revoke, suspend, or refuse to renew any permit, license or similar grant relating to the operation of the Purchased Assets on account of the filing or pendency of the Chapter 11 Cases or the consummation of the transactions contemplated by the Asset Purchase Agreement or any of the other Transaction Documents, including the Sale Transaction and the transfer of the Purchased Assets and the assumption and assignment of the Assumed Contracts. Each and every federal, state, and local governmental agency or department is hereby authorized and directed to accept any and all documents and instruments necessary and appropriate to consummate the Sale Transaction set forth in the Asset Purchase Agreement.

15.            Subject to the terms and conditions of this Order, the transfer of the Purchased Assets to the Buyer pursuant to the Asset Purchase Agreement and the consummation of the Sale Transaction and any related actions contemplated hereby and thereby constitute a legal, valid, and effective transfer of the Purchased Assets, do not require any consents of any Person or entity other than as specifically provided for in the Asset Purchase Agreement, and shall vest the Buyer with all right, title, and interest of the Debtors in and to the Purchased Assets free and clear of all Interests of any kind or nature whatsoever.

Releases and No Successor Liability

16.            None of the Buyer Parties is a “successor” to the Debtors or their estates by reason of any theory of law or equity, and, except as otherwise expressly provided in the Asset Purchase Agreement, none of the Buyer Parties shall assume, or be deemed to assume, or in any way be responsible for any Liability or obligation of any of the Debtors and/or their estates with respect to the Purchased Assets or otherwise (other than, in the case of the Buyer, the Assumed Liabilities), including, but not limited to, under any bulk sales law, doctrine or theory of successor liability, or similar theory or basis of liability or responsibility for any claim against any Debtor or against an insider of any Debtor, or similar liability. Except to the extent the Buyer assumes Assumed Liabilities pursuant to the Asset Purchase Agreement, neither the purchase of the Purchased Assets by the Buyer nor the fact that the Buyer is using any assets previously operated by the Debtors will cause any of the Buyer Parties to be deemed a successor in any respect to the Debtors’ businesses or operations or, except for the Assumed Liabilities, incur any Liability derived therefrom of any kind or character, in whole or in part, directly or indirectly, including, but not limited to, an Interest or Liability arising under: (a) any employment or labor agreements or the termination thereof; (b) any pension, welfare, compensation or other employee benefit plans, agreements, practices and programs, including, without limitation, any pension plan of or related to any of the Debtors or any of the Debtors’ predecessors or any current or former employees of any of the foregoing, or the termination of any of the foregoing; (c) the Debtors’ business operations or the cessation thereof; (d) any litigation involving one or more of the Debtors; (e) any claims of any former employees of any of the Debtors; and (f) any employee, workers’ compensation, occupational disease or unemployment or temporary disability related law, including, without limitation, claims that might otherwise arise under or pursuant to: (i) the Employee Retirement Income Security Act of 1974, as amended; (ii) the Fair Labor Standards Act; (iii) Title VII of the Civil Rights Act of 1964; (iv) the Federal Rehabilitation Act of 1973; (v) the National Labor Relations Act; (vi) the Worker Adjustment and Retraining Notification Act of 1988; (vii) the Age Discrimination and Employee Act of 1967 and Age Discrimination in Employment Act, as amended; (viii) the Americans with Disabilities Act of 1990; (ix) the Consolidated Omnibus Budget Reconciliation Act of 1985; (x) the Multiemployer Pension Plan Amendments Act of 1980; (xi) state and local discrimination laws; (xii) state and local unemployment compensation laws or any other similar state and local laws; (xiii) state workers’ compensation laws; (xiv) any other state, local or federal employee benefit laws, regulations or rules or other state, local or federal laws, regulations or rules relating to wages, benefits, employment or termination of employment with any or all of the Debtors or any of the Debtors’ predecessors; (xv) any antitrust laws; (xvi) any product liability or similar laws, whether state, federal or otherwise; (xvii) any environmental laws, rules, or regulations, including, without limitation, under the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601, et seq., or similar state statutes; (xviii) any bulk sales or similar laws; (xix) any federal, state or local tax statutes, regulations or ordinances, including, without limitation, the Internal Revenue Code of 1986, as amended; or (xx) any common law doctrine of de facto merger or successor or transferee liability, successor-in-interest liability theory or any other theory of or related to successor liability, whether known or unknown as of the Closing Date, now existing or hereafter arising, whether asserted or unasserted, fixed or contingent, or liquidated or unliquidated with respect to any of the Debtors or any obligations of any of the Debtors arising prior to the Closing Date.

22

17.            The Buyer has given substantial consideration under the Asset Purchase Agreement, which consideration shall constitute valid and valuable consideration for the releases of any potential claims of successor liability against the Buyer and which shall be deemed to have been given in favor of the Buyer by all holders of Interests in or against the Debtors, or the Purchased Assets. Upon consummation of the Sale Transaction, the Buyer shall not by reason of (i) the purchase of the Purchased Assets by the Buyer or any action taken in connection with the Asset Purchase Agreement or Sale Transaction, or (ii) the fact that the Buyer is using any assets previously operated by the Debtors, be deemed to (a) be the successor to any Debtor or any assets of any Debtor, (b) have, de facto or otherwise, merged with or into any Debtor or any Debtor’s estate, (c) have a common identity with any Debtor, (d) have a continuity of enterprise with any Debtor, or (e) be a mere continuation, alter ego or substantial continuation of any Debtor.

18.            Except to the extent the Buyer has specifically agreed in the Asset Purchase Agreement, the Buyer shall not have any liability, responsibility or obligation for any Interests, claims, Liabilities or other obligations of the Debtors or their estates, including any Interests, claims, Liabilities or other obligations related to the Purchased Assets prior to the Closing Date. Under no circumstances shall the Buyer be deemed a successor of or to the Debtors for any Interests against, in or to the Debtors or the Purchased Assets. For the purposes of this paragraph of this Order, all references to the Buyer shall also include the Buyer Parties.

19.            Upon entry of this Order, subject to the occurrence of the Closing, to the fullest extent permitted under applicable law, (a) (i) the Buyer, (ii) each of the affiliates of the Buyer, and (iii) each of the current or former officers, directors, employees, partners, members, managers, advisors, predecessors, successors and assigns of any of the persons or entities described in clause (a)(i) or clause (a)(ii), (collectively, and each in their capacity as such, the “Buyer Releasing Parties”) shall be deemed to release and discharge the Debtor Releasing Parties (as defined below), and (b) (i) the Debtors, and (ii) each of the current officers, directors, employees, partners, members, managers, advisors, predecessors, successors and assigns of the Debtors (collectively, and each in their capacity as such, the “Debtor Releasing Parties,” and together with the Buyer Releasing Parties, the “Releasing Parties”) shall be deemed to release and discharge the Buyer Releasing Parties, in each case, from any and all claims, interests, obligations, rights, suits, damages, causes of action, remedies, and liabilities whatsoever, including any derivative claims that such Releasing Party (or someone on its behalf) would have been legally entitled to assert, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity, or otherwise, that such Releasing Party would have been legally entitled to assert in its own right (whether individually or collectively) or on behalf of a holder of any claim against a Releasing Party, based on or relating to, or in any manner arising from, in whole or in part, the Sale Transaction, arising on or before the Closing Date; provided that this paragraph shall not (1) release any Releasing Party from any claims or liabilities arising out of or relating to any act or omission of a Releasing Party that constitutes actual fraud, bad faith, willful misconduct, or gross negligence, each solely to the extent as determined by a final order of a court of competent jurisdiction, or (2) release any Releasing Party from any claims, liabilities or obligations arising under (x) this Order, (y) the Asset Purchase Agreement, and (z) the other Transaction Documents; provided further, that this paragraph shall not release (A) any Buyer Releasing Parties from claims that are Excluded Assets under the Asset Purchase Agreement or (B) any Releasing Parties from any claims, interests, obligations, rights, suits, damages, causes of action, remedies, or liabilities whatsoever of any Releasing Party arising out of, related to or in connection with any such Releasing Party's role as a former director, officer, manager, officer, independent contractor, employee or equity holder of any Debtor, including, without limitation, any indemnification obligations, whether contractual or otherwise, or rights arising under insurance policies.

20.            For the avoidance of any doubt, nothing in this Order or the Asset Purchase Agreement shall release any of the Buyer Releasing Parties from any actions, causes of action, claims, liabilities, demands, judgments, debts, or suits of any kind, nature and description whatsoever relating to their role as a former director, officer, manager, independent contractor, employee or equity holder of any Debtor.

23

Good Faith

21.            The transactions contemplated by the Transaction Documents are undertaken by the Buyer without collusion and in good faith, as that term is used in section 363(m) of the Bankruptcy Code, and accordingly, the reversal or modification on appeal of the authorization provided herein by this Order to consummate the Sale Transaction shall not alter, affect, limit, or otherwise impair the validity of the sale of the Purchased Assets to the Buyer, including the transfer of the Purchased Assets and the assumption, assignment and/or transfer of the Assumed Contracts. The Buyer is a good faith Buyer of the Purchased Assets within the meaning of section 363(m) of the Bankruptcy Code and, as such, is entitled to, and is hereby granted, the full rights, benefits, privileges and protections of section 363(m) of the Bankruptcy Code. The Debtors and the Buyer have acted, and will be acting, in good faith if they proceed to consummate the Sale Transaction at any time after the entry of this Order.

22.            As a good faith Buyer of the Purchased Assets, the Buyer has not entered into an agreement with any other potential bidders and has not colluded with any of the other bidders, potential bidders or any other parties interested in the Purchased Assets, and, therefore, neither the Debtors nor any representative of or successor in interest to the Debtors’ estates nor any other party in interest shall be entitled to bring any claim or cause of action against the Buyer or the other Buyer Parties, and the Sale Transaction may not be avoided, in each case, pursuant to section 363(n) of the Bankruptcy Code, and no party shall be entitled to any damages or other recovery pursuant to section 363(n) of the Bankruptcy Code in respect of the Asset Purchase Agreement, any of the other Transaction Documents or the Sale Transaction.

24

Assumption and Assignment of Assumed Contracts

23.            Pursuant to sections 105(a), 363 and 365 of the Bankruptcy Code, and subject to and conditioned upon the Closing Date, the Debtors’ assumption and assignment to the Buyer, and the Buyer’s assumption on the terms set forth in the Asset Purchase Agreement (including pursuant to the designation rights set forth in Section 2.5 of the Asset Purchase Agreement), of the Assumed Contracts is hereby approved, and the requirements of section 365(b)(1) of the Bankruptcy Code with respect thereto are hereby deemed satisfied.

24.            The Buyer has provided adequate assurance of future performance for the Assumed Contracts within the meaning of sections 365(b)(1)(C), 365(b)(3) (to the extent applicable) and 365(f)(2)(B) of the Bankruptcy Code.

25.            The Debtors are hereby authorized and directed in accordance with sections 105(a), 363 and 365 of the Bankruptcy Code to (a) assume and assign to the Buyer, effective upon the Closing Date (or such later date as provided in the Asset Purchase Agreement), the Assumed Contracts free and clear of all Interests of any kind or nature whatsoever and (b) execute and deliver to the Buyer such documents or other instruments as may be necessary to assign and transfer the Assumed Contracts to the Buyer.

26.            The Assumed Contracts shall be transferred to, and remain in full force and effect for the benefit of, the Buyer in accordance with their respective terms, notwithstanding any provision in any such Assumed Contract (including those of the type described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts, or conditions such assignment or transfer and, pursuant to section 365(k) of the Bankruptcy Code, the Debtors shall be relieved from any further liability with respect to the Assumed Contracts after such assignment to and assumption by the Buyer, except as provided in the Asset Purchase Agreement.

25

27.            Upon the Closing Date or such other date as set forth in the Asset Purchase Agreement, in accordance with sections 363 and 365 of the Bankruptcy Code, the Buyer shall be fully and irrevocably vested in all right, title, and interest of the Debtors in each Assumed Contract free and clear of Interests of any kind or nature whatsoever. The Debtors shall cooperate with, and take all actions that are commercially reasonable and that have been reasonably requested by, the Buyer to effectuate the foregoing, as further provided in the Asset Purchase Agreement.

28.            Upon the Closing Date, Buyer shall be deemed to be substituted for all purposes as a party to all Assumed Contracts in the place of the Debtors, and shall have any and all rights and benefits of the Debtors under all such Assumed Contracts without interruption or termination of any kind, and all terms thereof applicable to the Debtors shall apply to such entity as if such Assumed Contracts were amended to replace the Debtors with such entity and all references in an Assumed Contract to one or more of the Debtors or an affiliate of a Debtor shall be deemed modified to be a reference to Buyer.

29.            All counterparties to the Assumed Contracts shall be deemed to have consented to such assumption and assignment under section 365(c)(1)(B) of the Bankruptcy Code and any other applicable law, and the Buyer shall enjoy all of the Debtors’ rights, benefits, and privileges under each such Assumed Contract as of the applicable date of assumption and assignment without the necessity to obtain any non-Debtor parties’ written consent to the assumption or assignment thereof.

30.            Upon the Debtors’ assumption and assignment of the Assumed Contracts and payment of the relevant Cure Amount, if any, by the Debtors or the Buyer (as applicable), no default shall exist under any Assumed Contract and no counterparty to any such Assumed Contract shall be permitted to declare or enforce a default by the Debtors or the Buyer thereunder or otherwise take action against the Buyer relating to any of the Debtors’ financial condition, change in control, bankruptcy or failure to perform any of its pre-closing obligations under the relevant Assumed Contract. Any provision in an Assumed Contract that prohibits or conditions the assignment or sublease of such Assumed Contract (including the granting of a lien therein) or allows the counterparty thereto to terminate, recapture, impose any penalty, declare a default, condition a renewal or extension, or modify any term or condition upon any assignment or sublease of such Assumed Contract, or upon the consummation or occurrence of any change of control of any of the Debtors, constitutes an unenforceable anti-assignment provision that is void and of no force and effect only in connection with the assumption and assignment of such Assumed Contract to the Buyer. The failure of the Debtors (prior to Closing) or the Buyer (subsequent to Closing) to enforce at any time one or more terms or conditions of any Assumed Contract shall not be a waiver of such terms or conditions, or of the Debtors’ and the Buyer’s rights to enforce every term and condition of the Assumed Contract. Nothing in this Order, the Motion, or in any notice or any other document is or shall be deemed an admission by the Debtors that any Assumed Contract is an executory contract or unexpired lease under section 365 of the Bankruptcy Code, or, subject to the terms of the Asset Purchase Agreement, that any Contract must be assumed and assigned in order to consummate the Sale Transaction.

26

31.            Pursuant to section 365(f) of the Bankruptcy Code, the assignment by the Debtors to the Buyer of the Assumed Contracts shall not be a default thereunder. All defaults or other obligations of the Debtors under the Assumed Contracts arising or accruing prior to the Closing Date (without giving effect to any acceleration clauses or any default provisions of the kind specified in section 365(b)(2) of the Bankruptcy Code) shall be cured by the Debtors or the Buyer (as applicable, as provided in the Asset Purchase Agreement) on or prior to the Closing Date (or as otherwise agreed with the counterparty to such Assumed Contract), and the Buyer shall have no liability or obligation arising or accruing under the Assumed Contracts prior to the Closing, except as otherwise expressly provided in the Asset Purchase Agreement.

32.            As applicable, the Sale Transaction and assumption and assignment of the Assumed Contracts approved herein includes the conveyance of all beneficial rights, easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights, and all contracts, agreements, and instruments by which they are bound, appurtenant to, and used or held for use in connection with the Assumed Contracts.

33.            All counterparties to the Assumed Contracts shall cooperate and expeditiously execute and deliver, upon the reasonable requests of the Buyer, and shall not charge the Buyer for, any instruments, applications, consents, or other documents which may be required or requested by any public or quasi-public authority or other party or entity to effectuate the applicable transfers in connection with the Sale Transaction.

34.            Each non-Debtor party to an Assumed Contract hereby is forever barred, estopped, and permanently enjoined from raising or asserting against (a) the Debtors, the Buyer, the Buyer Parties, or the property of such parties, any fee, acceleration, default, loss of rights, increase in obligations, breach or claim of loss, penalty, or condition to assignment, existing, arising under or related to the Assumed Contracts, existing as of the date that such Assumed Contracts are assumed, or arising by reason of the consummation of transactions contemplated by the Asset Purchase Agreement (including the Sale Transaction and the assumption and assignment of the Assumed Contracts or any state of facts, events, circumstances or occurrences resulting therefrom), including, without limitation, any breach related to or arising out of change-in-control provisions in such Assumed Contracts, or any purported written or oral modification to the Assumed Contracts and (b) the Buyer (or its property, including the Purchased Assets) any claim, counterclaim, breach, condition, or setoff (to the extent it was not taken prepetition) asserted, or assertable against the Debtors existing prior to the Closing or arising by reason of the Closing except for the Assumed Liabilities. Each non-Debtor party to an Assumed Contract is forever barred, estopped and permanently enjoined from setting off (to the extent such setoff was not taken prepetition) any amounts owed by them, including Cure Amounts, to the Buyer under an Assumed Contract against amounts owed or asserted to be owed to them by any of the Debtors under any Contract that is not assigned to the Buyer or any other Claim held by such counterparty against the Debtors. Notwithstanding the foregoing sentence or any other provision of this Order or the Asset Purchase Agreement to the contrary, the Sale Transaction is not entitled to a tax exemption under section 1146(a) of the Bankruptcy Code.

27

35.            Any party that may have had the right to consent to the assignment of an Assumed Contract or a change of control with respect to the Debtors, or to assert or claim any default or violation under an Assumed Contract as a result of or related to the assignment of an Assumed Contract or a change of control with respect to the Debtors, is deemed to have consented to such assignment for purposes of section 365 of the Bankruptcy Code or change of control, or is deemed to have irrevocably waived any such default or violation, if such party failed to timely object to the assumption and assignment of such Assumed Contract.

36.            The Buyer shall not be required, pursuant to section 365(l) of the Bankruptcy Code or otherwise, to provide any additional deposit or security with respect to any of the Assumed Contracts to the extent not previously provided by the Debtors.

37.            The deadline for a non-Debtor counterparty to file an objection to the stated Cure Amounts in the Cure Notices as applicable (a “Cure Objection”) has expired and, to the extent any such party timely filed a Cure Objection, [all such Cure Objections have been resolved, withdrawn, overruled, or continued to a later hearing by agreement of the parties.] To the extent that any non-Debtor counterparty did not timely file a Cure Objection by the applicable objection deadline listed in the Cure Notices (the “Cure Objection Deadline”), such party shall be deemed to have consented to the (x) assumption and assignment of the Assumed Contract and (y) proposed Cure Amount set forth on the Cure Notices.

28

38.            Upon payment of any such Cure Amount with respect to an Assumed Contract as provided for herein, the contract counterparties to such Assumed Contract are hereby enjoined from taking any action against the Debtors, the Buyer, the other Buyer Parties or the Purchased Assets with respect to any claim for breach or default under such Assumed Contract arising or existing prior to the date such Assumed Contract is assumed by the applicable Debtor or any pecuniary loss resulting therefrom.

39.            To the extent a party is to receive a Cure Amount payment pursuant to the Order and such party has asserted a lien against the Debtors’ or their customer’s assets or work such party shall be required to execute a lien release, and provide evidence thereof to both the Debtors and the Buyer, as a condition to receiving such cure payment.

40.            The Cure Amounts represent the amounts owed that are accrued but unpaid and any other amounts to cure any defaults existing under the Assumed Contracts as of the Closing Date. The payment of the applicable Cure Amounts (if any) shall effect a cure of all defaults existing as of the date that the applicable Assumed Contracts are assumed and shall compensate for any actual pecuniary loss to such contract counterparty resulting from such default.

29

Additional Provisions

41.            On the Closing Date, the Debtors and the Buyer are authorized to take such actions as may be necessary or appropriate to obtain a release of any and all Interests in, on or against the Purchased Assets, if any, and to the extent contemplated hereby and by the Asset Purchase Agreement. This Order (a) shall be effective as a determination that, as of the Closing Date, (i) no claims other than the Assumed Liabilities will be assertable against any Buyer Party or any of its respective assets, in each case by reason of the purchase of the Purchased Assets by the Buyer or any action taken by the Buyer in connection with the Asset Purchase Agreement or Sale Transaction, or the fact that the Buyer is using any assets previously operated by the Debtors, (iii) all Interests of any kind or nature whatsoever existing as to the Purchased Assets prior to the Closing have been, and are, unconditionally released, discharged and terminated, and (iv) that the conveyances described herein have been effected, and (b) is and shall be binding upon and shall govern the acts of all persons and entities, including all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, registrars of patents, trademarks, or other intellectual property, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required by operation of law or by reason of the duties of their office or contract, to accept, file, register or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the Purchased Assets. Each of the foregoing persons and entities is hereby directed to accept for filing any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Asset Purchase Agreement and the other Transaction Documents. The Buyer and the Debtors shall take such further steps and execute such further documents, assignments, instruments and papers as shall be reasonably requested by the other to implement and effectuate the transactions contemplated in this paragraph. All Interests of record as of the date of this Order shall be forthwith deemed removed and stricken as against the Purchased Assets. All persons and entities described in this paragraph are authorized and specifically directed to strike all such recorded Interests against the Purchased Assets from their records, official and otherwise.

30

42.            If any person or entity that has filed statements or other documents or agreements evidencing Interests in, on or against any of the Purchased Assets does not deliver to the Debtors or the Buyer prior to the Closing Date, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfaction, releases of liens and easements, and any other documents necessary for the purpose of documenting the release of all interests and other interests that the person or entity has or may assert with respect to any of the Purchased Assets in any required jurisdiction, the Debtors and/or the Buyer are hereby authorized to execute and file such statements, instruments, releases and other documents on behalf of such person or entity with respect to any of the Purchased Assets in any required jurisdiction. This Order constitutes authorization under all applicable jurisdictions and versions of the Uniform Commercial Code and other applicable law for the Buyer to file UCC and other applicable termination statements with respect to all Interests in, on, or against the Purchased Assets.

43.            The Debtors will cooperate with the Buyer and the Buyer will cooperate with the Debtors, in each case to consummate the transactions contemplated in the Asset Purchase Agreement and the other Transaction Documents in accordance with their terms and conditions, and the Debtors will make such modifications or supplements to any bill of sale or other document executed in connection with the Closing to facilitate such consummation as contemplated by the Transaction Documents.

31

44.            The terms and provisions of the Transaction Documents and this Order shall be binding in all respects upon, and shall inure to the benefit of, the Debtors and their respective affiliates, successors and assigns, their estates, and their creditors and equity security holders, the Buyer, and its respective affiliates, successors and assigns, and any affected third parties including, but not limited to, all persons or entities asserting Interests in, on or against the Purchased Assets (including all counterparties to the Assumed Contracts), notwithstanding any subsequent appointment of any trustee(s) (including without limitation any plan administrators, litigation or liquidation trustees appointed during the pendency of, or upon confirmation of a chapter 11 plan in, these Chapter 11 Cases), examiner(s) or other fiduciary under any chapter of the Bankruptcy Code, as to which trustee(s) (including without limitation any plan administrators, litigation or liquidation trustees appointed during the pendency of, or upon confirmation of a chapter 11 plan in, these Chapter 11 Cases), examiner(s) or other fiduciary such terms and provisions likewise shall be binding.

45.            The Buyer shall not be required to seek or obtain relief from the automatic stay under section 362 of the Bankruptcy Code to enforce any of its remedies under the Asset Purchase Agreement or any other Transaction Document. The automatic stay imposed by section 362 of the Bankruptcy Code is modified solely to the extent necessary to implement the preceding sentence, provided, however, that this Court shall retain exclusive jurisdiction over any and all disputes with respect thereto.

46.            The failure specifically to include any particular provisions of the Asset Purchase Agreement or any other Transaction Documents in this Order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Asset Purchase Agreement and the other Transaction Documents be authorized and approved in their entirety.

32

47.            The Transaction Documents may be modified, amended or supplemented by the parties thereto, in writing signed by all parties in accordance with the terms thereof, without further order of the Court, provided that any such modification, amendment or supplement does not have a material adverse effect on the Debtors’ estates. To the extent that any provision of the Asset Purchase Agreement conflicts with or is, in any way, inconsistent with any provision of this Order, this Order shall govern and control. To the extent that this Order is inconsistent with any prior order or pleading with respect to the Motion, the terms of this Order shall govern.

48.            Neither the Buyer nor the Debtors shall have an obligation to close the Sale Transaction until all conditions precedent in the Asset Purchase Agreement to each of their respective obligations to close the Sale Transaction have been met, satisfied, or waived in accordance with the terms of the Asset Purchase Agreement.

49.            Nothing in this Order shall modify or waive any closing conditions or termination rights set forth in the Asset Purchase Agreement, and all such conditions and rights shall remain in full force and effect in accordance with their terms.

50.            Nothing contained in any chapter 11 plan confirmed in these Chapter 11 Cases, any order of this Court confirming such plans, any order dismissing any of these Chapter 11 Cases or any other order in these Chapter 11 Cases, including any order entered after any conversion of these Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code, shall alter, conflict with, or derogate from, the provisions of the Asset Purchase Agreement or the terms of this Order. To the extent of any such conflict or derogation, the terms of this Order and the Asset Purchase Agreement shall govern. The provisions of this Order, the Asset Purchase Agreement and the other Transaction Documents, and any actions taken pursuant hereto or thereto, shall survive entry of any order which may be entered confirming or consummating any chapter 11 plan of the Debtors, or which may be entered converting these Chapter 11 Cases from chapter 11 to chapter 7 of the Bankruptcy Code or dismissing these Chapter 11 Cases, and the terms and provisions of the Asset Purchase Agreement and the other Transaction Documents, as well as the rights and interests granted pursuant to this Order, the Asset Purchase Agreement and the other Transaction Documents, shall continue in these Chapter 11 Cases or any superseding cases and shall be specifically performable and enforceable against and binding upon the Debtors, their estates, all creditors, all holders of equity interests in the Debtors, all holders of claim(s) (whether known or unknown) against the Debtors, all holders of Interests (whether known or unknown) against, in or on all or any portion of the Purchased Assets, the Buyer and their respective successors and permitted assigns, and any trustee, responsible officer or other fiduciary hereafter appointed or elected as a legal representative of the Debtors under chapter 7 or chapter 11 of the Bankruptcy Code, including without limitation plan fiduciaries, plan administrators, litigation or liquidation trustees appointed during the pendency of, or upon confirmation of a chapter 11 plan in, these Chapter 11 Cases.

33

51.            Any and all valid and perfected Interests in the Purchased Assets arising prior to the Closing Date, other than any such Interests related to the Assumed Liabilities or Permitted Encumbrances, shall attach to any proceeds of the Sale Transaction immediately upon receipt of such proceeds by the Debtors in the order of priority, and with the same validity, force and effect which they may have against such Purchased Assets as of immediately prior to the Closing Date, subject to any rights, claims, and defenses of the Debtors, that the Debtors’ estates or any trustee for any Debtor, as applicable, may possess with respect thereto.

52.            To the extent applicable, notwithstanding any provision in the Sale Motion, the Asset Purchase Agreement, this Order, and any implementing sale documents (collectively, “Sale Documents”), nothing shall: (1) authorize the assumption, sale, assignment or other transfer to the Buyer of any federal (i) grants, (ii) grant funds, (iii) contracts, (iv) property, including but not limited to, intellectual property and patents, (v) leases, (vi) agreements, (vii) certifications, (viii) applications or other interests of the federal government (collectively, “Federal Interests”) without compliance by the Debtors and the Buyer with all terms of the Federal Interests and with all applicable non-bankruptcy law; (2) be interpreted to set cure amounts or to require the government to novate, approve or otherwise consent to the assumption, sale, assignment or other transfer of any Federal Interests; (3) waive, alter or otherwise limit the United States’ property rights, including but not limited to, inventory, inventions, records, patents, intellectual property, licenses, and data; (4) affect the setoff or recoupment rights or defenses of a governmental unit (as defined in 11 U.S.C. § 101(27)); (5) authorize the assumption, transfer, sale or assignment of any assets subject to the jurisdiction of federal non-bankruptcy recall laws without the assumption by the Buyer of all recall obligations required, but not yet performed by the Debtors at the time of such assumption, transfer, sale or assignment, including recall obligations that arise after the assumption, transfer, sale or assignment of such assets; (6) authorize the assumption, transfer, sale or assignment of any governmental unit’s (a) license, (b) permit, (c) registration, (d) authorization or (e) approval, or the discontinuation of any obligation thereunder, without compliance with all applicable legal requirements, obligations and approvals under non-bankruptcy laws; (7) release, nullify, preclude or enjoin the enforcement of any police or regulatory liability to a governmental unit that any entity would be subject to as the manufacturer, owner or operator of property; (8) confer exclusive jurisdiction to the Bankruptcy Court except to the extent set forth in 28 U.S.C. § 1334 (as limited by any other provisions of the United States Code); (9) divest any tribunal of any jurisdiction it may have under police or regulatory law to interpret this Order or to adjudicate any defense asserted under this Order; or (9) expand the scope of 11 U.S.C.§ 525. For the avoidance of doubt and without limiting the foregoing, notwithstanding any provision in the Sale Documents, nothing shall impair, affect, alter or modify any statutes (including, but not limited to, Title 49 of the United States Code), regulations, rules, guidelines, standards, policies and procedures of the Department of Transportation, including but not limited to, the National Highway Traffic Safety Administration; provided, however, that nothing contained herein shall be an admission or acknowledgment that any of the foregoing reservations of rights or remedies are applicable to the Sale Transaction or the Purchased Assets.

34

53.            The provisions of this Order are nonseverable and mutually dependent.

54.            No bulk sales law or any similar law of any state or other jurisdiction applies in any way to the Sale Transaction.

55.            The Debtors and each other person or entity having duties or responsibilities under the Transaction Documents or this Order, and their respective agents, representatives, and attorneys, are authorized and empowered to carry out all of the provisions of the Asset Purchase Agreement and the other Transaction Documents, to issue, execute, deliver, file and record, as appropriate, the Asset Purchase Agreement, the other Transaction Documents and any related agreements, and to take any action contemplated by the Asset Purchase Agreement, the other Transaction Documents or this Order, and to issue, execute, deliver, file and record, as appropriate, such other certificates, documents, contracts, instruments, releases, deeds, bills of sale, assignments, or other agreements, and to perform such other acts as are consistent with, and necessary, desirable or appropriate to, implement, effectuate and consummate the Transaction Documents and this Order and the transactions contemplated thereby and hereby, all without further application to, or order of, the Court. Without limiting the generality of the foregoing, this Order shall constitute all approvals and consents, if any, required by applicable business corporation, trust and other laws of applicable governmental units with respect to the implementation and consummation of the Asset Purchase Agreement, the other Transaction Documents and this Order and the transactions contemplated thereby and hereby. The transfer of the Purchased Assets to the Buyer pursuant to the Transaction Documents do not require any consents other than specifically provided for in the Asset Purchase Agreement or as provided for herein.

35

56.            Nothing in this Order or the Asset Purchase Agreement

(i)	releases, nullifies, precludes, or enjoins the enforcement of any police or regulatory liability of an entity to a governmental unit (as defined in section 101(27) of the Bankruptcy Code (a “Governmental Unit”)) under any police or regulatory statutes or regulations that such entity would be subject to as the owner or operator of the Purchased Assets after the Closing; provided, however, for the avoidance of doubt, nothing herein shall subject the Buyer to any liability to a Governmental Unit for penalties for days of violation prior to the Closing, response costs incurred by a governmental unit prior to the Closing, or other matters not related to conditions existing on or after the Closing that require remediation or compliance under applicable non-bankruptcy law by the owner or operator of the applicable Purchased Assets regardless of who is responsible for the condition or when it arose. Nothing in this paragraph should be construed to create for any governmental unit any substantive right that does not already exist under law;

(ii)	authorizes the transfer or assignment of any governmental (a) license, (b) permit, (c) registration, (d) authorization, or (e) approval, or the discontinuation of any obligation thereunder, without compliance with all applicable legal requirements and approvals under police or regulatory law; or

(iii)	divests any tribunal of any jurisdiction it may have under police or regulatory law to interpret this Order or to adjudicate any defense asserted under this Order.

57.            Notwithstanding any provision in this Order or the Asset Purchase Agreement to the contrary, the approval of the Asset Purchase Agreement and related transactions contemplated in this Order shall not limit, restrict, prejudice, or otherwise impair (i) rights of any tort or wrongful death claimant to proceed or satisfy any judgment against the Debtors and their affiliates (but not the Buyer) from the proceeds of the Debtors’ liability insurance policies covering such third party claims that expired pursuant to their terms prior to the Petition Date, which policies are not being assigned or transferred to the Buyer pursuant to the Sale Order and shall remain available to satisfy third party claims to the same extent and in the same amounts as prior to the Petition Date; (ii) any motion seeking relief against the Debtors (but not the Buyer) from the automatic stay in connection with such claims; or (iii) the Debtors’ defenses and objections to such claims and related motions to lift or modify the automatic stay against the Debtors. For the avoidance of doubt, any claims or judgments of such tort or wrongful death claimants against the Debtors and their affiliates are Excluded Liabilities under the Asset Purchase Agreement.

36

58.            Until the entry of a final order of judgment or settlement in the litigation captioned as In re Lordstown Motors Corp. Securities Litigation, Case No. 4:21-cv-00616 (DAR) (N.D. Ohio) (the “Securities Litigation”), the Debtors (before the Closing Date) and the Buyer and any other transferee of the Debtors’ books, records, documents, files, electronic data (in whatever format, including native format), or any tangible object potentially relevant to the Securities Litigation, wherever stored (collectively, the “Potentially Relevant Books and Records”) shall preserve and maintain the Potentially Relevant Books and Records, and shall not destroy, abandon, transfer, or otherwise render unavailable such Potentially Relevant Books and Records without providing counsel to the plaintiffs in the Securities Litigation not less than sixty days’ advance written notice of such proposed destruction with an opportunity to object and be heard by the Bankruptcy Court, or if the Bankruptcy Court no longer has jurisdiction, another court of competent jurisdiction. In the event the plaintiffs in the Securities Litigation timely object to any such destruction, abandonment, or transfer, the Potentially Relevant Books and Records shall be preserved pending a final order of the Bankruptcy Court, or if the Bankruptcy Court no longer has jurisdiction, another court of competent jurisdiction.

37

59.            Notwithstanding the provisions of Bankruptcy Rule 6004 and Bankruptcy Rule 6006 or any applicable provisions of the Local Rules, this Order shall not be stayed for fourteen (14) days after the entry hereof, but shall be effective and enforceable immediately upon entry, and the fourteen (14) day stay provided in such rules is hereby expressly waived for cause shown and shall not apply. Accordingly, the Debtors are authorized and empowered to close the Sale Transaction immediately upon, and following, entry of this Order.

60.            This Court shall retain jurisdiction to enforce and implement the terms and provisions of this Order, the Asset Purchase Agreement, and the other Transaction Documents, and all amendments thereto, any waivers and consents thereunder, and of each of the agreements executed in connections therewith in all respects, including, but not limited to, retaining jurisdiction to (a) compel delivery of the Purchased Assets to the Buyer free and clear of all Interests, or compel the performance of other obligations owed by the Debtors, (b) compel delivery of the purchase price or performance of other obligations owed to the Debtors, (c) resolve any disputes arising under or related to the Asset Purchase Agreement, or any of the other Transaction Documents except as otherwise provided therein, (d) interpret, implement, and enforce the provisions of this Order, and (e) protect the Buyer and Buyer Parties against (i) claims made related to any of the Excluded Liabilities, (ii) any claims of successor or vicarious liability related to the Purchased Assets or Assumed Contracts, or (iii) any Interests (other than Assumed Liabilities or Permitted Encumbrances) asserted in, on, or against the Debtors or the Purchased Assets, of any kind or nature whatsoever.

38

61.            To the extent the Debtors or any trustee(s), receiver(s), responsible officer(s) or other fiduciary appointed or elected, in these Chapter 11 Cases or any successor cases, receive, hold, or otherwise come into possession after the Closing of any payment or asset that constitutes Purchased Assets, such payment or asset shall be held in trust for the benefit of the Buyer and the Debtors or any such trustee(s), receiver(s), responsible officer(s) or other fiduciary shall promptly deliver or otherwise turn over such payment or asset to the Buyer.

62.            The Debtors are authorized to take all actions necessary or appropriate to effectuate the relief granted pursuant to this Order in accordance with the Motion.

39